Exhbit 10.39

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AGREEMENT

between

BOEHRINGER INGELHEIM INTERNATIONAL GmbH

and

EPIZYME, INC.

Dated as of Wednesday November 14, 2018

BII Contract Number [**]

Page

ARTICLE 1 Definitions		1
ARTICLE 2 Collaboration Management		27
2.1.	Joint Steering Committee	27
2.2.	General Provisions Applicable to Joint Committees	30
2.3.	Interactions Between JSC and Internal Teams	32
2.4.	Working Groups	32
2.5.	Expenses	32
ARTICLE 3 Research Plan; Research Period		33
3.1.	Research Plan	33
3.2.	Research Period	33
3.3.	Amendments to the Research Plan	34
ARTICLE 4 Research Program		34
4.1.	Prior to SoLO	34
4.2.	Following SoLO but Prior to SoD	36
4.3.	Materials, Compound Transfer, and Customs Related Topics	37
4.4.	Exclusivity	39
ARTICLE 5 Post-Research Responsibilities		40
5.1.	BII Controlled Project	40
5.2.	Jointly Controlled Project	41
5.3.	Manufacturing; Technology Transfer	50
5.4.	Recalls	50
ARTICLE 6 Grant of Rights		51
6.1.	Grant to Epizyme	51
6.2.	Grant to BII	51
6.3.	Negative Covenant	52
6.4.	Sublicenses	52
6.5.	Subcontracting	52
6.6.	Retention of Rights	52
6.7.	Recordation	52
ARTICLE 7 Payments and Records		53
7.1.	Upfront Payment	53
7.2.	Research Funding	53
7.3.	Milestone Payments	54
7.4.	Royalties	55
7.5.	Royalty Payments and Reports	56
7.6.	Mode of Payment; Offsets	57
7.7.	Taxes; Withholding Taxes	57
7.8.	Interest on Late Payments	58
7.9.	Financial and Other Records	58
7.10.	Audit; Audit Dispute	58
7.11.	Confidentiality	59
ARTICLE 8 Intellectual Property		59

-ii-

(cont’d)

Page

8.1.	Ownership of Intellectual Property	59
8.2.	Maintenance and Prosecution of Patents	61
8.3.	Enforcement of Patents	63
8.4.	Infringement Claims by Third Parties	69
8.5.	Invalidity or Unenforceability Defenses or Actions.	70
8.6.	Third Party Licenses	71
8.7.	Product Marks	71
8.8.	Inventor’s Remuneration	72
ARTICLE 9 Pharmacovigilance and Safety		72
9.1.	Pharmacovigilance	72
9.2.	Global Safety Database	72
ARTICLE 10 Confidentiality and Non-Disclosure		73
10.1.	Confidentiality Obligations	73
10.2.	Permitted Disclosures	74
10.3.	Use of Name	75
10.4.	Press Releases	76
10.5	Agreement Redactions	76
10.6.	Publications	76
10.7.	Confidentiality Redaction	77
10.8.	Survival	77
ARTICLE 11 Representations and Warranties		78
11.1.	Mutual Representations and Warranties	78
11.2.	Additional Representations and Warranties of Epizyme	79
11.3.	Mutual Covenants	79
11.4.	DISCLAIMER OF WARRANTIES	80
ARTICLE 12 Indemnity		80
12.1.	Indemnification of Epizyme	80
12.2.	Indemnification of BII	80
12.3.	Procedure	81
12.4.	No Consequential Damages	81
12.5.	Insurance	81
ARTICLE 13 Term and Termination		82
13.1.	Term	82
13.2.	Termination	82
13.3.	Effects of Termination	84
13.4.	Effects of Expiration and Termination	92
13.5.	Remedies	92
13.6.	Survival	92
ARTICLE 14 Miscellaneous		93
14.1.	Force Majeure	93
14.2.	Change in Control	93
14.3.	Export Control	94
14.4.	Assignment	94

-iii-

(cont’d)

Page

14.5.	Severability	95
14.6.	Governing Law; Service	95
14.7.	Dispute Resolution	95
14.8.	Notices	97
14.9.	Entire Agreement; Amendments	98
14.10.	English Language	98
14.11.	Equitable Relief	98
14.12.	Waiver and Non-Exclusion of Remedies	98
14.13.	No Benefit to Third Parties	98
14.14.	Further Assurance	98
14.15.	Relationship of the Parties	99
14.16.	Counterparts; Execution	99
14.17.	References	99
14.18.	Construction	99

-iv-

(cont’d)

Page

SCHEDULES

Schedule 1.40Compound Criteria

Schedule 1.48[**] Competing Product Criteria

Schedule 1.81FTE Rate

Schedule 1.97Invoicing Requirements

Schedule 1.156 Research Plan (Including SoLO Criteria and SoD Criteria)

Schedule 1.164[**] Competing Product Criteria

Schedule 10.4Press Release

Schedule 13.3Special Arbitration

-v-

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”) is made and entered into as of Wednesday November 14, 2018 (the “Effective Date”) by and between Boehringer Ingelheim International GmbH, a German corporation, with its principal place of business at Binger Strasse 173, 55216 Ingelheim am Rhein, Germany (“BII”), and Epizyme, Inc., a Delaware corporation, with its principal place of business at 400 Technology Square, 4th Floor, Cambridge, Massachusetts 02139, USA (“Epizyme”). BII and Epizyme may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, BII is a global pharmaceutical company with experience in the research, development, manufacture and commercialization of pharmaceutical products;

WHEREAS, Epizyme is a clinical stage biopharmaceutical company engaged in the research, development and manufacture of novel epigenetic medicines for patients with cancer and other diseases; and

WHEREAS, subject to the terms and conditions of this Agreement, BII and Epizyme now desire to collaborate with respect to researching and developing small molecule compounds that are inhibitors of the [**] (a histone acetyl transferase) and [**] (a helicase) targets, along with associated predictive biomarkers therefor, and commercializing products containing such compounds.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
Definitions

Unless otherwise specifically provided herein, the following terms will have the following meanings:

1.1“Additional Cure Period” has the meaning set forth in Section 13.2.1 (Termination of Agreement for Cause).

1.2“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity.

1.3“Agreement” has the meaning set forth in the Preamble.

1.4“Alliance Manager” has the meaning set forth in Section 2.2.4 (Alliance Manager).

1.5“Allowable Expenses” means the following expenses that are specifically identifiable and directly attributable to the Commercialization of Joint Products in the United States:

1.5.1Sales and Marketing Costs;

1.5.2Distribution Costs;

1.5.3Manufacturing Costs;

1.5.4Medical Affairs Costs, including (for clarity) Phase IV Costs;

1.5.5Patient Assistance Program Costs;

1.5.6	Third Party Payments, including the appropriate allocable portion of upfront payments;

1.5.7Diagnostic Third Party Payments;

1.5.8Trademark Costs;

1.5.9Recall Costs;

1.5.10Product Liability Costs; and

1.5.11Product Insurance Costs.

1.6“ANDA Act” has the meaning set forth in Section 8.3.5 (Generic Competition).

1.7“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, regulatory guidelines or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country hereunder.

1.8“ArbnErfG” has the meaning set forth in Section 8.1.6 (German Statute).

1.9“Bankruptcy Code” has the meaning set forth in Section 13.2.5 (Termination for Insolvency).

1.10“BII” has the meaning set forth in the Preamble.

1.11“BII Compound” has the meaning set forth in Section 5.1.1 (BII Products Report).

1.12“BII Controlled Project” means the Target Project directed to the [**] target.

1.13“BII Indemnitees” has the meaning set forth in Section 12.2 (Indemnification of BII).

1.14“BII Know-How” means all Information that is: (a) Controlled by BII or any of its Affiliates on the Effective Date or during the Term, (b) not generally known, (c) reasonably necessary or useful for performing Research Activities or for the Development, Manufacture or Commercialization of a Compound, Product or Diagnostic Product and (d) arose from or was actually applied in (i) the performance of Research Activities or (ii) the Development, Manufacture or Commercialization of a Compound, Product or Diagnostic Product, but excluding any Information comprising Joint Know-How.

1.15“BII Patents” means all of the Patents that: (a) are Controlled by BII or any of its Affiliates on the Effective Date or during the Term, (b) Covers subject matter that is reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as patents) for performing Research Activities or for the Development, Manufacture or Commercialization of a Compound, Product or Diagnostic Product and (c) arose from or was actually applied in (i) the performance of Research Activities or (ii) the Development, Manufacture or Commercialization of a Compound, Product or a Diagnostic Product, but excluding any Joint Patents.

1.16“BII Product” has the meaning set forth in Section 5.1.1 (BII Products Report).

1.17“BII Product Infringement” has the meaning set forth in Section 8.3.3 (Enforcement of BII Patents).

1.18“BII Product Patents” has the meaning set forth in Section 8.2.3 (BII Patents).

1.19“BII Product Prosecuted Infringements” has the meaning set forth in Section 8.3.3 (Enforcement of BII Patents).

1.20“BII Products Report” has the meaning set forth in Section 5.1.1 (BII Products Report).

1.21“BII Research Compounds” means all compounds that are identified by BII and arising under this Agreement, including any modifications, variations or derivatives thereof, including any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer, optically active form or any derivatives; provided that, following cross-screening of such compounds by BII or by Epizyme in accordance with the Research Plan using its helicase or histone acetyl transferase cross-screening panels, BII will have the right to exclude up to [**] Compounds that are shown through such cross-screening to be [**] inhibitors and up to [**] Compounds that are shown through such cross-screening to be [**] inhibitors from the definition of BII Research Compounds upon written notice to Epizyme (such written notices, collectively, the “Excluded Compound List”); provided further that BII may periodically update the Excluded Compound List with other Compounds upon written notice to Epizyme (but in no event may the Excluded Compound List identify more than [**] inhibitors and [**] inhibitors at any time) and, upon each such update (i) Compounds that were previously included in the Excluded Compound List but that BII removes from the Excluded Compound List, shall be deemed to be BII Research Compounds and (ii) Compounds that were not previously included in the Excluded Compound List but that BII adds to the Excluded Compound List, shall be excluded from the definition of BII Research Compounds.

1.22“BII SoD Committee” has the meaning set forth in Section 4.2.2(a) (Satisfaction of SoD Criteria).

1.23“BII SoLO Committee” has the meaning set forth in Section 4.1.2(a) (Satisfaction of SoLO Criteria).

1.24“BII Technology” means, collectively, the BII Know-How and BII Patents.

1.25“Board of Directors” has the meaning set forth in the definition of “Change in Control.”

1.26“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Boston, Massachusetts and Ingelheim am Rhein, Germany are open for business.

1.27“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term will commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter will end on the last day of the Term.

1.28“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term will commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.29“Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.

1.30“Change in Control” means, with respect to a Party, the occurrence of any of the following after the Effective Date:

1.30.1any “person” or “group” (as such terms are defined below): (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party; or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); or

1.30.2such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction; or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

1.30.3such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

1.30.4the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of “Change in Control,” (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” will have meanings correlative to that of “beneficial owner.”

1.31“Clinical Trials” means, collectively, First In-Human Clinical Trials, Non-Pivotal Clinical Trials and Pivotal Clinical Trials, and such other tests and studies in human subjects or patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Product for one or more Indications, including tests or studies that are intended to expand the Product Labeling for such Product with respect to one or more such Indications or are otherwise deemed useful with respect to the continued Development of a Compound and/or Product. For clarity, Phase IV Studies are not part of Clinical Trials.

1.32“Collaboration Technology” means, collectively, the BII Technology, the Epizyme Technology and the Joint Technology.

1.33“Combination Product” means a Product that is sold in the form of a combination product, whether in a fixed dose combination or in the same packaging, containing both a Compound and one or more independently therapeutically active pharmaceutical or biologic products.

1.34“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Product, including activities related to marketing, promoting, distributing, importing and exporting such Product, and interacting with Regulatory Authorities regarding any of the foregoing, and in all cases, which do not constitute Development activities. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.35“Commercialization Overrun” has the meaning set forth in Section 5.2.2(c)(iv) (Commercialization Overruns).

1.36“Commercially Reasonable Efforts” means, with respect to the performance of Development and Commercialization activities with respect to any Compound, Product or Diagnostic Product by a Party, the carrying out of such activities in a sustained manner using efforts and resources, in good faith, consistent with reasonable practices and expended in a manner and timing consistent with the exercise of prudent scientific and business judgment that a similarly situated company within the biopharmaceutical or pharmaceutical industry, as the case may be, would reasonably devote in a given market for the development and commercialization of a pharmaceutical product having similar market potential as a particular Compound, Product or Diagnostic Product at a similar stage in development or product life, taking into account all scientific, commercial, and other factors that such company would take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability, expected and actual competitiveness of alternative products [**] (including generic or biosimilar products)), the nature and extent of expected and actual market exclusivity (including Patent coverage and regulatory exclusivity), the expected likelihood of Regulatory Approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required.

1.37“Committed Costs” means, with respect to the Joint Product, (a) (i) the next [**] of expenses not yet incurred, as set forth in the firm budget portion of the then-current Joint Development Plan and Budget or Joint Commercialization Plan and Budget for such Joint Product or (ii) if less than [**] remain with respect to the firm budget portion of the then-current Joint Development Plan and Budget or Joint Commercialization Plan and Budget for such Joint Product, the expenses not yet incurred and associated with the months remaining in the firm budget portion of the then-current Joint Development Plan and Budget or Joint

Commercialization Plan and Budget for such Joint Product and (b) [**] costs associated with Clinical Trials for the Joint Product that have been Initiated as of the effective date of the termination of this Agreement or date of the Epizyme Opt-Out Notice with respect to such Joint Product.

1.38“Companion Diagnostic Product” means a medical device, often an in vitro device (IVD), that provides Information that is essential for the safe and effective use of a Compound or Product.

1.39“Complementary Diagnostic Product” means a test that aids in the benefit-risk decision-making about the use of a Compound or Product, where the difference in benefit-risk is clinically meaningful.

1.40“Compound” means, with respect to each Target Project, all small molecule [**] inhibitors and [**] inhibitors that meet the criteria set forth on Schedule 1.40 and are (a) Controlled by Epizyme as of the Effective Date of this Agreement or (b) Controlled by Epizyme or BII following the Effective Date and discovered or identified by or on behalf of a Party in performing its activities under this Agreement or, with respect to (a)-(b), (i) any modifications, variations or derivatives thereof that meet the criteria set forth on Schedule 1.40 or (ii) regardless of whether they meet the criteria set forth on Schedule 1.40 (A) any salt, ester, hydrate, solvate, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, tautomer or optically active form thereof or (B) any metabolite, isomer, stereoisomer or isotopic derivatives thereof that are useful for Development and, with respect to each of the foregoing (i)-(ii), that are discovered identified or created by or on behalf of a Party during the Term; provided that any [**] inhibitor or [**] inhibitor that achieves SoLO Approval or SoD Approval shall be considered a Compound irrespective of whether such [**] inhibitor or [**] inhibitor meets the criteria set forth on Schedule 1.40.

1.41“Conduct” means, with respect to any Clinical Trial, to (a) sponsor, support or perform, directly or indirectly through a Third Party, such Clinical Trial; or (b) provide to a Third Party funding for, or clinical supplies (including placebo (to the extent required by Clinical Trial design)) for use in, such Clinical Trial.

1.42“Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on or after the Effective Date, including Information relating to the terms of this Agreement, any Compound, Product or Diagnostic Product, any Exploitation of any Compound, Product or Diagnostic Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or the scientific, regulatory or business affairs or other activities of either Party.

1.43“Contractor” means a Third Party to whom a Party has subcontracted any of its activities under this Agreement pursuant to Section 6.5 (Subcontracting).

1.44“Control” means, with respect to any item of Information, material, Patent or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise, to grant a license, sublicense or other right to or under such Information, material, Patent or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any item of Information, material, Patent or other property right that, prior to or following the consummation of a Change in Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change in Control unless (a) prior to the consummation of such Change in Control, such acquired Party or any of its Affiliates also Controlled such item of Information, material, Patent or other property right or (b) the item of Information, material, Patent or other property right owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change in Control, but after the consummation of such Change in Control, such acquired Party or any of its Affiliates determines to use or uses any such item of Information, material, Patent or other property right in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such item of Information, material, Patent or other property right will be “Controlled” by such Party for purposes of this Agreement.

1.45“Counter Screen” means an enzymatic or cellular assay used to determine the activity of a compound as an inhibitor or activator of helicase or histone acetyl transferase activity.

1.46“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale or importation of such subject matter would fall within the scope of a claim in such Patent.

1.47“[**]” means [**].

1.48“[**]” means [**].

1.49“Defaulting Party” has the meaning set forth in Section 13.2.1 (Termination of Agreement for Cause).

1.50“Detail” means, with respect to a Joint Product in the United States, a face-to-face or virtual/digital contact between a sales representative and a physician or other medical professional licensed to prescribe drugs, during which a primary position detail or a secondary position detail is made to such Person, in each case, as measured by each Party’s internal recording of such activity and always consistent with then-current Joint Commercialization Plan and Budget; provided that such meeting is consistent with and in accordance with the requirements of Applicable Law, the PhRMA Code on Interactions with Healthcare Professionals and this Agreement. When used as a verb, “Detail” or “Detailing” means to engage in a Detail. For clarity, Detail shall exclude discussions at conventions, trade shows and similar forums or meetings.

1.51“Detail Costs” means those costs incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable and directly attributable to Detailing the Joint Product in the United States, which shall be determined in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation).

1.52“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development, and “Developed” means to have engaged in Development. For purposes of clarity, Development will include any submissions and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Compound, Product or Diagnostic Product.

1.53“Development Costs” means the FTE Costs (charged in accordance with Section 5.2.1(d)(ii) (FTE Records and Calculation)) incurred and the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates, after the Effective Date and during the Term, that are incurred in accordance with the Joint Development Plan and Budget and specifically identifiable and directly attributable to the following Development activities with respect to a Product in the Territory, as applicable:

(a)pre-clinical and non-clinical activities such as toxicology and formulation development, test method development, stability testing, quality assurance, quality control development and statistical analysis;

(b)Clinical Trials for a Compound, Product or Diagnostic Product, including: (i) the preparation for and Conduct of Clinical Trials; (ii) data collection and analysis and report writing; (iii) clinical laboratory work; (iv) regulatory activities in direct connection with such studies, including adverse event recording and reporting; and (v) advisory meetings in connection with a Compound, Product or Diagnostic Product;

(c)the preparation of a regulatory dossier to the extent necessary to obtain any Regulatory Approval for a Product in the Territory and filing fees in connection with the filing of applications for Regulatory Approvals;

(d)(i) Manufacturing of Compound, Product or Diagnostic Product for use in Clinical Trials or other Development activities for such Compound, Product or Diagnostic Product; (ii) the Manufacture, purchase or packaging of comparators or placebo (to the extent required by Clinical Trial design) for use in Clinical Trials for a Compound, Product or Diagnostic Product (with the manufacturing costs for comparators or placebo (to the extent required by Clinical Trial design) to be determined in the same manner as Manufacturing Costs are determined for such Compound, Product or Diagnostic Product); and (iii) costs and expenses of disposal of drugs and other supplies used in such Clinical Trials or other Development activities;

(e)Third Party Payment, including the appropriate allocable portion of upfront payments;

(f)Diagnostic Third Party Payments;

(g)maintaining the Global Safety Database (and, if applicable, the parallel safety database) pursuant to Section 9.2 (Global Safety Database); and

(h)costs for the establishment of the Manufacturing process for a Compound, Product or Diagnostic Product, scale-up, Manufacturing process validation, including validation batches, Manufacturing improvements and qualification and validation of Third Party contract manufacturers, but not including the purchase or construction of capital equipment, capital assets or real estate for the purposes of building manufacturing facilities and capabilities.

1.54“Development Overrun” has the meaning set forth in Section 5.2.1(d)(iii) (Development Overruns).

1.55“Diagnostic Products” means Companion Diagnostic Products or Complementary Diagnostic Products.

1.56“Diagnostic Third Party Payments” means all payments of any kind, including upfront payments, milestone payments, royalties or other amounts paid by a Party to a Third Party after the Effective Date and during the Term of this Agreement that are in consideration of the supply of Diagnostic Products to the Parties or a license of Patents that Cover or Information that is used in the making, using, offering to sell, selling, importing or exporting of Diagnostic Products in the Territory.

1.57“Distribution Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense in accordance with GAAP, by a Party or any of its Affiliates after the Effective Date and during the Term that are incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable and directly attributable to the commercial distribution of a Joint Product to a Third Party in the U.S., including:

1.57.1handling and transportation to fulfill orders (excluding such costs, if any, treated as a deduction in the definition of Net Sales);

1.57.2customer services, including order entry, billing and adjustments, inquiry and credit and collection; and

1.57.3direct cost of storage and distribution of such Joint Product.

The Parties may, if appropriate, agree that Distribution Costs be determined on the basis of a specified annual charge or as a percentage of Net Sales.

1.58“Dollars” or “$” means United States Dollars.

1.59“Drug Approval Application” means any New Drug Application (“NDA”), as defined in the FFDCA, or any corresponding foreign applications in the Territory, including (a) with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other regional or national approval procedure or (b) with respect to Japan, an MAA filed with the PMDA.

1.60“Effective Date” has the meaning set forth in the Preamble.

1.61“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.62“Epizyme” has the meaning set forth in the Preamble.

1.63“Epizyme Carve-Out Patents” has the meaning set forth in Section 8.2.5(a) (Joint Patents and Epizyme Product Patents).

1.64“Epizyme Indemnitees” has the meaning set forth in Section 12.1 (Indemnification of Epizyme).

1.65“Epizyme Know-How” means all Information that is (a) Controlled by Epizyme or any of its Affiliates on the Effective Date or during the Term, (b) not generally known and (c) reasonably necessary or useful for performing Research Activities or for the Development, Manufacture or Commercialization of a Compound, Product or a Diagnostic Product, but excluding any Information comprising Joint Know-How or to the extent related to any active ingredient in a Product that is not a Compound.

1.66“Epizyme Patents” means all of the Patents that (a) are Controlled by Epizyme or any of its Affiliates on the Effective Date or during the Term and (b) Covers subject matter that is reasonably necessary or useful (or, with respect to patent applications, would be reasonably necessary or useful if such patent applications were to issue as patents) for performing Research Activities or for the Development, Manufacture or Commercialization of a Compound, Product or a Diagnostic Product, but excluding any Joint Patents or any Patents solely to the extent Covering any active ingredient in a Product that is not a Compound.

1.67“Epizyme Product Patents” means any Epizyme Patent that Covers a Compound (including the composition of matter), Product or a method of use of a Compound or Product; provided that, with respect to Epizyme Patents that Cover the Manufacture of a Compound or Product, such Patents shall only be Epizyme Product Patents if such Patents are specifically and solely related to a Compound or Product.

1.68“Epizyme Technology” means, collectively, the Epizyme Know-How and Epizyme Patents.

1.69“European Union” or “E.U.” means the economic, scientific and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.70“Excluded Claim” has the meaning set forth in Section 14.7.2(f) (ADR; Arbitration).

1.71“Excluded Compound List” has the meaning set forth in the definition of BII Research Compounds.

1.72“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, transport, distribute, promote or otherwise dispose of. When used as a verb, “to Exploit” and “Exploiting” means to engage in Exploitation, and “Exploited” has a corresponding meaning.

1.73“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.74“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.75“Field” means any and all uses, including the diagnostic, prophylactic and therapeutic treatment of humans and animals.

1.76“[**]” has the meaning set forth in Section 5.2.1(b)(ii) (Revisions).

1.77“First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value in an arm’s-length transaction for use or consumption by the end user of such Product in such country after Regulatory Approval for such Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for a Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” will not be construed as a First Commercial Sale.

1.78“First In-Human Clinical Trial” means the first human clinical trial of a Product that is Conducted in any country in the Territory in accordance with GCP (whether a standalone trial or a stage of a “Phase 1/2” clinical trial described in the protocol as the Phase 1 portion) that: (a) is intended to initially evaluate the safety, tolerability, pharmacokinetic and sometimes pharmacological effect of a Product (including evaluating such Product in target tissues, collecting biologic materials from human subjects or patients and evaluating such biologic materials for signs of pharmacodynamic activity of such Product) and determine the maximum tolerated dose, biologically optimal dose or recommended dose of a Product for subsequent human clinical trials; or (b) that would otherwise satisfy requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent. For clarity, a First In-Human Clinical Trial may include an efficacy component so long as such efficacy component is not the principal purpose of such First In-Human Clinical Trial, and inclusion of such efficacy component will not result in a First In-Human Clinical Trial being considered to be a Non-Pivotal Clinical Trial or Pivotal Clinical Trial.

1.79“FTE” means the equivalent of the work of one employee full time for one Calendar Year (consisting of at least a total of [**] working hours per Calendar Year, and always excluding vacation, holiday, sick, personal, or other like time). No additional payment will be made with respect to any Person who works more than [**] hours per Calendar Year and any Person who devotes less than [**] hours per Calendar Year will be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [**].

1.80“FTE Cost” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing activities during such period.

1.81“FTE Rate” means the rate set forth on Schedule 1.81 (FTE Rate).

1.82“GAAP” means (i) for BII, the maintenance of records and books of accounts in accordance with Handelsgesetzbuch (HGB), which standards or principles are currently used at the relevant time, and consistently applied by BII and (ii) for Epizyme, the maintenance of records and books of accounts in accordance with Generally Accepted Accounting Principles in the United States, which standards or principles are currently used at the relevant time, and consistently applied by Epizyme.

1.83“Generic Competition” means, on a country-by-country and Product-by-Product basis, the unit volume of Generic Products sold in a country by one or more Third Parties in a Calendar Quarter is at least [**] percent ([**]%) of the aggregate unit volume of Products sold in such country by BII, its Affiliates and Sublicensees (or its or their distributors) and all Generic Products sold in such country, based on data provided by IQVIA (formerly, Quintiles IMS Holdings, Inc.) or, if such data is not available, such other reliable data source as agreed upon by the Parties (such agreement not to be unreasonably withheld).

1.84“Generic Product” means, on a country by country basis with respect to a Product, any generic product such as a product that contains the Compound as an active ingredient; and is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product as determined by the applicable Regulatory Authority, including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the E.U. pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto. A Product marketed under the same Drug Approval Application as that of BII or any of its Affiliates but with the same or different trade name (i.e., commonly known as an authorized generic product) will not constitute a Generic Product.

1.85“Good Clinical Practice” or “GCP” means, with respect to any applicable jurisdiction, the then-current standards, practices and procedures for clinical trials for pharmaceuticals promulgated or endorsed by the applicable Regulatory Authority in such jurisdiction (including, with respect to the United States, the FDA) as set forth in the Applicable

Laws of such jurisdiction, including, with respect to the United States, the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and related regulatory requirements imposed by the FDA, and with respect to jurisdictions outside the United States, comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority, as applicable, including any applicable quality guidelines promulgated under the International Conference on Harmonization (“ICH”), in each case as they may be updated from time to time.

1.86“Good Laboratory Practice” or “GLP” means, with respect to any applicable jurisdiction, the then-current standards, practices and procedures for laboratory activities for pharmaceuticals promulgated or endorsed by the applicable Regulatory Authority in such jurisdiction (including, with respect to the United States, the FDA) as set forth in the Applicable Laws of such jurisdiction, including, with respect to the United States, 21 C.F.R. Part 58 and related regulatory requirements imposed by the FDA, and with respect to jurisdictions outside the United States, comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority, as applicable, including any applicable quality guidelines promulgated under the ICH, in each case as they may be updated from time to time.

1.87“Good Manufacturing Practice” or “GMP” means, with respect to any applicable jurisdiction, the then-current good manufacturing practices for the manufacture and testing of pharmaceutical materials required by the applicable Regulatory Authority in such jurisdiction (including, with respect to the United States, the FDA) as set forth in the Applicable Laws of such jurisdiction, including, with respect to the United States, the FFDCA, as amended, and the regulations promulgated thereunder, and with respect to applicable jurisdictions outside the United States, comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority, as applicable, including the guidelines promulgated by the ICH designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the regulations promulgated thereunder, in each case as they may be updated from time to time.

1.88“ICC” means the International Chamber of Commerce.

1.89“ICH” has the meaning set forth in the definition of “Good Clinical Practice.”

1.90“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including: (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA; (b) any equivalent of a United States IND in other countries or regulatory jurisdictions (i.e., clinical trial application); and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to any of the foregoing.

1.91“Indemnified Party” has the meaning set forth in Section 12.3 (Procedure).

1.92“Indemnifying Party” has the meaning set forth in Section 12.3 (Procedure).

1.93“Indication” means a separate and distinct disease or medical condition in humans and non-humans. For clarity, with respect to oncologic diseases, Non-Small Cell Lung Cancer (“NSCLC”) is a separate and distinct disease from, for example, Small Cell Lung Cancer, Breast Cancer, Colorectal Cancer, and Melanoma and any similarly described conditions, however, any indication that would allow for the treatment of patients who have NSCLC (or Colorectal Cancer, or Breast Cancer, etc.) in a first line setting and/or a second line setting and/or a third line setting (or any of these), such treatment lines would not constitute a separate and distinct disease or medical condition.

1.94“Information” means all technical, scientific, business and other know-how, information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, Manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.95“Initiation” or “Initiate” means, with respect to a Clinical Trial, the first dosing of the first human subject or patient in such Clinical Trial.

1.96“Intellectual Property” has the meaning set forth in Section 13.2.5 (Termination for Insolvency).

1.97“Invoice” means an original invoice sent by Epizyme to BII with respect to any payment due hereunder that contains the Information within Schedule 1.97.

1.98“IRB” means an institutional review board, ethics committee or other similar body.

1.99“JCC” or “Joint Commercialization Committee” has the meaning set forth in Section 2.4.2 (Joint Commercialization Committee).

1.100“Joint Commercialization Plan and Budget” has the meaning set forth in Section 5.2.2(a)(i) (Joint Commercialization Plan and Budget).

1.101“Joint Compound” has the meaning set forth in Section 5.2.1(b)(i) (Initial Development Plan and Budget).

1.102“Joint Counsel” has the meaning set forth in Section 8.2.4 (Joint Patents and Epizyme Product Patents).

1.103“Joint Counsel Patent Rights” has the meaning set forth in Section 8.2.4 (Joint Patents and Epizyme Product Patents).

1.104“Joint Development Plan and Budget” has the meaning set forth in Section 5.2.1(b)(i) (Initial Development Plan and Budget).

1.105“Joint Know-How” has the meaning set forth in Section 8.1.2 (Ownership of Joint Technology).

1.106“Joint Patents” has the meaning set forth in Section 8.1.2 (Ownership of Joint Technology).

1.107“Joint Product” has the meaning set forth in Section 5.2.1(b)(i) (Initial Development Plan and Budget).

1.108“Joint Product Infringement” has the meaning set forth in Section 8.3.1 (Enforcement of Epizyme’s Patents and Joint Patents).

1.109“Joint Product Patents” means any Joint Patent that Covers a Compound (including the composition of matter), Product, or a method of use of a Compound or Product.

1.110“Joint Product Prosecuted Infringement” has the meaning set forth in Section 8.3.1 (Enforcement of Epizyme’s Patents and Joint Patents).

1.111“Joint Technology” has the meaning set forth in Section 8.1.2 (Ownership of Joint Technology).

1.112“Jointly Controlled Project” means the Target Project directed to the [**] target but, for the avoidance of doubt, [**].

1.113 “JSC” or “Joint Steering Committee” has the meaning set forth in Section 2.1.1 (Formation).

1.114“Losses” has the meaning set forth in Section 12.1 (Indemnification of Epizyme).

1.115“MAA” has the meaning set forth in the definition of “Drug Approval Application”.

1.116“Major Markets” means each of the [**].

1.117“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, testing and release, labeling, shipping, handling, storing and holding of a Compound, any Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance and quality control.

1.118“Manufacturing Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates after the Effective Date and during the Term that are incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable and directly attributable to the following Manufacturing activities with respect to Joint Products in the U.S. for Commercialization purposes:

1.118.1synthesis, making, production, processing, purifying, formulating a Compound or Joint Product;

1.118.2filling, finishing, packaging and labelling;

1.118.3testing and releasing, shipping, handling storing and holding; and

1.118.4stability testing, quality assurance and quality control.

provided that, in no event will Manufacturing Costs include the purchase or construction of capital equipment, capital assets or real estate for the purposes of building manufacturing facilities and capabilities.

1.119“Materials” has the meaning set forth in Section 4.3.1(a) (Provision of Materials).

1.120“Medical Affairs Activities” means, with respect to a Joint Product in the U.S., the coordination of medical Information requests and field based medical scientific liaisons with respect to such Joint Product, including activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding such Joint Product, including (a) conducting service based medical activities (including providing input and assistance with consultancy meetings, recommending investigators for Clinical Trials and providing input in the design of such trials and other research related activities), (b) delivering non-promotional communications and conducting non-promotional activities (including presenting new Clinical Trial data and other scientific Information), (c) reviewing grants to support continuing medical education or symposia related to the Joint Product, (d) development, publication and dissemination of publications relating to the Joint Product and relevant disease states in the United States, (e) conducting advisory board meetings or other consultant programs, (f) supporting investigator-initiated trials, (g) managing relationships with cooperative groups, physician/hospital networks and advocacy groups, (h) establishing and implementing risk, evaluation and mitigation strategies pertaining to the Joint Product and (i) Conducting Phase IV Studies.

1.121“Medical Affairs Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or its Affiliates after the Effective Date and during the Term that are incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable and directly attributable to Medical Affairs Activities with respect to any Joint Product sold in the United States, including Phase IV Costs.

1.122“Milestone Event” has the meaning set forth in Section 7.3 (Milestone Payments).

1.123“Milestone Payment” has the meaning set forth in Section 7.3 (Milestone Payments).

1.124“Net Losses” has the meaning set forth in the definition of “Net Profits.”

1.125“Net Profits” and, with correlative meaning, “Net Losses,” means, with respect to a Joint Product, Net Sales of such Joint Product in the United States, less Allowable Expenses (to the extent not already deducted from Net Sales and with respect to the Joint Product in the United States).

1.126“Net Sales” means, with respect to a certain time period, the gross invoiced sales charged for Product(s) sold by or for BII, its Affiliates and Sublicensees in arm’s-length transactions to Third Parties (but not including sales relating to transactions between BII, its Affiliates or their respective Sublicensees) during such time period, less the total of the following charges or expenses as determined in accordance with GAAP (as defined in this Agreement), consistently applied across all products sold by BII and its Affiliates, in each case without duplication:

1.126.1sales returns and allowances actually paid, granted or accrued, including trade, quantity, prompt payment and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors;

1.126.2credits or allowances actually granted for rejected goods, damaged or defective goods, recalls and returns;

1.126.3rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions (e.g. managed care entities) and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Product to Third Parties;

1.126.4retroactive price reductions applicable to sales of such Product;

1.126.5adjustments actually made in accordance with consumer discount programs or other similar programs;

1.126.6the actual acquisition cost of devices used for dispensing or administering the Product that are shipped with the Product and included in the gross invoiced sales price;

1.126.7non-collectable receivables related to Product;

1.126.8customs or excise duties, sales tax, consumption tax, VAT and other taxes (except income taxes); and

1.126.9charges for packing, freight, shipping and insurance (to the extent that BII, its Affiliates or Sublicensees bear the cost for Product).

BII and its Affiliates and Sublicensees shall not incur discounts, allowances, credits, rebates or other deductions on the Product in order to advantage other products of BII, its Affiliates or Sublicensees, such that the Product would bear a disproportionate portion of such deductions (i.e., the Product would serve as a loss leader for the benefit of other products). All defined deductions in this section shall be consistent with BII’s, its Affiliates’ or its Sublicensees’, as applicable, audited financial statements.

For the sake of clarity and avoidance of doubt, sales by BII and its Affiliates or Sublicensees of a Product to a Recognized Agent of such Product in a given country shall be considered a sale to a Third Party customer (the term “Recognized Agent” used in this sentence shall mean any Third Party who distributes Products directly to customers in countries where BII has no Affiliate or Sublicensee).

Any disposal of Product for promotional or advertising purposes, or use of Products in pre-clinical trials or Clinical Trials, given as free samples, or transferred to Third Parties as part of an expanded access program, compassionate sales or use program, an indigent program, or distributed at no charge to patients unable to purchase Product shall not be included in Net Sales. Donations for charity reasons shall also not be part of Net Sales.

Upon any sale or other disposal of any Product that should be included in Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price charged for such Product during the applicable reporting period achieved for such Product in the country in which such sale or other disposal occurred when such Product is sold alone and not with other products. In the event no sales price is available for the Product alone in such country during the applicable reporting period, then such Product shall be deemed to be sold exclusively for money at the arithmetic mean sales price charged for such Product during the applicable reporting period generally achieved for such Product in all countries in which such sale or other disposal occurred when such Product is sold alone and not with other products; provided, however, that if such Product is not sold alone in any country, then BII shall calculate in good faith an estimated market price for the Product, allocating the same proportion of costs, overhead and profit as are then allocated to all similar products then being made and marketed by BII and having an ascertainable market price, and shall provide Epizyme with a written summary  of the methodology used by BII in arriving at such estimated market price.

If a Product is sold in the form of a Combination Product, then the Net Sales of such Product for the purpose of calculating payments owed under this Agreement for sales of such Product shall be determined as described below. Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Product distributed for use in Clinical Trials. In the event a Product is sold as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

1.126.10If the Combination Product, the Product and the other product are sold separately, Net Sales of the Product portion of Combination Products will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country in the Territory of the Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country in the Territory of all other therapeutically or prophylactically active ingredients or products in the Combination Product sold separately in the same formulation and dosage, during the applicable Calendar Quarter.

1.126.11If the Combination Product and the Product are sold separately, but the average gross selling price of the other product(s) cannot be determined, Net Sales of the Combination Product shall be equal to the Net Sales of the Combination Product multiplied by the fraction A/C wherein A is the average gross selling price of the Product and C is the average gross selling price of the Combination Product.

1.126.12If the Combination Product and the other product(s) are sold separately, but the average gross selling price of the Product cannot be determined, Net Sales of the Combination Product shall be equal to the Net Sales of the Combination Product multiplied by the following formula: one (1) minus B/C wherein B is the average gross selling price of the other product(s) and C is the average gross selling price of the Combination Product.

1.126.13If the Combination Product are sold but the average gross selling price of neither the Product nor the other product(s) can be determined, Net Sales of the Combination Product shall be equal to Net Sales of the Combination Product multiplied by a mutually agreed percentage.

The average gross selling price for such other product(s) contained in the Combination Product shall be calculated for each Calendar Year by dividing the sales amount by the units of such other product(s), as published by IQVIA or another mutually agreed independent source.

In the initial Calendar Year during which a Combination Product is sold, a forecasted average gross selling price shall be used for the Product, other product(s), or Combination Product. Any overpayment or underpayment due to a difference between forecasted and actual average gross selling prices shall be paid or credited in the second royalty payment of the following Calendar Year. In the following Calendar Year, the average gross selling price of the previous Calendar Year shall apply from the second royalty payment on.

1.127“Non-Defaulting Party” has the meaning set forth in Section 13.2.1 (Termination of Agreement for Cause).

1.128“Non-Pivotal Clinical Trial” means a human clinical trial of a Product that is Conducted in any country in the Territory (whether a standalone trial or a stage of a “Phase 1/2” clinical trial described in the protocol as the Phase 2 portion, or a stage of a “Phase 2/3” clinical trial described in the protocol as the Phase 2 portion) the principal purpose of which is: (a) to evaluate the clinical efficacy, safety, pharmacodynamics or biological activity of such Product (itself or other biological materials) in the target patient population as its primary endpoint and is prospectively designed to generate sufficient data that may permit commencement of a Pivotal Clinical Trial; or (b) that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent.

1.129“Off-Cycle Amendment” has the meaning set forth in Section 5.2.1(b)(ii) (Revisions).

1.130“Opt-Out Notice” has the meaning set forth in Section 5.2.5 (Epizyme Opt-Out).

1.131“Opt-Out Royalties” has the meaning set forth in Section 5.2.5 (Epizyme Opt-Out).

1.132“Party” and “Parties” has the meaning set forth in the Preamble.

1.133“Patent Liaisons” has the meaning set forth in Section 8.2.1 (Patent Liaisons).

1.134“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

1.135“Patient Assistance Program Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates after the Effective Date and during the Term that are incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable to operating patient assistance programs that aim to provide low-income or uninsured patients with free or low-cost medications.

1.136“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.137“Phase IV Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates after the Effective Date, during the Term of and pursuant to this Agreement, that are specifically identifiable and directly attributable to Phase IV Studies, wherever conducted, of a Joint Product in support of Commercialization of such Joint Product in the U.S. and always consistent with then-current Joint Commercialization Plan and Budget.

1.138“Phase IV Study” means a post-marketing human clinical study for a Product with respect to any Indication as to which Regulatory Approval has been received or for a use that is the subject of an investigator-initiated study program.

1.139“Pivotal Clinical Trial” means a human clinical trial of a Product that is Conducted in any country in the Territory (whether a standalone trial or a stage of a multiple-stage clinical trial): (a) with a defined dose or a set of defined doses of such Product designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of a Drug Approval Application to the competent Regulatory Authorities in a country of the Territory; (b) where the results of such clinical trial are intended (if successful) to be used to establish both safety and efficacy of such Product in patients which are the subject of such trial and serve as the basis for initial or supplemental marketing authorization of such Product in at least one Major Market; or (c) that would otherwise satisfy requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent. For the avoidance of doubt, a Non-Pivotal Clinical Trial will be considered a Pivotal Clinical Trial if the results of such Non-Pivotal Clinical Trial ultimately serve as the basis for a Drug Approval Application, regardless of original intent.

1.140“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

1.141“Product” means any and all preparations in final form containing Compound for use in the Field in the Territory, including BII Products and Joint Products.

1.142“Product Insurance Costs” means the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates after the Effective Date and during the Term that are incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable and directly attributable to the premiums paid for Product liability insurance.

1.143“Product Labeling” means, with respect to a Product in a country in the Territory: (a) the Regulatory Authority‑approved full prescribing Information for such Product for such country, including any required patient Information; and (b) all labels and other written, printed, or graphic matter upon a container, wrapper or any package insert utilized with or for such Product in such country.

1.144 “Product Liability Costs” means the out-of-pocket costs (including reasonable attorney’s fees) and awards recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates after the Effective Date and during the Term of and pursuant to this Agreement that are specifically identifiable and directly attributable to the costs of Product liability that are not otherwise covered by insurance pursuant to Section 12.5 (Insurance) and otherwise not subject to indemnification pursuant to ARTICLE 12 (Indemnity).

1.145“Product Marks has the meaning set forth in Section 8.1.5 (Ownership of Product Marks).

1.146“Prosecution and Maintenance” means, with respect to a Patent, preparation, filing, prosecution and maintenance of such Patent, as well as post grant review proceedings, reexaminations, reissues and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

1.147“Publication Policies” has the meaning set forth in Section 10.6 (Publications).

1.148“Recall Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense in accordance with GAAP, by or on behalf of a Party or any of its Affiliates after the Effective Date and during the Term of and pursuant to this Agreement that are specifically identifiable and directly attributable to conducting recalls, market suspensions or market withdrawals for the Joint Product pursuant to Section 5.4 (Recalls).

1.149“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications that have been approved by a Regulatory Authority), licenses, registrations or authorizations of any Regulatory Authority necessary to Commercialize a Product in such country, excluding separate pricing or reimburseability approvals that may be required or useful to Commercialize a Product.

1.150“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of Compounds or Products in the Territory.

1.151“Remedial Plan” has the meaning set forth in Section 4.1.2(b) (Satisfaction of SoLO Criteria).

1.152“Replacement Product” has the meaning set forth in Section 7.3 (Milestone Payments).

1.153“Research Activities” means those research and other activities undertaken by the Parties pursuant to the Research Plan with respect to discovering, characterizing, identifying and optimizing Compounds directed to (a) the [**] target and (b) the [**] target.

1.154“Research Funding” has the meaning set forth in Section 7.2 (Research Funding).

1.155“Research Period” has the meaning set forth in Section 3.2.1 (Initial Research Period).

1.156“Research Plan” means the Research and Development Plan and Budget attached hereto as Schedule 1.156 (Research Plan) and described in Section 3.1 (Research Plan), including the SoLO Criteria and SoD Criteria, as may be amended from time to time pursuant to Section 3.3 (Amendments to Research Plan).

1.157“ROW” means all countries of the world other than the U.S.

1.158“Royalty Term” means, with respect to each Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Product in such country, and ending on the [**] to occur of: (a) subject to Section 8.2.5 (Patent Term Extensions), the expiration, invalidation or abandonment date of the last Epizyme Patent, BII Patent or Joint Patent that includes a Valid Claim that claims the composition of matter of the Compound for such Product; or (b) the [**] anniversary of the First Commercial Sale of such Product in such country.

1.159“Sales and Marketing Costs” means the FTE Costs (charged in accordance with Section 5.2.2(c)(ii) (FTE Records and Calculation)) incurred, and the out-of-pocket costs recorded as an expense, by a Party or any of its Affiliates in accordance with GAAP after the Effective Date and during the Term that are incurred in accordance with the Joint Commercialization Plan and Budget and specifically identifiable and directly attributable to the sales and marketing of a Joint Product in the United States. Sales and Marketing Costs shall include amounts paid by a Party to Third Parties that are specifically identifiable and directly attributable to the Commercialization of a Joint Product by such Third Party in the U.S. Subject to the foregoing, Sales and Marketing Costs include costs incurred in connection with the following activities (but in each case only to the extent specifically identifiable and directly attributable to the sales and marketing of a Joint Product in the United States):

1.159.1activities directed to the advertising and marketing of Joint Products in the United States;

1.159.2launch meetings;

1.159.3advertising and public relations agencies, including development and distribution of selling and advertising and promotional materials relating to the use of a Joint Product, field literature, direct‑to‑consumer advertising campaigns, media/journal advertising, distribution of such advertising and promotional materials by a Party to its sales force personnel, exhibiting at seminars and conventions, convention costs, and promotional premiums;

1.159.4speakers programs, including training of such speakers;

1.159.5developing, obtaining, and providing educational and training packages for Joint Products, promotional literature, promotional materials, and other selling materials, including shipment costs of the same to a Party’s central distribution facility and from a Party’s central distribution facility to its sales force personnel;

1.159.6transporting, housing and maintaining sales representatives for training and the costs of all training materials used for such purpose;

1.159.7developing and performing market research;

1.159.8developing Information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull‑through activities;

1.159.9developing Product Trademarks, including style guides;

1.159.10Detail Costs; and

1.159.11operation and maintenance of the sales representatives that promote a Joint Product in the U.S., sales bulletins and other communications, sales meetings, specialty sales forces, call reporting and other monitoring/tracking costs, district and regional sales management, home office personnel who support the sales force, development and copying of training, motivational and communications materials relating to Joint Products, and other services ancillary to the foregoing.

1.160“SEC Filing” has the meaning set forth in Section 10.5 (Agreement Redactions).

1.161“[**]” has the meaning set forth in Section 5.2.1(b)(ii) (Revisions).

1.162“Senior Officers” means, with respect to BII, [**], or a designee nominated by such individual, and with respect to Epizyme, its Chief Executive Officer (or his or her designee).

1.163“[**]” means [**].

1.164“[**]” means [**].

1.165“[**]” means [**].

1.166“SoD” or “Start of Development” means, with respect to a Compound, that such Compound has demonstrated sufficient characteristics in pre-clinical Development to warrant activities with respect to such Compound directed toward the start of clinical Development of such Compound, which is expected to occur prior to the initiation of IND-enabling toxicity studies of such Compound.

1.167“SoD Approval” has the meaning set forth in Section 4.2.2(b) (Satisfaction of SoD Criteria).

1.168“SoD Criteria” has the meaning set forth in Section 3.1 (Research Plan).

1.169“SoLO” or “Start of Lead Optimization” means, with respect to a Compound, that such Compound has demonstrated sufficient characteristics in pre-clinical Development to warrant the start of lead optimization of such Compound.

1.170“SoLO Approval” has the meaning set forth in Section 4.1.2(b) (Satisfaction of SoLO Criteria).

1.171“SoLO Criteria” has the meaning set forth in Section 3.1 (Research Plan).

1.172“Sublicensee” has the meaning set forth in Section 6.4.2 (Sublicenses).

1.173“Target Projects” means, collectively, the two (2) projects conducted by the Parties pursuant to the Research Plan related to the discovery and research of Compounds that are inhibitors to (a) the [**] target and (b) the [**] target, and the corresponding and resulting Joint Compound or Joint Product on the one hand, and BII Compound or BII Product on the other hand, as these are further Developed and Commercialized by the Parties or by BII under this Agreement. When used in the singular, “Target Project” means either the [**] target project (including any Joint Compound or Joint Product) or the [**] target project (including any BII Compound or BII Product), as the context requires.

1.174“Term” has the meaning set forth in Section 13.1.1 (Term).

1.175“Territory” means ROW and the United States.

1.176“[**]” has the meaning set forth in Section 5.2.1(b)(ii) (Revisions).

1.177“Third Party” means any Person other than Epizyme and its Affiliates and BII and its Affiliates.

1.178“Third Party Claims” has the meaning set forth in Section 12.1 (Indemnification of Epizyme).

1.179“Third Party Payments” means all upfront payments, milestone payments or royalties paid by a Party to a Third Party after the Effective Date and during the Term of and pursuant to this Agreement that are in consideration of a license of Patents that Cover, or Information that is used in, the making, using, offering to sell, selling, importing or exporting of a Compound or Product in the Territory.

1.180“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.

1.181“Trademark Costs” means those out‑of‑pocket costs (including the reasonable fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) recorded as an expense by a Party or any of its Affiliates in accordance with GAAP after the Effective Date, during the Term of and pursuant to this Agreement, (a) in connection with the prosecution and maintenance of rights, including filing and registration fees with respect to the Trademark(s) for the Joint Products in the U.S. and (b) the costs of litigation (enforcement or defense) or other proceedings, under the Trademark(s) for the Joint Products in the U.S., only to the extent not reimbursed by a Third Party.

1.182“Transition Agreement” has the meaning set forth in Section 13.3.2(f) (Transition Agreement).

1.183“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.184“Valid Claim” means, as applicable, a claim in any (a) unexpired and issued Patent that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency or (b) a pending Patent application that has not been finally abandoned, finally rejected or expired (after exhaustion of all appeals); provided that, if a claim of a pending Patent application shall not have been issued within [**] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent issues with respect to such claim.

1.185“VAT” has the meaning set forth in Section 7.7 (Taxes; Withholding Taxes).

1.186“Voting Stock” has the meaning set forth in the definition of “Change in Control.”

1.187“Working Group” has the meaning set forth in Section 2.4.1 (Working Groups – Generally).

ARTICLE 2
Collaboration Management

2.1.Joint Steering Committee.

2.1.1Formation. Within [**] of the Effective Date (or such later date as may be agreed to by the Parties), the Parties will establish a joint steering committee (the “JSC”). The JSC shall consist of an equal number of representatives from each of the Parties, each of whom will have the requisite experience and seniority to enable such Person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. Each Party shall select from its representatives a chairperson for the JSC. From time to time, each Party may substitute one or more of its representatives to the JSC upon written notice (including by email or otherwise) to the other Party.

2.1.2Specific Responsibilities. Subject to the limitations on its authority imposed by Section 2.1.3 (Limitations on Authority), the JSC shall provide oversight and decision-making for all matters arising in connection with this Agreement, including by serving as a forum for planning, reviewing and coordinating activities related to Target Projects, Compounds, Products and Diagnostic Products. In particular, the JSC will be responsible for:

(a)establishing Working Groups from time to time pursuant to Section 2.4 (Working Groups);

(b)periodically reviewing and, as necessary, approving proposed amendments to the Research Plan pursuant to Section 3.3 (Amendments to the Research Plan);

(c)overseeing Epizyme’s undertaking of characterization, validation and identification activities (if any) pursuant to Section 4.1.1 (SoLO Performance Obligation) that are necessary for SoLO Approval;

(d)determining whether to nominate a [**] inhibitor or [**] inhibitor to BII for SoLO Approval pursuant to Section 4.1.2(a) (Satisfaction of SoLO Criteria) and to nominate a Compound to BII for SoD Approval pursuant to Section 4.2.2(a) (Satisfaction of SoD Criteria);

(e)determining whether to re-nominate a [**] inhibitor or [**] inhibitor to BII for SoLO Approval upon completing a Remedial Plan with respect thereto pursuant to Section 4.1.2 (Satisfaction of SoLO Criteria) and to re-nominate a Compound to BII for SoD Approval upon completing a Remedial Plan with respect thereto pursuant to Section 4.2.2(b) (Satisfaction of SoD Criteria);

(f)approving the (i) Joint Development Plan and Budget pursuant to Section 5.2.1(b)(i) (Initial Development Plan and Budget) and (ii) Joint Commercialization Plan and Budget pursuant to Section 5.2.2(a)(i) (Initial Commercialization Plan and Budget), with respect to (i)-(ii), including all revisions and all amendments thereto;

(g)(i) monitoring the Development of Joint Products for the United States and serving as the decision-making forum with respect to decisions impacting the Development of the Joint Product for the United States, including with respect to determining (A) the specific Clinical Trials to be Conducted (including those that are committed and those that are conditioned based upon the results of ongoing Clinical Trials), (B) the anticipated timelines for such Clinical Trials and (C) the Clinical Trial activities to be assigned to each Party and (ii) monitoring the Development of the Joint Product for the ROW and serving as a forum for the Parties with respect to discussing matters affecting the Development of the Joint Product for the ROW and U.S. and Information sharing with respect thereto, with respect to (i)-(ii), pursuant to Section 5.2.1(c) (JSC Development Responsibility);

(h)(i) monitoring the Commercialization of Joint Products in the United States and serving as the decision-making forum with respect to strategic decisions impacting the Commercialization of the Joint Product in the United States, including with respect to establishing (A) a general Commercialization strategy (including life-cycle plans), (B) anticipated timelines for launch, (C) pricing and reimbursement strategy, (D) branding strategy, (E) supply chain and distribution strategy, (F) packaging and labeling, (G) advertising and public relations agencies of record, (H) market research strategy, (I) sales force strategy, (J) sizing and alignment, planned physician detail equivalents, deployment and incentive compensation guidelines, (K) revenue forecasts, (L) sales objectives, (M) Medical Affair Activities and (N) allocating specific accounts or geographies to a Party and (ii) serving as a forum for the Parties with respect to discussing matters affecting the Commercialization of the Joint Product for the ROW and U.S. and Information sharing with respect thereto, with respect to (i)-(ii), pursuant to Section 5.2.2(b) (JSC Commercialization Responsibility);

(i)following notice from Epizyme pursuant to Section 5.2.3 (Adverse Actions), discussing (i) Epizyme’s concerns that BII’s proposed regulatory or Commercialization activities in a ROW country could adversely affect a Product’s Development or Commercialization in the U.S. and (ii) whether BII should amend its proposed regulatory or Commercialization activities based on Epizyme’s concerns;

(j)establishing the pre-clinical, clinical and commercial supply strategy for Joint Compounds and Joint Products in the U.S. pursuant to Section 5.3.1 (Supply Plans);

(k)developing and approving Publication Policies and reviewing abstracts, manuscripts and presentations pursuant to Section 10.6 (Publications); and

(l)performing such other functions as are set forth in this Agreement or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.1.3Limitations on Authority.

(a)For the BII Controlled Project, the scope of the JSC’s oversight and decision-making authority shall be limited to those activities set forth in the Research Plan that occur prior to SoD Approval for the BII Controlled Project.

(b)For the Jointly Controlled Project, the scope of the JSC’s oversight and decision-making authority shall extend to all matters arising in connection with this Agreement; provided that, other than serving as a forum for the coordination of ROW matters and Information sharing with respect thereto, the JSC will have no authority to direct Development, regulatory or Commercialization matters that pertain specifically to ROW.

(c)The JSC will not have the power to amend, modify or waive compliance with this Agreement (including the SoLO Criteria and SoD Criteria set forth in the Research Plan), which may only be amended or modified as provided in Section 14.9 (Entire Agreement; Amendments) or compliance with which may only be waived as provided in Section 14.12 (Waiver and Non-Exclusion of Remedies).

(d)Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

2.1.4Disbandment.

(a)In the event that Epizyme provides BII with an Opt-Out Notice pursuant to Section 5.2.5 (Epizyme Opt-Out), unless otherwise mutually agreed in writing by the Parties, the JSC shall be disbanded upon the effective date of the Opt-Out Notice as set forth in Section 5.2.5 (Epizyme Opt-Out).

(b)In the event that BII elects, pursuant to Section 14.2.1 (U.S. Commercialization Rights), to terminate Epizyme’s Development and Commercialization rights, responsibilities and obligations with respect to the Joint Compound and Joint Product in the U.S. and to vest all such rights, responsibilities and obligations for the Joint Compound and Joint Product in BII, then, unless otherwise mutually agreed in writing by the Parties, the JSC shall be disbanded as set forth in the transition plan agreed to by the Parties pursuant to Section 14.2.1 (U.S. Commercialization Rights). If the JSC is disbanded as set forth in this Section 2.1.4(b), then at least [**] prior to the start of the [**], BII will provide Epizyme (or its successor) with a non-binding, good faith, written estimate of the Development Costs and Allowable Expenses that BII reasonably expects to incur (or have incurred on its behalf) for the remainder of the [**] in which the JSC was disbanded, which estimate will be provided on a [**] basis. Contemporaneously with delivery of the foregoing estimate, BII will also provide Epizyme (or its successor) with a non-binding, good faith, written estimate of the Development Costs and Allowable Expenses that BII reasonably expects to incur (or have incurred on its behalf) for the [**] following the [**] in which the JSC is disbanded, which estimate will be provided on a [**] basis. Thereafter, BII will provide revised estimates to Epizyme (or its successor) [**] so that Epizyme (or its successor) always has a written estimate of the Development Costs and Allowable Expenses that BII reasonably expects to incur (or have incurred on its behalf) during the ensuing [**] period, which estimates will be provided (i) on a [**] basis with respect to the [**] of such [**] period and (ii) on a [**] basis, with respect to the [**] of such [**] period. For the avoidance of doubt, any such estimates provided by BII to Epizyme (or its successor) are non-binding and BII shall in its sole discretion determine and conduct Development and Commercialization activities (always subject to Commercially Reasonable Efforts) for which Development Costs or Allowable Expenses are incurred in any such period, regardless of whether such actual costs and expenses incurred deviate substantially more or less from those Development Costs or Allowable Expenses reflected in such estimates.

(c)In the event the JSC is disbanded pursuant to this Section 2.1.4 (Disbandment) with respect to [**], all rights, responsibilities and obligations assigned to the JSC pursuant to this Agreement for [**] shall instead be deemed to be assigned to BII and BII shall have sole decision-making authority with respect thereto.

2.2.General Provisions Applicable to Joint Committees.

2.2.1Meetings and Minutes. The JSC will meet [**], and more frequently should the chairpersons mutually agree. The location of such meetings will alternate between locations designated by Epizyme and locations designated by BII. Both Party’s chairpersons shall initially establish the schedule of JSC meetings, and such schedule shall be continually updated to provide for the meetings times and locations for the next [**]. Each Party will make all proposals for agenda items and will provide all appropriate Information with respect to such proposed items at least [**] in advance of the applicable meeting; provided that, under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld or delayed. The JSC will designate an individual to prepare and circulate for review and approval of the Parties minutes of each meeting [**] after the meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than [**] after the meeting, and a representative of each Party will execute such agreed minutes.

2.2.2Procedural Rules. The JSC will have the right to adopt such standing rules as will be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC will exist whenever there is present (for clarity, in accordance with the participation options given in the immediately following sentence) at a meeting at least [**] appointed by each Party. Each Party’s JSC representatives may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. The JSC will take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one representative appointed by each Party. Alliance Managers and, with the prior consent of the other Party (not to be unreasonably withheld or delayed) and on a need to participate basis, other employees or consultants of either Party who are not representatives of such Party on the JSC, may attend meetings of the JSC; provided that such attendees: (a) will not vote in the decision-making process of the JSC; and (b) are bound by obligations of confidentiality and non-disclosure equivalent at least as protective of the other Party as to those set forth in ARTICLE 10 (Confidentiality and Non-Disclosure).

2.2.3Disagreement Resolution. If the JSC cannot, or does not, reach consensus on an issue that is within the scope of its responsibilities at any JSC meeting or within a period of [**] thereafter, then the disagreement will first be referred to the Senior Officers of the Parties, who will confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers will be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [**] after such issue was first referred to them, then (a) with respect to disagreements related to the BII Controlled Project, the Senior Officer of [**] shall have final decision-making authority with respect thereto, without recourse to the dispute resolution process set forth in Section 14.7 (Dispute Resolution) and (b) with respect to disputes related to the Jointly Controlled Project, (i) the Senior Officer of [**] shall have final decision-making authority with respect to all matters arising prior to [**] for the Jointly Controlled Project and (ii) the Senior Officer of [**] shall have final decision-making authority with respect to all matters that arise following [**] for the Jointly Controlled Project, with respect to (i)-(ii), without recourse to the dispute resolution process set forth in Section 14.7 (Dispute Resolution); provided that, with respect to (a)-(b), each Party shall exercise its final decision-making authority in good faith. Notwithstanding the foregoing, in no event (A) may BII exercise its final decision-making authority to impose on Epizyme an obligation to perform a Development, Manufacturing or Commercialization activity with respect to the Jointly Controlled Project without Epizyme’s consent, (B) may either Epizyme or BII exercise its final decision-making authority to amend the SoLO Criteria or SoD Criteria, (C) may BII exercise its final decision-making authority to force the Parties to share a Development Overrun pursuant to Section 5.2.1(d)(iii) (Development Overruns) or (D) may BII exercise its final decision-making authority to force the Parties to share a Commercialization Overrun pursuant to Section 5.2.2(c)(iv) (Commercialization Overruns).

2.2.4Alliance Manager. Each Party will appoint one employee of such Party who will oversee contact between the Parties for all matters between meetings of each JSC and will have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing (including by email or otherwise) to the other Party. The Alliance Managers will work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.

2.3.Interactions Between JSC and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Nothing contained in this ARTICLE 2 (Collaboration Management) will prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligations hereunder, in each case in a manner consistent with the then-current Research Plan or, as applicable, and the terms and conditions of this Agreement.

2.4.Working Groups.

2.4.1Generally. From time to time, the JSC may establish and delegate duties to subcommittees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities (e.g., a Development Working Group responsible for clinical efforts in the Territory). Each such Working Group will be constituted and will operate as the JSC determines; provided that each Working Group will have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine. Each Working Group and its activities will be subject to the oversight, review and approval of, and will report to, the JSC. In no event will the authority of the Working Group exceed that specified by the JSC for such Working Group. All decisions of a Working Group will be by consensus. Any disagreement between the designees of BII and Epizyme with respect to a Working Group will be referred to the JSC for resolution.

2.4.2Joint Commercialization Committee. Upon the earlier of (a) [**] for a Joint Product in the Territory or (b) [**] prior to the anticipated First Commercial Sale of a Joint Product in the U.S., the JSC shall establish a Working Group responsible for overseeing the Commercialization of the Joint Product in the U.S. (the “JCC” or “Joint Commercialization Committee”) and shall specify the specific responsibilities of the JCC (which may include responsibilities of the JSC described in Section 2.1.2 (Specific Responsibilities)). The JCC will generally operate in accordance with Section 2.1.1 (Formation), Section 2.2.1 (Meetings and Minutes) and Section 2.2.2 (Procedural Rules), as applicable. Disputes that cannot be resolved at the JCC will be referred to the JSC for resolution in accordance with Section 2.2.3 (Disagreement Resolution).

2.5.Expenses. Each Party will be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JSC or other Working Group.

ARTICLE 3
Research Plan; Research Period

3.1.Research Plan. As more fully set forth in this Agreement, BII and Epizyme shall conduct Research Activities allocated to such Party for each Target Project pursuant to the Research Plan. The Research Plan shall set forth (a) the overall objectives of each Target Project, (b) a list of criteria to be used to determine SoLO (the “SoLO Criteria”) and a list of criteria to be used to determine SoD (the “SoD Criteria”) for such Target Project, (c) the Research Activities to be conducted by the Parties in connection with such Target Project, including the work packages to be generated by the Parties in connection with its Research Activities, (d) the resources to be allocated by each Party in connection with such Target Project and (e) the budget for such Target Project.

3.2.Research Period.

3.2.1Initial Research Period. With respect to a Target Project, the term of the Research Plan for such Target Project shall commence on the Effective Date and continue (unless sooner terminated pursuant to ARTICLE 13 (Term and Termination)) until the earlier to occur of (a) December 31, 2019 (unless extended pursuant to Section 3.2.2 (Extension)) or (b) [**] (the “Research Period”).

3.2.2Extension. If BII believes, acting reasonably and in good faith, that [**] will likely not be achieved by December 31, 2019, then BII, in its sole discretion, may elect to extend the initial Research Period for such Target Project by providing written notice to Epizyme of such election no later than [**], which notice shall set forth the duration of such extension (not to exceed an additional twelve (12) month period). Upon receipt of such extension notice provided by BII pursuant to this Section 3.2.2 (Extension), the Parties shall, upon mutual written agreement, promptly amend the Research Plan to include (a) the additional Research Activities (including Research Activities that may have been set forth in the existing Research Plan that Epizyme did not complete by December 31, 2019) to be performed by the Parties on account of such extension, (b) any additional work packages (including work packages that may have been set forth in the existing Research Plan that Epizyme did not generate by December 31, 2019) to be generated by the Parties on account of such extension, (c) any additional resources (including resources that may be required to complete the activities or generate the work packages set forth in subclause (a) or (b) above) to be allocated by the Parties on account of such extension and (d) pursuant to Section 7.2.2 (Research Funding – Calendar Year 2020), the additional Research Funding to be paid to Epizyme on account of such extension, which additional Research Funding shall be appropriate and commercially reasonable with respect to the additional Research Activities to be performed and resources to be expended. The Research Period for such Target Project shall be deemed extended by the period set forth in any notice provided by BII pursuant to this Section 3.2.2 (Extension) upon the mutual agreement of the Parties with respect to the matters set forth in the immediately preceding sentence. If the Parties are unable to reach mutual agreement with respect to such matters by [**], then BII may solely decide to perform, at its sole expense, any additional research activities from January 1, 2020 onwards with respect to the applicable Target Project, subject to JSC oversight as applicable, and with BII having final decision making with respect to any JSC decisions notwithstanding the provisions found in Section 2.2.3 (Disagreement Resolutions).

3.3.Amendments to the Research Plan. Either Party may, acting through its representatives on the JSC, propose amendments to the Research Plan at any time. The JSC may amend the Research Plan provided such amendments are mutually agreed to by the JSC representatives of each Party (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) and in no event may the JSC amend the SoLO Criteria or SoD Criteria, unless such amendments are mutually agreed to by the Parties as provided in Section 14.9 (Entire Agreement; Amendments).

ARTICLE 4
Research Program

4.1.Prior to SoLO.

4.1.1SoLO Performance Obligation. Following the Effective Date, Epizyme shall, in accordance with the Research Plan, use Commercially Reasonable Efforts to (a) further characterize and validate the [**] target and [**] target (if further efforts are needed) and (b) conduct research to identify and characterize [**] inhibitors and [**] inhibitors for BII to determine, acting reasonably and in good faith, whether a [**] inhibitor and [**] inhibitor has satisfied the SoLO Criteria for a Target Project. Subject to BII’s obligation to provide Research Funding to Epizyme pursuant to the Section 7.2 (Research Funding), Epizyme shall bear the costs of all Research Activities undertaken by Epizyme pursuant to this Section 4.1.1 (SoLO Performance Obligation).

4.1.2Satisfaction of SoLO Criteria.

(a)If Epizyme believes that a [**] inhibitor or [**] inhibitor has met all of the SoLO Criteria for the applicable Target Project, then it shall notify the JSC. The JSC shall discuss and review the Research Plan results that pertain to such inhibitors and criteria, and decide whether the SoLO Criteria have been met. If the JSC representatives of each Party mutually agree in good faith (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) that the SoLO Criteria have been met, then the JSC shall so notify BII in writing, which notice shall be accompanied by a report containing Information in sufficient detail to demonstrate that the SoLO Criteria have been achieved for such [**] inhibitor or [**] inhibitor, as applicable. Upon BII’s receipt of such written notice and report, BII will promptly inform its [**] (collectively, the “BII SoLO Committee”) of the JSC’s belief that the relevant [**] inhibitor or [**] inhibitor should be considered for SoLO Approval and will initiate a process for the BII SoLO Committee to determine whether or not such [**] inhibitor or [**] inhibitor should receive SoLO Approval. For the avoidance of doubt, the JSC may always decide to nominate a [**] inhibitor or [**] inhibitor prior to such [**] inhibitor or [**] inhibitor, as applicable, meeting all of the SoLO Criteria for the applicable Target Project provided the members of the JSC of each Party mutually agree (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)).

(b)Within [**] of BII’s receipt of such report, the BII SoLO Committee shall notify the JSC in writing that SoLO has occurred for the Target Project with respect to such [**] inhibitor or [**] inhibitor (the “SoLO Approval”), unless the BII SoLO Committee, acting reasonably and in good faith, has a scientific or commercial reason for withholding SoLO Approval for such [**] inhibitor or [**] inhibitor. In the event that the BII SoLO Committee has such a reason for withholding SoLO Approval for a [**] inhibitor or [**] inhibitor, the BII SoLO Committee (or its designee) shall provide the JSC with written notice of its reasons and a plan aimed at remedying such concerns (each, a “Remedial Plan”) with respect to such nominated [**] inhibitor or [**] inhibitor, which Remedial Plan may include the performance or re-performance of Research Activities that were set forth in the existing Research Plan or performance of additional Research Activities not set forth in the existing Research Plan and, if such Remedial Plan does include the performance of additional Research Activities not set forth in the then existing Research Plan, then such Remedial Plan shall include a reasonable timeline for completing such additional Research Activities. Subject to Section 3.2.2 (Extension), with respect to Research Activities set forth in the Remedial Plan, Epizyme will bear the costs of conducting any such Research Activities that were set forth in the existing Research Plan that were not completed at the time the [**] inhibitor or [**] inhibitor was nominated for SoLO Approval consideration pursuant to Section 4.1.2(a) (Satisfaction of SoLO Criteria), while the costs of any such Research Activities not set forth in the existing Research Plan (i.e., additional Research Activities) shall be at (i) BII’s cost if (A) the Remedial Plan requires that BII perform any additional research activities with respect to any [**] inhibitor or [**] inhibitor, (B) the entirety of the SoLO Criteria were met for a [**] inhibitor or [**] inhibitor, but the BII SoLO Committee nevertheless withholds SoLO Approval for such [**] inhibitor or [**] inhibitor or (C) the work contemplated in the Remedial Plan is intended to produce results or data that is not included in the SoLO Criteria (and not already covered under the existing Research Plan) and (ii) Epizyme’s costs if the JSC members mutually agreed (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) to nominate a [**] inhibitor or [**] inhibitor for SoLO Approval prior to such [**] inhibitor or [**] inhibitor meeting all of the SoLO Criteria for the applicable Target Project.

(c)Upon completion of the Remedial Plan, the JSC shall notify BII in writing, which notice shall be accompanied by a report containing Information in sufficient detail to demonstrate that the Remedial Plan was completed. Upon BII’s receipt of such written notice and report, BII will promptly inform the BII SoLO Committee. Within [**] of BII’s receipt of such report, the BII SoLO Committee will provide the JSC with SoLO Approval with respect to the applicable [**] inhibitor or [**] inhibitor, unless BII has further scientific or commercial reasons for withholding SoLO Approval for such [**] inhibitor or [**] inhibitor. If BII has further scientific or commercial reasons for withholding SoLO Approval, then Epizyme shall continue to perform in accordance with the Research Plan and BII may solely decide to perform any additional research related activities not set forth in the Research Plan with respect to achieving SoLO Approval for a Target Project or Compound, subject to JSC oversight as applicable, and with BII having final decision making with respect to any JSC decisions with respect to such additional research related activities notwithstanding the provisions found in Section 2.2.3 (Disagreement Resolutions).

4.1.3Allocation of Responsibilities Following SoLO Approval. Following SoLO Approval for a Target Project but prior to SoD for such Target Project, as more fully set forth in the Research Plan and Section 4.2 (Following SoLO But Prior to SoD), (a) with respect to the BII Controlled Project, BII shall be primarily responsible for and assume the operational activities concerning such Target Project; provided that Epizyme shall assist BII as set forth in the Research Plan or as may be mutually agreed to by the Parties and (b) with respect to the Jointly Controlled Project, Epizyme shall be primarily responsible for and assume the operational activities concerning such Target Project; provided that BII shall assist Epizyme as set forth in the Research Plan or as may be mutually agreed to by the Parties.

4.2.Following SoLO but Prior to SoD

4.2.1Research Performance Obligation. Following SoLO Approval for a particular Target Project, each Party shall use Commercially Reasonable Efforts to perform its Research Activities under the Research Plan for each Target Project during the applicable Research Period applicable to such Target Project to achieve the SoD Criteria for each Target Project. Subject to BII’s obligation to provide Research Funding to Epizyme pursuant to the Section 7.2 (Research Funding), Epizyme shall bear the costs of all Research Activities undertaken by Epizyme pursuant to this Section 4.2.1 (Research Performance Obligation).

4.2.2Satisfaction of SoD Criteria.

(a)If Epizyme believes that a Compound has met all of the SoD Criteria for the applicable Target Project, then it shall notify the JSC. The JSC shall discuss and review the Research Plan results that pertain to such inhibitors and criteria, and decide whether the SoD Criteria have been met. If the JSC representatives of each Party mutually agree in good faith (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) that the SoD Criteria have been met, then the JSC shall so notify BII in writing, which notice shall be accompanied by a report containing Information in sufficient detail to demonstrate that the SoD Criteria have been achieved for such Compound. Upon BII’s receipt of such written notice and report, BII will promptly inform its [**] (collectively, the “BII SoD Committee”) of the JSC’s belief that the relevant Compound should be considered for SoD Approval and will initiate a process for the BII SoD Committee to determine whether or not such Compound should receive SoD Approval. For the avoidance of doubt, the JSC may always decide to nominate a Compound prior to such Compound meeting all of the SoD Criteria for the applicable Target Project provided the members of the JSC of each Party mutually agree (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)).

(b)Within [**] of BII’s receipt of such report, the BII SoD Committee shall notify the JSC in writing that SoD has occurred for the Target Project with respect to such Compound (the “SoD Approval”), unless the BII SoD Committee, acting reasonably and in good faith, has a scientific or commercial reason for withholding SoD Approval for such Compound. In the event that the BII SoD Committee has such a reason for withholding SoD Approval for a Compound, the BII SoD Committee (or its designee) shall provide the JSC with written notice of its reasons and a Remedial Plan with respect to such nominated Compound, which Remedial Plan may include the performance or re-performance of Research Activities that were set forth in the existing Research Plan or performance of additional Research Activities not set forth in the existing Research Plan and, if such Remedial Plan does include the performance of additional Research Activities not set forth in the then existing Research Plan, shall include a reasonable timeline for completing such additional Research Activities. Subject to Section 3.2.2 (Extension), with respect to Research Activities set forth in the Remedial Plan, Epizyme will bear the costs of conducting any such Research Activities that were set forth in the existing Research Plan that were not completed at the time the Compound was nominated for SoD Approval consideration pursuant to Section 4.2.2(a) (Satisfaction of SoD Criteria), while the costs of any such Research Activities not set forth in the existing Research Plan (i.e., additional Research Activities) shall be at (i) BII’s cost if (A) the Remedial Plan requires that BII perform any additional research activities with respect to any Compound, (B) the entirety of the SoD Criteria were met for a Compound, but the BII SoD Committee nevertheless withholds SoD Approval for such Compound or (C) the work contemplated in the Remedial Plan is intended to produce results or data that is not included in the SoD Criteria (and not already covered under the existing Research Plan) and (ii) Epizyme’s costs if the JSC members mutually agreed (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) to nominate a Joint Compound for SoD Approval prior to such Joint Compound meeting all of the SoD Criteria for the applicable Target Project.

(c)Upon completion of the Remedial Plan, the JSC shall notify BII in writing, which notice shall be accompanied by a report containing Information in sufficient detail to demonstrate that the Remedial Plan was completed. Upon BII’s receipt of such written notice and report, BII will promptly inform the BII SoD Committee. Within [**] of BII’s receipt of such report, the BII SoD Committee will provide the JSC with SoD Approval with respect to the applicable Compound, unless BII has further scientific or commercial reasons for withholding SoD Approval for such Compound. If BII has further scientific or commercial reasons for withholding SoD Approval, Epizyme shall continue to perform in accordance with the Research Plan, including conducting any Research Activities set forth in the Research Plan, and BII may solely decide to perform any additional research related activities not set forth in the Research Plan with respect to achieving SoD Approval for a Target Project or Compound, subject to JSC oversight as applicable, and with BII having final decision making with respect to any JSC decisions with respect to such additional research related activities notwithstanding the provisions found in Section 2.2.3 (Disagreement Resolutions).

4.3.Materials, Compound Transfer, and Customs Related Topics.

4.3.1Provision of Materials.

(a)In order to facilitate the Research Plan and Research Activities, each Party shall, as set forth in the Research Plan, provide to the other Party certain tangible biological and chemical materials, including Compounds (collectively, “Materials”). All Materials provided by one Party to the other Party remain the sole property of the supplying Party.

(b)Epizyme will not ship any Materials to BII without the prior written request of BII and BII shall request such Materials through a written purchase order issued to Epizyme, which will outline the specific amount and price (if any) assigned to such Materials and the requested date of delivery, as agreed to between the Parties. Epizyme shall monitor the synthesis, production and shipment of Materials provided to BII under this Agreement. Epizyme shall share information related to the synthesis, production and shipment of such Materials and send such information to BII upon shipment of the applicable Materials to BII. Epizyme agrees to reasonably cooperate with BII to determine whether Epizyme may become an approved exporter in a country that has a Reciprocal Preferential Trade Agreement with the E.U. in place, and therefore all Materials meet preferential origin status. Epizyme shall declare the country of origin for each shipment of Materials and correspond and fulfill the rules of origin for preferential trade with the E.U. Epizyme shall use reasonable efforts to make available to BII any additional information required by the relevant customs authorities to prove that each shipment of Materials corresponds and fulfills the rules of origin for preferential trade with the E.U. Epizyme shall undertake to provide legal authorizations for the issue of preference certificates, in particular the status of the authorized exporter under E.U. free trade agreements or a comparable status in other E.U. preferential agreements (for example, the status as a registered exporter in the general preferential system) and ensure the correct exercise of the obligations resulting from the granting of the respective status. Following the expiration or termination of this Agreement, Epizyme shall continue to support BII in matters related to taxes and customs with respect to the Materials shipped to BII pursuant to this Section 4.3.1 (Provision of Materials) for a period of [**] following such expiration or termination.

4.3.2Provision of Protocols. In order to enable BII to perform Compound synthesis or production as provided under this Agreement, Epizyme agrees to transfer, and shall use reasonable efforts to cause its Third Party manufacturers to transfer (including by using reasonable efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date) the synthesis or production protocols of all Compounds and relevant assay protocols to BII and to provide reasonable assistance requested by BII to enable BII (or its Affiliate or designated Third Party manufacturer, as applicable) to understand and implement such synthesis or production protocols at the facilities designated by BII. Such transfer shall be conducted at (a) BII’s expense, if related to the BII Compound and (b) at BII’s and Epizyme’s expense, if related to the Joint Compound, which shall be split in accordance with the Development Cost allocation principles found in Section 5.2.1(b)(iv) (Allocation).

4.3.3Limitations. All Materials shall be used (a) only for the specific purpose provided for in the applicable Research Plan and (b) solely under the control of the receiving Party. Unless set forth in the Research Plan, the Materials may not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, except as expressly contemplated in the applicable Research Plan or in accordance with this Agreement. All Materials shall be destroyed after completion of the permitted use. For clarity, Materials provided by one Party to the other Party may continue to be used by the other Party after the Research Period expires; provided that such receiving Party continues to use such Materials for further research and Development efforts covered under this Agreement and in accordance with any licenses granted under ARTICLE 6 (Grant of Rights).

4.3.4DISCLAIMER. ANY MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

4.3.5Research Compounds. In order for Epizyme to fully exercise the research license granted to it by BII pursuant to Section 6.1.2 (Grant to Epizyme), BII will transfer to Epizyme [**].

4.4.Exclusivity.

4.4.1[**].

(a)During the Term (other than in connection with a Party’s activities under this Agreement), neither Party nor its Affiliates may, directly or indirectly, (i) conduct research with the intent to identify or synthesize any [**] Competing Product or (ii) Develop, Manufacture or Commercialize any [**] Competing Product, in either case, until [**] for a Compound arising from a Target Project directed to a [**] target under this Agreement; provided that [**].

(b)Notwithstanding anything to the contrary in this Agreement, the restrictions on BII and its Affiliates or Epizyme and its Affiliates in Section 4.4.1(a) (Exclusivity – [**]) will not extend to any Third Party developing or commercializing a product where such Third Party becomes an Affiliate of either BII or Epizyme after the Effective Date as a result of a Change in Control of BII or Epizyme or by any Affiliates of such Third Party that existed prior to such Change in Control if (i) such product is being clinically developed or commercialized by such Third Party or any of such Affiliates of such Third Party prior to the date of such a Change in Control of BII or Epizyme or after such a Change in Control of BII or Epizyme without any access to any BII Know-How or Epizyme Know-How or Joint Know-How and any unpublished BII Patents or Epizyme Patents or Joint Patents, (ii) a “firewall” of reasonable safeguards (including physical separation, where appropriate) is put in place by BII or Epizyme and such Third Party or any of such Affiliates of such Third Party between individuals with access to Confidential Information of BII or Epizyme, BII Know-How or Epizyme Know-How or Joint Know-How, and any unpublished BII Patents or Epizyme Patents and Joint Patents, on the one hand, and the personnel responsible for the development or commercialization of any such product, on the other hand and (c) such development or commercialization of such product continues or is undertaken without the use of any BII Know-How or Epizyme Know-How or Joint Know-How and any unpublished BII Patents or Epizyme Patents or Joint Patents after such Third Party becomes an Affiliate of BII or Epizyme.

4.4.2[**].

(a)During the Term (other than in connection with a Party’s activities under this Agreement), neither Party nor its Affiliates may, directly or indirectly, (i) conduct research with the intent to identify or synthesize any [**] Competing Product or (ii) Develop, Manufacture or Commercialize any [**] Competing Product, in either case, until [**] for a Compound arising from a Target Project directed to a [**] target under this Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, the restrictions on BII and its Affiliates or Epizyme and its Affiliates in Section 4.4.2(a) (Exclusivity – [**]) will not extend to any Third Party developing or commercializing a product where such Third Party becomes an Affiliate of either BII or Epizyme after the Effective

Date as a result of a Change in Control of BII or Epizyme or by any Affiliates of such Third Party that existed prior to such Change in Control if (i) such product is being clinically developed or commercialized by such Third Party or any of such Affiliates of such Third Party prior to the date of such a Change in Control of BII or Epizyme or after such a Change in Control of BII or Epizyme without any access to any BII Know-How or Epizyme Know-How or Joint Know-How, and any unpublished BII Patents or Epizyme Patents or Joint Patents, (ii) a “firewall” of reasonable safeguards (including physical separation, where appropriate) is put in place by BII or Epizyme and such Third Party or any of such Affiliates of such Third Party between individuals with access to Confidential Information of BII or Epizyme, BII Know-How or Epizyme Know-How or Joint Know-How, and any unpublished BII Patents or Epizyme Patents and Joint Patents, on the one hand, and the personnel responsible for the development or commercialization of any such product, on the other hand and (c) such development or commercialization of such product continues or is undertaken without the use of any BII Know-How or Epizyme Know-How or Joint Know-How and any unpublished BII Patents or Epizyme Patents or Joint Patents after such Third Party becomes an Affiliate of BII or Epizyme.

ARTICLE 5
Post-Research Responsibilities

5.1.BII Controlled Project.

5.1.1BII Products Report. Following [**] with respect to the BII Controlled Project, BII (and its Affiliates), at its sole cost, shall have sole decision-making authority and control over the BII Controlled Project, including with respect to Developing, Manufacturing, pursuing Regulatory Approval for, Commercializing and otherwise Exploiting (a) Compounds arising from the BII Controlled Project (“BII Compounds”), (b) Products containing the BII Compounds (“BII Products”) and (c) Diagnostic Products for the BII Compound and BII Products. Prior to the [**] of BII Product, BII will provide Epizyme through its Alliance Manager, within [**], with a written report summarizing BII’s, its Affiliates’ and Sublicensees’ activities and results with respect to the previous [**] period and the then-current expected activities for the next [**] period for Development of the BII Compounds, the BII Product and Diagnostic Products for the BII Compound and BII Product in the Field in the Territory (such report, the “BII Products Report”).

5.1.2BII Diligence. BII, itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to (a) Develop and pursue Regulatory Approval for at least one BII Product and (b) Commercialize one BII Product in the Territory where Regulatory Approval is received for such Product. With respect to certain countries, the Parties understand that due to pricing or reimbursement limitations, parallel trade and importation issues or other market related considerations that may arise, it may become impractical, unprofitable, undesirable or unreasonable to launch and sell BII Product in such countries alone or when considering potential impacts on other countries where BII Product shall be Commercialized and, in all such like instances, BII shall be entitled to decide to not Commercialize BII Product in such countries and not be in breach of its Commercially Reasonable Efforts and other obligations under this Section 5.1.2 (BII Diligence).

5.2.Jointly Controlled Project.

5.2.1Development Responsibilities and Expenses.

(a)General. Unless otherwise agreed to by the JSC in the Joint Development Plan and Budget pursuant to Section 5.2.1(b) (Joint Development Plan and Budget), upon [**] with respect to the Jointly Controlled Project, whichever occurs first, BII shall have operational responsibility for the Jointly Controlled Project.

(b)Joint Development Plan and Budget.

(i)Initial Development Plan and Budget. Subject to Section 5.2.1(a) (Jointly Controlled Project – General), with respect to Developing, Manufacturing and seeking Regulatory Approval for (A) Compounds arising from the Jointly Controlled Project (“Joint Compounds”), (B) Products containing Joint Compounds (“Joint Products”) and (C) Diagnostic Products for the Joint Compound or Joint Product, the JSC shall allocate such responsibilities between the Parties pursuant to a [**] rolling Development plan and budget approved by the JSC (such plan and budget, together with all revisions and amendments thereto, the “Joint Development Plan and Budget”); provided that BII shall be solely responsible for pursuing Regulatory Approval for Joint Products and Diagnostic Products for Joint Compounds or Joint Products if such Regulatory Approvals relate solely to an ROW country or countries. Without limitation, the Joint Development Plan and Budget shall set forth, among other things, (1) the specific Clinical Trials to be Conducted, including those that are committed and those that are conditioned upon the results of ongoing Clinical Trials, (2) the anticipated timelines for such Clinical Trials and (3) the Clinical Trial activities to be assigned to each Party, with respect to (1)-(3), for the Joint Product in the Territory. The Parties shall not conduct any Development, Manufacturing or Regulatory Activities with respect to the Joint Compounds, Joint Products or Diagnostic Products for Joint Compounds or Joint Products that are inconsistent with the Joint Development Plan and Budget. In the event the JSC has been disbanded pursuant to Section 2.1.4 (Disbandment), the Joint Development Plan and Budget will terminate (except as provided for under any transition related plans), and BII will be responsible for preparing and providing Epizyme with [**] reports with respect to the Joint Product that correspond with the reporting provisions found in Section 5.1.1 (BII Products Report) of this Agreement, mutatis mutandis.

(ii)Revisions. The JSC shall revise the Joint Development Plan and Budget [**] so that immediately following such revision the Joint Development Plan and Budget always sets forth a [**] rolling Development plan and budget for the Joint Compound and Joint Product in the Territory. The budget for the [**] period (the “[**]”) of the Joint Development Plan and Budget shall be firm. In connection with making [**] revisions to the Joint Development Plan and Budget pursuant to this Section 5.2.1(b)(ii) (Revisions), unless the Parties otherwise mutually agree, the JSC may not increase the budget for such activities (A) with respect to the [**] (which had previously been [**] (the “[**]”) in the previous Joint Development Plan and Budget), by more than [**] percent ([**]%) of the budget set forth in the previous Joint Development Plan and Budget for such months and (B) with respect to the [**] period (which had previously been [**] (the “[**]”) in the previous Joint Development Plan and Budget), by more than [**] percent ([**]%) of the budget set forth in the previous Joint Development Plan and Budget for such [**]. The JSC shall act in good faith when establishing the budget for the Joint Development Plan and Budget. In the event the JSC decides to revise the Joint Development Plan and Budget prior to the expiration of the then-current [**] period (i.e., before [**] revision is required) (each such revision, an “Off-Cycle Amendment”), then the [**] rolling period for the Joint Development Plan and Budget shall commence anew as of the effective date of the Off-Cycle Amendment, but such Off-Cycle Amendment shall otherwise remain subject to the terms of this Section 5.2.1(b)(ii) (Revisions), including that: (1) the Joint Development Plan and Budget shall be revised [**]from the effective date of the Off-Cycle Amendment so that it always sets forth a [**] rolling Development plan and budget for the Joint Compound and Joint Product in the Territory; (2) the JSC may not increase the budget for any [**] that were previously included in the [**], unless the Parties, acting through their JSC members, otherwise mutually agree (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)); (3) the JSC may not increase the budget by more than [**] percent ([**]%) for any [**] that were previously included in the [**] and (4) the JSC may not increase the budget by more than [**] percent ([**]%) for any [**] that were previously included in the [**].

(iii)Other Amendments. Subject to the budgeting restrictions set forth in Section 5.2.1(b)(ii) (Revisions), the JSC shall review the Joint Development Plan and Budget [**] to determine if any non-budgetary amendments are necessary to the Joint Development Plan and Budget, and shall approve any such amendments to the Joint Development Plan and Budget.

(iv)Allocation. Sixty-five percent (65%) of the Development Costs associated with Developing, Manufacturing and seeking Regulatory Approval for Joint Compounds and Joint Products shall be allocated to BII and thirty-five percent (35%) of such Development Costs shall be allocated to Epizyme; provided that (1) to the extent any such Development Costs relate to activities undertaken solely to obtain Regulatory Approval in the U.S., the Parties shall equally share such costs (50:50) and (2) to the extent any such Development Costs relate to activities undertaken solely to obtain Regulatory Approval in a ROW country or countries, BII shall be solely responsible for all such costs.

(c)JSC Development Responsibility.

(i)United States. The JSC will monitor the Development of Joint Products for the United States and will serve as the primary decision-making forum with respect to significant decisions affecting the Development of the Joint Product for the United States; provided that each Party undertaking such Development activities will have control over the day-to-day conduct of such activities. Each Party will submit to the JSC for its review, within [**], a report with respect to its Development activities for the Joint Product for the United States undertaken by such Party during [**].

(ii)ROW. The JSC will monitor the Development of the Joint Product for the ROW and will serve as a forum for the Parties with respect to discussing matters affecting the Development of the Joint Product for the ROW and U.S. and Information sharing with respect thereto. In connection with the foregoing, BII will submit to the JSC for its review, within [**], a report with respect to its Development activities for the Joint Product for the ROW during [**].

(d)Reporting and Reconciliation Payments; Overruns.

(i)Reporting; Audit. Each Party shall report to the other, within [**], the actual Development Costs incurred by such Party with respect to the Joint Compound and Joint Product [**]. Such report shall specify, in reasonable detail, such Development Costs. Within [**], BII shall reconcile all Development Costs incurred [**] by the Parties and provide Epizyme with written notice of the results of such reconciliation. Based on the results of such reconciliation, a payment shall be made by one Party to the other as may be necessary to effect the division of Development Costs set forth in Section 5.2.1(b)(iv) (Allocation), which payment shall be made within [**] following Epizyme’s receipt of the reconciliation notice. If either Party believes, in good faith, that the Development Costs reported by the other Party [**] are not accurate, then the Parties shall meet and discuss the alleged inaccuracy and attempt to come to resolution with respect thereto. In the event the Parties are unable to resolve the alleged inaccuracy, the Party alleging the inaccuracy will have the right to perform an audit of the other Party’s Development Costs pursuant to the provisions of Section 7.10 (Audit; Audit Dispute), mutatis mutandis.

(ii)FTE Records and Calculations. Each Party shall record and account for its FTE effort with respect to Joint Products in the Territory to the extent that such FTE efforts are included in Development Costs that are shared under this Agreement. Each Party shall calculate and maintain records relating to FTE efforts incurred by it in a manner consistent with the provisions found within this Agreement and generally as used for other products developed by such Party.

(iii)Development Overruns. If the Development Costs incurred by a Party for Development activities exceed the amounts set forth in the Joint Development Plan and Budget by more than [**] percent ([**]%) (calculated for all costs incurred over the [**] (as such may be adjusted pursuant to Section 5.2.1(b)(ii)) for all budgeted activities), such excess Development Costs (each, a “Development Overrun”) shall be borne by the Party responsible for performing or causing to be performed such activities and such Development Overrun shall be excluded from the division of Development Costs set forth in Section 5.2.1(b)(iv) (Allocation); provided that, if such Development Overrun was outside the reasonable control of, and not attributable to a failure to use Commercially Reasonable Efforts by, the Party responsible for such Development Overrun, or did not result from the failure of such Party to adequately supervise a Third Party performing such activities, then the Party incurring such Development Overrun may petition the JSC to have such Development Overrun included in the division of Development Costs and shared by the Parties pursuant to Section 5.2.1(b)(iv) (Allocation) and, only if the Parties, acting through their JSC representatives, mutually agree (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) that such Development Overrun should be included in the division of Development Cost (without BII exercising its tie-breaking authority pursuant to Section 2.2.3 (Disagreement Resolution)), will such Development Overrun be shared by the Parties pursuant to Section 5.2.1(b)(iv) (Allocation).

(e)Development Diligence. Each Party, itself or through its Affiliates or permitted Contractors or Sublicensees, shall use Commercially Reasonable Efforts to perform the activities allocated to it under the Joint Development Plan and Budget, including by Developing and pursuing Regulatory Approval for Joint Products as set forth in the Joint Development Plan and Budget. For the avoidance of doubt, BII shall be solely responsible for submitting all Drug Approval Applications to Regulatory Authorities for Regulatory Approvals, and any and all such Drug Approval Applications that have received Regulatory Approval shall be solely owned by and held in BII’s name.

5.2.2Commercialization Responsibilities and Expenses.

(a)Joint Commercialization Plan and Budget.

(i)Initial Commercialization Plan and Budget. With respect to the Commercialization of Joint Products throughout the U.S., the JSC shall allocate such responsibilities between the Parties pursuant to a [**] rolling Commercialization plan and budget approved by the JSC (such plan and budget, together with all revisions and amendments thereto, the “Joint Commercialization Plan and Budget”), which shall be agreed to [**] of a Joint Product in the United States. Without limitation, the Joint Commercialization Plan and Budget shall set forth, among other things, [**]. Notwithstanding the foregoing, if the JSC determines to adopt a Joint Commercialization Plan and Budget [**] of the Joint Product, then the JSC may determine to include in such Joint Commercialization Plan and Budget, [**] budget (rather than a [**] rolling budget) and such Joint Commercialization Plan and Budget need not include all of the items set forth in ensuing subclauses (A)-(N), as the JSC deems appropriate. The JSC shall, at all times, except as provided elsewhere in this Agreement, endeavor to split Commercialization responsibilities with respect to the Joint Compound and Joint Product in the United States equally between the Parties, including 50:50 participation in co-promotion, Detailing and medical science liaison activities. [**] of Joint Product in the U.S., Epizyme shall have established a commercial team composed of qualified marketing and other commercial-oriented employees, knowledgeable and experienced in the sale of oncology pharmaceutical products, and [**] of Joint Product in the U.S., Epizyme shall have established a sales force organization, sales representatives and a medical science liaison organization of suitable size, composition and with relevant oncology product experience to perform the anticipated Detailing, medical education and other responsibilities required in the then current Joint Commercialization Plan and Budget. Unless otherwise agreed to by the JCC, at least [**] percent ([**]%) of all such sales force representatives and medical science liaisons performing Epizyme’s delegated activities shall be Epizyme employees (or any such lesser percentage if BII or its Affiliate(s) employs such lesser percentage of its sales force representatives and medical science liaisons in performing BII’s delegated activities), and all such representatives shall be fully trained and qualified, based on the same criteria applicable by BII to the qualification and training of its sales representatives generally, [**] of Product in the U.S., unless the JSC provides otherwise through the Joint Commercialization Plan and Budget. The Parties shall not conduct any Commercialization activities for the Joint Compound and Joint Product inconsistent with the Joint Commercialization Plan and Budget. BII shall be solely responsible for Commercializing the Joint Product in the ROW.

(ii)Revisions. The JSC shall revise the Joint Commercialization Plan and Budget [**] so that immediately following such revision the Joint Commercialization Plan and Budget always sets forth a [**] rolling Commercialization plan and budget for the Joint Compound and Joint Product in the Territory. The budget for the [**] of the Joint Commercialization Plan and Budget shall be firm. In connection with making [**] revisions to the Joint Commercialization Plan and Budget pursuant to this Section 5.2.2(a)(ii) (Revisions), unless the Parties otherwise mutually agree, the JSC may not increase the budget for such activities (A) with respect to the [**], by more than [**] percent ([**]%) of the budget set forth in the previous Joint Commercialization Plan and Budget for such [**] and (B) with respect to the [**], by more than [**] percent ([**]%) of the budget set forth in the previous Joint Commercialization Plan and Budget for such months. The JSC shall act in good faith when establishing the budget for the Joint Commercialization Plan and Budget. In the event the JSC decides to make an Off-Cycle Amendment to the Joint Commercialization Plan and Budget prior to the expiration of then then-current [**] period (i.e., before [**] revision is required), then the [**] rolling period for the Joint Commercialization Plan and Budget shall commence anew as of the effective date of the Off-Cycle Amendment, but such Off-Cycle Amendment shall otherwise remain subject to the terms of this Section 5.2.2(a)(ii) (Revisions), including that: (1) the Joint Commercialization Plan and Budget shall be revised [**] from the effective date of the Off-Cycle Amendment so that it always sets forth a [**] rolling Commercialization plan and budget for the Joint Compound and Joint Product in the United States; (2) the JSC may not increase the budget for any [**] that were previously included in the [**] unless the Parties, acting through their JSC members, otherwise mutually agree (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)); (3) the JSC may not increase the budget by more than [**] percent ([**]%) for any [**] that were previously included in the [**]; and (4) the JSC may not increase the budget by more than [**] percent ([**]%) for any [**] that were previously included in the [**].

(iii)Other Amendments. Subject to the budgeting restrictions set forth in Section 5.2.2(a)(ii) (Revisions), the JSC shall review the Joint Commercialization Plan and Budget [**] to determine if any non-budgetary amendments are necessary to the Joint Commercialization Plan and Budget and shall approve any such amendments to the Joint Commercialization Plan and Budget.

(iv)Allocation. Epizyme shall receive fifty percent (50%) of all Net Sales and bear fifty percent (50%) of all Allowable Expenses resulting from Commercialization of Joint Products in the United States and BII shall receive fifty percent (50%) of all Net Sales and bear fifty percent (50%) of all Allowable Expenses resulting from Commercialization of Joint Products in the United States.

(b)JSC Commercialization Responsibility.

(i)United States. The JSC will monitor the Commercialization of Joint Products for the United States and will serve as the primary decision-making forum with respect to significant decisions affecting the Commercialization of the Joint Product for the United States; provided that, each Party undertaking such Commercialization activities will have control over the day-to-day conduct of such activities. Each Party will submit to the JSC for its review, within [**], a report with respect to its Commercialization activities for the Joint Product for the United States during the previous [**].

(ii)ROW. The JSC will monitor the Commercialization of the Joint Product for the ROW and will serve as a forum for the Parties with respect to discussing matters affecting the Commercialization of the Joint Product for the ROW and U.S. and Information sharing with respect thereto. In connection with the foregoing, BII will submit to the JSC for its review, within [**], a report with respect to its Commercialization activities for the Joint Product for the ROW during the previous [**].

(c)Profit Share. In furtherance of the 50:50 allocation of Net Sales and Allowable Expenses as set forth in Section 5.2.2(a) (Joint Commercialization Plan and Budget):

(i)Reports and Payments in General. Each Party shall report to the other Party, within [**] after the end of each Calendar Quarter, the actual Net Sales and Allowable Expenses incurred by such Party with respect to Joint Products in the U.S. during such Calendar Quarter. Such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Allowable Expenses. Within [**] after the end of each Calendar Quarter, BII shall reconcile all Net Sales and Allowable Expenses to ascertain whether there is a Net Profit or Net Loss and provide Epizyme with written notice of the results of such reconciliation. Based on the results of such reconciliation, payments shall, subject to Section 5.2.2(c)(iv) (Overruns), be made as follows: (A) if there is a Net Profit for such Calendar Quarter, then BII shall pay to Epizyme an amount equal to fifty percent (50%) of the Net Profit for such Calendar Quarter; or (B) if there is a Net Loss for such Calendar Quarter, then the Party that has borne less than fifty percent (50%) of the aggregate Allowable Expenses incurred by the Parties during such Calendar Quarter shall make a reconciling payment to the other Party so that each Party bears fifty percent (50%) of the aggregate Allowable Expenses during such Calendar Quarter. Such payments shall be made within [**] following Epizyme’s receipt of the reconciliation notice. If either Party believes, in good faith, that the Net Sales or Allowable Expenses reported by the other Party for a Calendar Quarter are not accurate, then the Parties shall meet and discuss the alleged inaccuracy and attempt to come to resolution with respect thereto. In the event the Parties are unable to resolve the alleged inaccuracy, the Party alleging the inaccuracy will have the right to perform an audit of the other Party’s Net Sales and Allowable Expenses pursuant to the provisions of Section 7.10 (Audit; Audit Dispute), mutatis mutandis.

(ii)FTE Records and Calculations. Each Party shall record and account for its FTE effort with respect to Joint Products in the U.S. to the extent that such FTE efforts are included in Allowable Expenses that are shared under this Agreement. Each Party shall calculate and maintain records relating to FTE efforts incurred by it in a manner consistent with the provisions found within this Agreement and generally as used for other products developed by such Party. Each Party shall charge the FTE Rate for all FTEs who perform Commercialization activities encompassed within the definition of Allowable Expenses, except with respect to those activities encompassed within the definition of Sales and Marketing Costs. The FTE Rate(s) for activities encompassed within the definition of Sales and Marketing Costs shall be discussed by the JSC and the representatives of the Parties shall use good faith efforts to mutually agree on such FTE Rate(s) to be applied; provided that, in the event that the representatives of the Parties are unable to mutually agree on an FTE Rate(s), or the JSC has been disbanded under Section 2.1.4 (Disbandment) due to a Change in Control of Epizyme, then the Parties shall use the FTE Rate set forth in Schedule 1.81. Notwithstanding the foregoing, the Allowable Expenses for sales representatives co-promoting the Joint Product in the U.S. shall be based on a fixed cost for Details in the primary or secondary position for similar prescriber specialties, and established by the JSC (or by BII in the event the JSC has been disbanded under Section 2.1.4 (Disbandment) due to a Change in Control of Epizyme) based on industry standard comparable benchmarks.

(iii)Last Calendar Quarter. No separate payment shall be made for the last Calendar Quarter in any Calendar Year. Instead, at the end of each such Calendar Year, a final reconciliation shall be conducted by comparing the share of Net Profit or Net Loss to which a Party is otherwise entitled for such Calendar Year against the sum of all amounts (if any) previously paid or retained by such Party for prior Calendar Quarters during such Calendar Year, and the Parties shall make reconciling payments to one another no later than [**] after the end of such Calendar Quarter, if and as necessary to ensure that each Party receives for such Calendar Year its share of Net Profits and bears its share of Net Losses in accordance with Section 5.2.2(a)(iv) (Allocation).

(iv)Commercialization Overruns. If the Allowable Expenses incurred by a Party for Commercialization activities exceed the amounts set forth in the Joint Commercialization Plan and Budget by more than [**] percent ([**]%) (calculated for all costs incurred over the [**] (as such may be adjusted on account of an Off-Cycle Amendment pursuant to Section 5.2.2(a)(ii) (Revisions)) for all budgeted activities), such excess Allowable Expenses (each, a “Commercialization Overrun”) shall be borne by the Party responsible for performing or causing to be performed such activities and shall be excluded from “Allowable Expenses” hereunder; provided that, if such Commercialization Overrun was outside the reasonable control of, and not attributable to a failure to use Commercially Reasonable Efforts by, the Party responsible for such Commercialization Overrun, or did not result from the failure of such Party to adequately supervise a Third Party performing such activities, then the Party incurring such Commercialization Overrun may petition the JSC to have such Commercialization Overrun included in the division of Allowable Expenses and shared by the Parties pursuant to Section 5.2.2(a)(iv) (Allocation) and, only if the Parties, acting through their JSC representatives, mutually agree (without reference to the tie-breaking provisions of Section 2.2.3 (Disagreement Resolution)) that such Commercialization Overrun should be included in the division of Allowable Expenses (without BII exercising its tie-breaking authority pursuant to Section 2.2.3 (Disagreement Resolution)), will such Commercialization Overrun be shared by the Parties pursuant to Section 5.2.2(a)(iv) (Allocation).

(d)Commercialization Diligence. BII, with respect to the ROW, and each Party, with respect to the United States, itself or through its Affiliates or permitted Contractors or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize Joint Products in the Territory where Regulatory Approval is received for such Product. Each Party will use Commercially Reasonable Efforts to perform the activities allocated to it under the Joint Commercialization Plan and Budget. With respect to certain countries, the Parties understand that due to pricing or reimbursement limitations, parallel trade and importation issues or other market related considerations that may arise, it may become impractical, unprofitable, undesirable or unreasonable to launch and sell Joint Product(s) in such countries alone or when considering potential impacts on other countries where Joint Product(s)

shall be Commercialized and, in all such like instances, BII shall be entitled to decide to not Commercialize Joint Product(s) in such countries and not be in breach of its Commercially Reasonable Efforts and other obligations under this Section 5.2.2(d) (Commercialization Diligence).

(e)Delegation to JCC. For clarity, the JSC may delegate any or all of its responsibilities under Section 5.2.2 (Commercialization Responsibilities and Expenses) to the JCC pursuant to Section 2.4 (Working Groups), but, in such event, the JSC will remain responsible for approving the Joint Commercialization Plan and Budget established by the JCC, including all revisions and any other amendments thereto.

5.2.3Adverse Actions. In the event that Epizyme reasonably believes, in good faith, that any proposed activity by BII with respect to a Joint Product in an ROW country could adversely affect the Development or Commercialization of a Joint Product in the U.S., then Epizyme shall inform the JSC in writing of its concerns and the JSC shall promptly meet and no later than at the next regularly scheduled JSC meeting, and consult on such matters to determine whether BII should make any changes to its proposed activities. Notwithstanding the foregoing, in all instances, BII shall have final decision-making authority with respect to such ROW Development or Commercialization activities and whether to implement or not implement any potential changes pursuant to Section 2.2.3 (Disagreement Resolution).

5.2.4Booking of Sales; Distribution. BII and its Affiliates will have the sole right in setting prices, determining discounts, contracting with Third Parties, invoicing and booking sales (in relation to gross sales and Net Sales), warehousing and distributing Joint Products in the Territory, and to perform or cause to be performed all related services, subject to the JSC’s role in determining the terms thereof with respect to the Joint Product in the United States pursuant to Section 5.2.2(b)(i) (JSC Commercialization Responsibility – United States), but always subject to Section 2.2.3 (Disagreement Resolution) where BII has final decision making powers. BII and its Affiliates will handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to Joint Products in the Territory.

5.2.5Epizyme Opt-Out. With respect to the Joint Product, Epizyme may, [**] included in such Joint Product, upon prior written notice to BII (such notice, the “Opt-Out Notice”), elect to cease its participation in the Development and Commercialization of such Joint Product (for clarity, if elected [**], Epizyme shall continue to perform its obligations with respect to the Research Activities under the Research Plan and those obligations contained in ARTICLE 2 (Collaboration Management), ARTICLE 3 (Research Plan; Research Period) and ARTICLE 4 (Research Program) of this Agreement that relate to Joint Product). The Epizyme Opt-Out Notice shall become effective (a) upon [**] prior written notice, if given [**], (b) upon [**] prior written notice, if given [**] or (c) upon [**] prior written notice, if given [**]; provided, however, that Epizyme may only cease its participation in the Development and Commercialization of the Joint Product during the [**] period [**] if BII agrees and provides its prior written consent that Epizyme may opt-out as aforesaid. Epizyme may always provide an Opt-Out Notice to BII at any time after [**]. In the event Epizyme does provide BII with an Opt-Out Notice as aforesaid, once effective: (i) Epizyme shall have no further obligation to, and shall cease to, perform Development activities (other than any Research Activities to be performed under the Research Plan if such Opt-Out Notice is provided [**] as set forth in the first sentence of this Section 5.2.5 (Epizyme Opt-Out)) and Commercialization activities with respect to such Joint Compound or Joint Product in the United States, which cessation will occur pursuant to a mutually agreed to transition plan that will wind-down Epizyme’s performance of (A) Development activities as soon as reasonably practicable following the effective date of the opt-out (subject to the requirement that Epizyme continue to perform its obligations with respect to the Research Activities under the Research Plan if the Opt-Out Notice is provided prior to [**] as set forth in the first sentence of this Section 5.2.5 (Epizyme Opt-Out)) and using reasonable efforts to avoid unnecessary Development disruptions and (B) Commercialization activities over a period of not more than [**] following the effective date of the opt-out and using reasonable efforts to avoid unnecessary Commercialization disruptions, and for the avoidance of doubt, upon the completion of the Epizyme activities described in (A)-(B) and reflected in the transition plan, the license grants under Section 6.1.1 shall expire and terminate; (ii) Epizyme shall remain responsible for one hundred percent (100%) of its share of Allowable Expenses that were (A) actually incurred prior to the effective date of the Opt-Out Notice or (B) if not actually incurred prior to the effective date of the Opt-Out Notice, are nevertheless Committed Costs; (iii) Epizyme shall remain responsible for one hundred percent (100%) of its share of Development Costs that were (A) actually incurred prior to the effective date of the Opt-Out Notice or (B) if not actually incurred prior to the effective date of the Opt-Out Notice, are nevertheless Committed Costs; and (iv) the 50:50 profit and cost share set forth in Section 5.2.2 (Commercialization Responsibilities and Expenses) with respect to Net Sales of Joint Products in the U.S. shall cease and, instead, BII shall pay Epizyme a royalty based on future Net Sales of such Joint Product in the U.S. as follows (the “Opt-Out Royalties”):

Timing of Opt-Out Notice	Royalty Rate
If the Opt-Out Notice is given [**] with respect to such Joint Product	BII Controlled Project royalty rates (as set forth in Section 7.4.1) shall apply.
If the Opt-Out Notice is [**] with respect to such Joint Product	BII Controlled Project royalty rates (as set forth in Section 7.4.1) shall apply, plus [**] percent ([**]%)
If the Opt-Out Notice is [**], with respect to such Joint Product	BII Controlled Project royalty rates (as set forth in Section 7.4.1) shall apply, plus [**] percent ([**]%)
If the Opt-Out Notice is [**]	BII Controlled Project royalty rates (as set forth in Section 7.4.1) shall apply, plus [**] percent ([**]%)

For the avoidance of doubt, BII’s payment of Opt-Out Royalties shall be governed by Sections 7.4.2 (Royalty Term), 7.4.3 (Reductions), 7.5 (Royalty Payments and Reports), 7.6 (Mode of Payment; Offsets), 7.7 (Taxes; Withhold Taxes), 7.8 (Interest on Late Payments), 7.9 (Financial and Other Records), 7.10 (Audit; Audit Dispute) and 7.11 (Confidentiality).

5.3.Manufacturing; Technology Transfer.

5.3.1Supply Plans. The JSC shall establish the pre-clinical, clinical and commercial supply strategy for Joint Compounds, Joint Products and Diagnostic Products for Joint Compounds or Joint Products in the United States, including Manufacturing plans with respect thereto. BII or its Affiliates, or its or their Contractors or Sublicensees. shall Manufacture (a) all pre-clinical and clinical requirements of Joint Compounds, Joint Products (including placebo or other comparators) and Diagnostic Products for Joint Compounds or Joint Products, with respect to each, for use by the Parties in connection with Development activities as contemplated in the Joint Development Plan and Budget and (b) all commercial requirements of Joint Compounds, Joint Products and Diagnostic Products for Joint Compounds or Joint Products, with respect to each, for use by the Parties in connection with Commercialization activities as contemplated in the Joint Commercialization Plan and Budget, with respect to (a)-(b), in accordance with the JSC-approved supply strategy and Manufacturing plans. If, pursuant to the Joint Development Plan and Budget, the JSC appoints Epizyme to Conduct a Clinical Trial for a Joint Product, then BII and Epizyme shall promptly enter into a (i) supply agreement for the supply and Manufacture of the Joint Compounds, Joint Products or Diagnostic Products for Joint Compounds or Joint Products that are the subject of such Clinical Trial and (ii) a quality agreement related to such Manufacture and supply, which will set forth the applicable quality, release and approval procedures.

5.3.2Manufacture. All Compounds and Products (and any applicable placebos or other comparators) Manufactured and delivered by BII or its Affiliates, or its or their Contractors or Sublicensees, pursuant to Section 5.3.1 (Supply Plans) shall be Manufactured, transported, stored and handled in accordance with GMP and all other Applicable Laws.

5.4.Recalls. BII or its Affiliates shall use reasonable efforts to notify Epizyme promptly following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Joint Product in the Territory and shall include in such notice the reasoning behind such determination, and any supporting facts. BII (or its Affiliates or Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Territory. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, then BII (or its Affiliates or its Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 5.4 (Recalls), BII (or its Affiliates or Sublicensee) responsible for the recall, market suspension, or market withdrawal shall be solely responsible for the execution thereof and Epizyme shall reasonably cooperate in all such recall efforts. Subject to ARTICLE 12 (Indemnity), (a) in the event that a recall, market suspension or market withdrawal resulted from a Party’s or its Affiliate’s breach of its obligations hereunder, or from such Party’s or its Affiliate’s negligence or willful misconduct, such Party shall bear the expense of such recall, market suspension or market withdrawal, (b) with respect to any other recall, market suspension or market withdrawal of the Joint Product in the U.S., the expenses incurred by the Parties as a result of such recall, market suspension or market withdrawal shall be included in Allowable Expenses hereunder and resolved pursuant to Section 5.2.2(a)(iv) (Allocation) and (c) with respect to any recall, market suspension or market withdrawal not covered by clause (a) or (b), BII shall be responsible for all costs of such recall, market suspension or market withdrawal.

ARTICLE 6
Grant of Rights

6.1.Grant to Epizyme. Subject in the first instance to Section 6.2 (Grant to BII), and subject to Section 6.4 (Sublicenses), BII (on behalf of itself and its Affiliates) hereby grants back to Epizyme and solely to those Epizyme Affiliates whereby, consistent with the definitional guidance provided under Section 1.2 (Definition of “Affiliate”), Epizyme controls such Person that is an Affiliate of Epizyme, but no licenses are granted to any Epizyme Affiliates whereby the Person that is an Affiliate of Epizyme either controls Epizyme or is under common control with Epizyme:

6.1.1a non-exclusive, royalty-free and non-transferable (except in accordance with Section 14.4 (Assignment)) license under the Collaboration Technology to (a) conduct the Research Activities assigned to it under the Research Plan and (b) Develop, Manufacture, Commercialize and otherwise Exploit the Joint Compound and Joint Product in accordance with the Joint Development Plan and Budget and Joint Commercialization Plan and Budget in the United States; and

6.1.2a limited, non-exclusive, royalty-free, non-transferable (except pursuant to Section 14.4 (Assignment)), research license to use BII Research Compounds solely in Counter Screens for the sole purpose to identify inhibitors of other helicase targets and histone acetyl transferase targets other than a [**] target or [**] target.

6.2.Grant to BII. In the first instance and prior to any of the license grants in  Section 6.1 (Grant to Epizyme), and subject to Section 6.4 (Sublicenses), Epizyme (on behalf of itself and its Affiliates) hereby grants to BII and its Affiliates:

6.2.1an exclusive, royalty-free and non-transferable (except in accordance with Section 14.4 (Assignment)) license under the Epizyme Technology and Epizyme’s interest in Joint Technology for the purpose of conducting the Research Activities assigned to it under the Research Plan and with respect to Compounds and Products in the Field and in the Territory; and

6.2.2an exclusive (even with respect to Epizyme and its Affiliates), royalty-bearing and non-transferable (except in accordance with Section 14.4 (Assignment)) license under the Epizyme Technology and Epizyme’s interest in Joint Technology to Develop, Manufacture, Commercialize and otherwise Exploit in the Field and in the Territory Compounds and Products, including (i) the BII Compound and BII Product and (ii) the Joint Compound and Joint Product.

6.3.Negative Covenant. With respect to the licenses granted to Epizyme under Section 6.1.1(b), BII hereby covenants that it shall not grant any similar licenses to Third Parties other than to those who are considered Contractors pursuant to Section 6.5 (Contractors) of this Agreement.

6.4.Sublicenses. Either Party may sublicense the rights granted to it in Section 6.1 (Grant to Epizyme) or Section 6.2 (Grant to BII) as follows:

6.4.1(a) with respect to the rights granted to Epizyme in Section 6.1.1 or Section 6.1.2 and (b) with respect to the rights granted to BII in Section 6.2.1, to Third Parties engaged by a Party pursuant to Section 6.5 (Subcontracting);

6.4.2with respect to the rights granted BII in Section 6.2.2, through multiple tiers, to Third Parties (each, a “Sublicensee”);

6.4.3any sublicense granted by a Party to a Contractor or Sublicensee pursuant to this Section 6.4 (Sublicenses) shall be granted pursuant to a written agreement that is consistent with the terms and conditions of this Agreement, a copy of which shall be provided to the non-granting Party within [**] of execution. The Party granting the sublicense shall remain liable for any breach by a Contractor or Sublicensee that would constitute a breach of this Agreement.

6.5.Subcontracting. BII shall have the right to subcontract any of its activities to a Contractor; provided that BII will remain responsible and liable for the actions of its Contractors, including with respect to the achievement of Milestone Events and breaches of this Agreement. Epizyme shall have the right to subcontract any of its activities: (i) under the Research Plan to a Contractor without BII’s consent, unless such activities relate to (A) Compound synthesis directed toward in vivo safety studies, (B) the performance of in vivo safety studies (including histology analysis and CV assessment) or (C) assay development using human tissue, each of which ((A)-(C)) require BII’s prior written consent (not to be unreasonably withheld or delayed) or (ii) under the Joint Development Plan and Budget or Joint Commercialization Plan and Budget, provided Epizyme first obtains BII’s prior written consent (not to be unreasonably withheld or delayed), unless such subcontracting and Contractor are specifically contemplated under the Joint Development Plan and Budget or Joint Commercialization Plan and Budget. Epizyme will remain responsible and liable for the actions of its Contractors, including with respect to breaches of this Agreement.

6.6.Retention of Rights. Except as expressly provided herein, Epizyme grants no additional rights or licenses to BII or its Affiliates in, to or under any intellectual property rights Controlled by Epizyme. Except as expressly provided herein, BII grants no additional rights or licenses to Epizyme or its Affiliates in, to or under any intellectual property rights Controlled by BII.

6.7.Recordation. Following the Effective Date or at any time during the Term, either Party at the request and expense of the other Party, shall promptly register or record the licenses (including by registering a short-form license) granted to such other Party under this Agreement with the appropriate patent offices in all applicable countries of the Territory;

provided that such registration or recordation specifies the applicable limitations of such license; and provided further that such registration shall have no effect on the allocation of Prosecution and Maintenance rights and obligations set forth in ARTICLE 8 (Intellectual Property). In the event any of the licenses granted by a Party to the other Party under this Agreement are terminated, such other Party shall promptly take such actions and execute such documents as are reasonably requested by the granting Party, to cancel such registration(s) or recordation(s) in the applicable countries with respect to the terminated license grants, at the expense of the Party that had requested such registration(s) or recordation(s).

ARTICLE 7
Payments and Records

7.1.Upfront Payment. No later than [**] following the Effective Date (provided BII has received both an originally signed version of this Agreement and an Invoice from Epizyme), BII will pay Epizyme an upfront amount equal to Fifteen Million Dollars ($15,000,000). Such payment will be non-creditable against any other payments due hereunder.

7.2.Research Funding.

7.2.1Calendar Year 2019. As partial consideration (“Research Funding”) for the costs to be incurred by Epizyme in connection with its Research Activities pursuant to the Research Plan or any Remedial Plan for Calendar Year 2019 (with the Parties acknowledgment that a portion of the amounts payable for achieving preclinical research Milestone Events include partial consideration for the costs to be incurred by Epizyme in connection with its Research Activities pursuant to the Research Plan), BII will pay Epizyme Five Million Dollars ($5,000,000), divided into [**] payments of [**] Dollars ($[**]), and payable by BII in [**] installments due within [**] for Calendar Year 2019, as long as BII has received an Invoice from Epizyme with respect to the payment of such amounts.

7.2.2Calendar Year 2020. In the event BII elects to extend the Research Period pursuant to Section 3.2.2 (Extension), any additional Research Funding from BII to Epizyme as consideration for the costs to be incurred by Epizyme in connection with: (i) performing Research Activities not completed by Epizyme under the prior Research Plan that BII desires for Epizyme to continue during Calendar Year 2020; and (ii) any additional Research Activities not already covered under the existing Research Plan (if any) undertaken pursuant to any revisions made to the Research Plan for Calendar Year 2020, with respect to (i)-(ii), and the timing of such payments, shall be agreed to by the Parties pursuant to Section 3.2.2 (Extension; provided that, with respect to (i)-(ii), BII shall be allowed to credit against any such additional Research Funding an amount equal to the total budget of [**] Dollars ($[**]) that Epizyme has allocated for its performance of Research Activities under the Research Plan in Calendar Year 2019, minus the expenses Epizyme actually incurred in connection with the performance of such activities, and BII shall make such payments in accordance with such payment schedule.

7.3.Milestone Payments. On a Target Project-by-Target Project basis, BII will pay Epizyme the following amounts (each, a “Milestone Payment”) within [**] after (a) the applicable event is first achieved with respect to a Target Project, whether achieved by or on behalf of BII, its Affiliates or Sublicensees and (b) BII’s receipt of an Invoice for such Milestone Payment (each, a “Milestone Event”). BII will provide Epizyme written notice of the achievement of a Milestone Event within [**] after its occurrence:

Milestone Event	Milestone Payment (in [**] USD)
	BII Controlled Project (i.e., Achieved by BII Compound or BII Product)	Jointly Controlled Project (i.e., Achieved by Joint Compound or Joint Product)
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Each Milestone Payment made under this Section 7.3 (Milestone Payments) will be payable only once, upon the first achievement of the applicable Milestone Event by a Compound or Product, as applicable, with respect to a Target Project and no additional amounts will be due for subsequent or repeated achievements of such Milestone Event by a Compound or Product, as applicable, for such Target Project. If Development or Commercialization of a Compound or Product is discontinued after any Milestone Payment set forth in the above table has been made with respect to such Compound or Product, and a different Compound or Product from the same Target Project is selected to replace the discontinued Compound or Product (each, a “Replacement Product”), then there shall be no payment due upon achievement of the same Milestone Event by such Replacement Product for which Epizyme already received a Milestone Payment for the original Product. If a Compound or Product for a Target Project achieves a subsequent Milestone Event before achieving a prior Milestone Event (“subsequent” being read to mean a Milestone Event (other than any of the described [**] Milestone Events) that appears lower in the above table when compared to another Milestone Event), then the Milestone Payments for both the subsequent Milestone Event and for any previously unpaid and unachieved Milestone Events for such Compound or Product shall be due and payable to Epizyme upon achievement of the subsequent Milestone Event. For example, (i) if a Product were to achieve the Milestone Event associated with [**] and subsequently achieve [**] without achieving [**], then, upon [**], both the Milestone Payment associated with [**] and the Milestone Payment associated with [**] would become due and payable to Epizyme with respect to such Product, (ii) if a Product were to achieve the Milestone Event associated with [**] prior to achieving [**], then, upon [**], both the Milestone Payment associated with [**] and the Milestone Payment associated with [**] would become due and payable to Epizyme with respect to such Product and (iii) for clarity, if a Product were to achieve a Milestone Event associated with [**] Milestone Events not yet achieved with respect to such Product shall not become due and payable to Epizyme until such [**] Milestone Event is achieved by such Product.

7.4.Royalties.

7.4.1Royalty Rates. Commencing upon the First Commercial Sale of a Product in a country in the Territory, on a Product-by-Product basis, BII will pay to Epizyme tiered royalties on Net Sales of each Product in the Territory or ROW as applicable during each Calendar Year at the following rates:

Calendar Year Net Sales of a Product in a Country in the Territory or ROW as Applicable	Royalty Rate
BII Controlled Project (i.e., Achieved by BII Product)
For that portion of aggregate Net Sales of a Product in the Territory during a Calendar Year that are less than $[**]	[**]%
For that portion of aggregate Net Sales of a Product in the Territory during a Calendar Year that are more than or equal to $[**] and less than or equal to $[**]	[**]%
For that portion of aggregate Net Sales of a Product in the Territory during a Calendar Year that are greater than $[**] and less than or equal to $[**]	[**]%
For that portion of aggregate Net Sales of a Product in the Territory during a Calendar Year that are greater than $[**]	[**]%
Jointly Controlled Project (i.e., Achieved by Joint Product)
For that portion of aggregate Net Sales of a Product in the ROW during a Calendar Year that are less than $[**]	[**]%
For that portion of aggregate Net Sales of a Product in the ROW during a Calendar Year that are more than or equal to $[**] and less than or equal to $[**]	[**]%
For that portion of aggregate Net Sales of a Product in the ROW during a Calendar Year that are greater than $[**] and less than or equal to $[**]	[**]%
For that portion of aggregate Net Sales of a Product the ROW during a Calendar Year that are greater than $[**]	[**]%

7.4.2Royalty Term. With respect to each Product in each country in the Territory, from and after the expiration of the Royalty Term for such Product in such country, Net Sales of such Product in such country will be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 7.4.1 (Royalty Rates), and BII will have no obligation to pay any royalty on Net Sales of any Product in any country in the Territory after the Royalty Term for such Product in such country has expired. Upon expiration of the Royalty Term for a Product in a country, the license granted to BII pursuant to Section 6.2 (Grant to BII) will be fully paid-up, royalty-free, perpetual and irrevocable with respect to such Product in such country.

7.4.3Reductions. Notwithstanding the foregoing:

(a)in the event that, and in such case from and after the date on which, a Product is sold in a country and is not covered by a Valid Claim of a Patent in such country claiming the composition of matter of the underlying Compound for such Product, the royalty rate set forth in Section 7.4.1 (Royalty Rates) with respect to such country will be reduced by [**] percent ([**]%);

(b)in the event that BII enters into an agreement with a Third Party in order to obtain a license under a Patent or other intellectual property right controlled by such Third Party that is necessary to make, have made, use, offer to sell, sell, import or export a BII Product in any country in the Territory or a Joint Product in any country in ROW, BII will be entitled to deduct [**] percent ([**]%) of all Third Party Payments paid to such Third Party in respect of such agreement from any payments due to Epizyme hereunder with respect to such Product;

(c)in the event that in any country in the Territory during the Royalty Term for a Product there is Generic Competition in such country, then, for each such country, the royalties payable to Epizyme for the Net Sales of such Product in such country will be reduced by [**] percent ([**]%) of the applicable royalty rate(s) set forth in Section 7.4.1 (Royalty Rates); and

(d)notwithstanding the foregoing clauses (a)-(c), in no event will the royalties due to Epizyme for any given Calendar Year in any country in the Territory for any Product during the applicable Royalty Term be reduced by more than [**] percent ([**]%), in the aggregate, of the amount otherwise due and payable to Epizyme in such Calendar Year in such country for such Product pursuant to the reductions set forth in this Section 7.4.3 (Reductions). BII shall have the right to carry forward and offset against future royalties payable to Epizyme with respect to the applicable Product, any amounts that, but for this Section 7.4.3(d), BII would have been entitled to deduct from any royalty payments to Epizyme.

7.5.Royalty Payments and Reports. Royalties will be payable within [**] after the end of the Calendar Quarter during which the applicable Net Sales of Product occurred. In connection with the payment of royalties to Epizyme, BII shall also provide Epizyme with a written report with respect to the Net Sales of Product sold by or on behalf of BII, its Affiliates and Sublicensees during such Calendar Quarter in each country of the Territory or ROW, as applicable, in sufficient detail to permit confirmation of the accuracy of the royalty payments made to Epizyme. Each payment of royalties due to Epizyme will be accompanied by (a) a statement of the amount of Net Sales of each Product during such Calendar Quarter, (b) an itemized calculation of Net Sales for the Territory as a whole and on a country-by-country basis, showing for both the deductions provided for in the definition of “Net Sales” and (c) a calculation of the royalty payment due on such Net Sales for such Calendar Quarter.

7.6.Mode of Payment; Offsets. All payments to either Party under this Agreement will be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. In converting any amount expressed in a foreign currency into Dollars, BII shall use the monthly average exchange rates used by BII throughout its regular accounting system for the Calendar Quarter in which Product is sold.

7.7.Taxes; Withholding Taxes. All payments under or in connection with this Agreement shall be inclusive of any Taxes and each Party shall be responsible for and shall bear, pay or set-off its own Taxes assessed by a tax or other authority except as otherwise set forth in this Agreement (as used in this sentence, “Taxes” shall mean all forms of preliminary or finally imposed taxation, domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including but not limited to sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties or additions payable in connection with such taxes, fees, levies duties and other assessments or charges). For purposes of value added tax (“VAT”), or similar indirect taxes (e.g. goods and service tax), VAT/indirect taxes shall be added to the payments due to the terms if legally applicable. The VAT amounts of invoices received by one Party are not billable to the other Party as far as the first Party has an input VAT deduction, i.e. is able to receive a refund by the competent authority. If VAT is not refundable because of legal restrictions, which are not caused by the first Party, the VAT amounts are billable to the other Party. Prior to the invoicing of the aforementioned billable amounts written approval by the other Party is mandatory. Legal restrictions which are caused by the first Party and lead to a non-billable amount shall be the following but not limited to (a) missing of a limitation period or (b) inaccurate documents in order to receive the input VAT deduction. If Applicable Laws require withholding by BII or its Affiliates of any taxes imposed upon Epizyme on account of any royalties and other payments paid under this Agreement to the benefit of Epizyme, such taxes have to be retained by BII or its Affiliates as required by local law from such remittable royalty and other payment and shall be paid by BII or its Affiliates to the proper tax authorities on account of Epizyme. Official receipts of payment of any retained local withholding tax shall be secured and sent by BII or its Affiliates to Epizyme as evidence of such payment only on Epizyme’s request. The Parties shall cooperate and exercise their best efforts to ensure that any withholding taxes imposed on Epizyme are reduced as far as possible under the provisions of any relevant double tax treaty. Withholding taxes retained by BII or its Affiliates and paid to the proper German/local tax authorities as well as a possible refund of retained and paid local withholding taxes from the German/local tax authorities in favor of Epizyme are paid in local/German currency (Local currency/EUR). Any effect by currency conversion is to the benefit or burden of Epizyme as tax-payer and are not refundable or taken by BII and/or its Affiliates.

7.8.Interest on Late Payments. Any undisputed amounts owed by a Party under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at an annual rate of [**] percent ([**]%) above the one (1) month EUR LIBOR rate that applied on the first date on which payment was delinquent and calculated for the exact number of days in the interest period based on a year of three hundred sixty (360) days (actual/360). If the LIBOR is no longer published, the Parties will agree upon another internationally recognized rate which has historically been substantially equivalent to the one (1) month EUR LIBOR rate and utilize such rate retroactively to such time as the rate was no longer available. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken actions by the receiving Party (e.g., if a payment is late as a result of the receiving Party providing an incorrect account for receipt of payment).

7.9.Financial and Other Records. Each Party shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales of Products and Net Profits and Net Losses with respect to Joint Products in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by such Party and its Affiliates until [**] after the end of the period to which such books and records pertain or for such longer period as may be required by Applicable Law.

7.10.Audit; Audit Dispute. At the request of the other Party, each Party will, and will cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by the other Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.9 (Financial and Other Records) solely to confirm the accuracy of all Net Sales, royalty payments, Milestone Payments and financial reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter more than [**] after the end of such Calendar Quarter, (b) be conducted more than [**] period (unless a previous audit during such [**] period revealed an underpayment of at least [**] percent ([**]%) of the amount actually due with respect to such period) or (c) be repeated for any Calendar Quarter. The accounting firm will execute a reasonable written confidentiality agreement with the audited Party and will disclose to the auditing Party only such Information as is reasonably necessary to provide the auditing Party with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The accounting firm’s report will include the methodology and calculations used to determine the results, will be delivered to each Party at the same time and, unless such report is disputed by a Party as set forth below, will be deemed final [**] after it is received by both Parties. Each Party will have the right during such [**] period to discuss the report with the accounting firm. In the event a Party disputes any portion of the accounting firm’s report following such [**] period, then, no later than [**] following the end of such [**] period, such Party may refer such dispute for resolution in accordance with Section 14.7 (Dispute Resolution). The auditing Party shall bear the full cost of any such audit, unless the accounting firm’s report discloses an underpayment by the audited Party of more than [**] percent ([**]%) of the amount due for any Calendar Quarter, in which case the audited Party shall bear the full cost of such audit. The audited Party shall pay the amount of any undisputed underpayment disclosed in the accounting firm’s report, together with interest thereon from the date such payment was originally due, within [**] after delivery to the Parties of the accounting firm’s report. If the accounting firm’s report discloses an undisputed overpayment by the audited Party, the auditing Party will reimburse the audited Party for such excess amount within [**] after delivery to the Parties of the accounting firm’s report (or credit such overpayment against any royalties subsequently owed to Epizyme in the event the audited Party is BII, unless, for clarity, there are insufficient subsequent royalties due to Epizyme, in which case, upon the expiration of BII’s obligations to pay royalties hereunder, Epizyme will reimburse BII for the amount of such overpayment not previously credited). Upon the expiration of [**] following the end of any Calendar Quarter, the calculation of royalty payments with respect to such Calendar Quarter shall be binding on the Parties and each Party shall be released from any liability and obligation with respect to payments for such year, except in the case of fraud or willful deceit.

7.11.Confidentiality. The receiving Party will treat all Information subject to review under this ARTICLE 7 (Payments and Records) in accordance with the confidentiality provisions of ARTICLE 10 (Confidentiality and Non-Disclosure).

ARTICLE 8
Intellectual Property

8.1.Ownership of Intellectual Property.

8.1.1Ownership of Technology. Subject to Section 8.1.2 (Ownership of Joint Technology), as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents; provided that any Information or inventions conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) while exercising its rights under Section 8.2.2 (Epizyme Patents) or Section 8.2.3 (BII Patents) to review and comment on any material communications to and from any Patent authority or drafts of any material filings or responses to be made to Patent authorities in connection with the preparation, filing, prosecution or maintenance of a specific Patent shall inure to the benefit of and be owned by the Party who owns such Patent and (b) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the licenses granted under Sections 6.1 (Grant to Epizyme) and 6.2 (Grant to BII)) by such Party, its Affiliates or its Sublicensees.

8.1.2Ownership of Joint Technology. As between the Parties, the Parties shall each own an equal, undivided interest in any and all (a) Information and inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Epizyme or its Affiliates or Sublicensees, on the one hand, and BII or its Affiliates and Sublicensees, on the other hand, in connection with the work conducted under or in connection with this Agreement, in each case, whether or not patented or patentable (the “Joint Know-How”) and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint Technology”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Technology. Subject to the licenses granted under Section 6.1 (Grant to Epizyme) and Section 6.2 (Grant to BII), the exclusivity obligations under Section 4.4 (Exclusivity) and any other conditions, requirements or limitations under this Agreement, each Party shall have the right to Exploit the Joint Technology without a duty of seeking consent or accounting to the other Party.

8.1.3United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs.

8.1.4Assignment Obligation. Each Party shall cause all Persons who perform Research Activities or who conduct Development, Manufacturing and Commercialization activities for such Party under this Agreement with respect to Compounds or Products to be under an obligation to assign their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise.

8.1.5Ownership of Product Marks. BII shall own all Trademarks, together with all goodwill related thereto, used on or in connection with Products in the Territory (collectively, “Product Marks”), and shall, at its sole cost and acting in its sole discretion, be responsible for the procurement, maintenance, enforcement and defense of all Product Marks in the Territory. BII shall have the right to obtain from the World Health Organization International Nonproprietary Name Committee and the US Adopted Names Council a generic name for the Products.

8.1.6German Statute. With respect to “Employee Inventions” as defined by and subject to the German Employee Inventions Act (Gesetz über Arbeitnehmererfindungen “ArbnErfG”) that are conceived, discovered, developed, or otherwise made by employees of a Party (or its Affiliates) under or in connection with this Agreement, such Party shall claim rights in and to such Employee Inventions in accordance with Section 6 et seq. of the ArbnErfG, unless and to the extent the JSC has resolved that it would not be commercially reasonable to do so. The Party subject to the ArbnErfG shall be solely responsible for any payments to its employees and such Party will take all actions necessary to obtain the rights to use any such inventions for the other Party. This section shall also apply to “Technical Improvements” as defined in Section 3 of the ArbnErfG.

8.2.Maintenance and Prosecution of Patents.

8.2.1Patent Liaisons. Promptly (but in no event more than [**]) following the Effective Date, the Parties shall each designate a representative to consult with the other Party’s representative with respect to preparing, filing, prosecuting, maintaining, enforcing and defending the Epizyme Patents, BII Patents and Joint Patents (such representatives, the “Patent Liaisons”). The Patent Liaisons shall discuss and provide input to each other, at such times, places and frequencies as mutually agreed, all material issues with respect to preparing, filing, prosecuting, maintaining, enforcing and defending the Epizyme Patents, BII Patents and Joint Patents; provided that all final decisions related to preparing, filing, prosecuting, maintaining, enforcing and defending any Epizyme Patents, BII Patents or Joint Patents shall be made by the Party with the right to control such preparation, file, prosecution, maintenance, enforcement or defense, as applicable, as set forth in this ARTICLE 8 (Intellectual Property).

8.2.2Epizyme Patents. Epizyme shall be responsible for the Prosecution and Maintenance of the Epizyme Patents (other than Epizyme Product Patents, which are subject to Section 8.2.4 (Joint Patents and Epizyme Product Patents)) and Epizyme Carve-Out Patents, which are subject to Section 8.2.5 (Epizyme Carve-Out Patents), at its sole expense. Epizyme will reasonably inform BII (or its designee) regarding the filing, prosecution, defense and maintenance of the Epizyme Patents (including in any case, an update at least [**]), and Epizyme shall give BII (or its designee) an opportunity to review the text of each application, office action response or other substantive document for such Epizyme Patent before filing with any patent office in the Territory, and shall reasonably consider BII’s (or its designee’s) reasonable comments with respect thereto, and shall supply BII (or its designee) with a copy of each such application, office action response or other substantive document as filed, together with notice of its filing date and serial number. Epizyme shall notify BII (or its designee) at least [**] in advance of the next deadline if (i) Epizyme decides that it does not wish to continue paying for the Prosecution and Maintenance of an Epizyme Patent in any country and for which no substitute has been filed or (ii) Epizyme decides to irrevocably abandon a claim scope in an Epizyme Patent and BII determines that such claim scope proposed to be abandoned can be separately filed in a divisional or other filing separate from such Epizyme Patent without having a detrimental effect on the patentability of such claim scope, Epizyme shall allow BII (or its designee) to assume sole responsibility and control for Prosecution and Maintenance of such Epizyme Patent or divisional or other filing, as applicable, including payments incurred, after [**] after receipt of Epizyme’s notice. If BII determines that the proposed abandoned claim scope cannot be separately filed without having a detrimental effect on the patentability of such claim scope, then Epizyme shall maintain and continue to prosecute such claim scope in the Epizyme Patent and the Parties will thereafter equally share all fees and costs related to Prosecution and Maintenance of such Epizyme Patent. If BII (or its designee) assumes such responsibility and control, then BII (or its designee) may designate any counsel of its choice to handle the Prosecution and Maintenance of such Epizyme Patent or of such divisional or other filings, as applicable, and (A) it shall no longer be considered an Epizyme Patent, (B) such Patent or such divisional or other filing, as applicable, shall cease to be considered an Epizyme Patent and (C) Epizyme hereby assigns and transfers all its right, title and interest in such Patent or such divisional or other filing, as applicable, to BII as the sole owner and shall execute any documents necessary to reflect such ownership. For clarity, BII’s step-in rights to Prosecute and Maintain an Epizyme Patent or such divisional or other filing under this Section 8.2.2 shall only apply to the Epizyme Patents that are not also Epizyme Product Patents (which step-in rights are governed by Section 8.2.4(e)).

8.2.3BII Patents. For clarity, BII shall always be responsible for the Prosecution and Maintenance of any BII Patents, at its sole expense and in its sole discretion; provided that, with respect to any BII Patents that Cover a Compound or Product or method of use of a Compound or Product (the “BII Product Patents”), BII shall give Epizyme (or its designee) an opportunity to review the text of each application, office action response or other substantive document for such BII Product Patent before filing with any patent office in the Territory, and shall reasonably consider Epizyme’s (or its designee’s) reasonable comments with respect thereto, and shall supply Epizyme (or its designee) with a copy of each such application, office action response or other substantive document as filed, together with notice of its filing date and serial number. BII shall notify Epizyme (or its designee) at least [**] in advance of the next deadline if (i) BII decides that it does not wish to continue paying for the Prosecution and Maintenance of such BII Product Patent in any country and for which no substitute has been filed or (ii) BII decides to irrevocably abandon a claim scope in a BII Product Patent and Epizyme determines that such claim scope proposed to be abandoned can be separately filed in a divisional or other filing separate from such BII Product Patent without having a detrimental effect on the patentability of such claim scope, BII shall allow Epizyme (or its designee) to assume sole responsibility and control for Prosecution and Maintenance of such BII Product Patent or divisional or other filing, as applicable, including payments incurred, after [**] after receipt of BII’s notice. If Epizyme determines that the proposed abandoned claim scope cannot be separately filed without having a detrimental effect on the patentability of such claim scope, then BII shall maintain and continue to prosecute such claim scope in the BII Patent and the Parties will thereafter equally share all fees and costs related to Prosecution and Maintenance of such BII Patent. If Epizyme (or its designee) assumes such responsibility and control, then Epizyme (or its designee) may designate any counsel of its choice to handle the Prosecution and Maintenance of such BII Product Patent or of such divisional or other filings, as applicable, and (A) it shall no longer be considered a BII Product Patent, (B) such Patent or such divisional or other filing, as applicable, shall cease to be considered a BII Product Patent and (C) BII hereby assigns and transfers all its right, title and interest in such Patent or such divisional or other filing, as applicable, to Epizyme as the sole owner and shall execute any documents necessary to reflect such ownership.

8.2.4Joint Patents and Epizyme Product Patents. The Prosecution and Maintenance of the Epizyme Product Patents and Joint Patents (collectively, the “Joint Counsel Patent Rights”) shall be through mutually selected patent counsel. Within a reasonable period of time following the Effective Date, the Parties shall mutually agree on a patent counsel (“Joint Counsel”) who shall be engaged by both Parties for the Prosecution and Maintenance of all Joint Counsel Patent Rights. Subject to Section 8.5.2 (Invalidity or Unenforceability Defenses or Actions – Epizyme Product Patents and Joint Patents), the following terms shall apply to each Joint Counsel Patent Right:

(a)The Joint Counsel shall give BII and Epizyme (or each Party’s designee) an opportunity to review the text of each application, office action response or other substantive document for a Joint Counsel Patent Right before filing with any patent office in the Territory, shall incorporate BII’s and Epizyme’s (or each Party’s designee) reasonable comments with respect thereto and shall supply BII and Epizyme (or each Party’s designee) with a copy of each such application, office action response or other substantive document as filed, together with notice of its filing date and serial number; provided that Epizyme, through counsel of its choosing, will have the right to draft each initial application for an Epizyme Product Patent or Joint Patent and will provide BII with such draft application for review, comment and proposed edits, and the Parties will discuss and agree on the final text of such application and, in the event of a disagreement among the Parties, the Joint Counsel will decide on the final text of the application with a clear prioritization, in all instances, to protecting the worldwide patentability of the Compounds covered by such application, even if such prioritization results in any detrimental effects to compounds (which are not Compounds) that may be covered under such application. Once the final text of any patent application under this Section 8.2.4(a) is available, such patent application will then be Prosecuted and Maintained in accordance with this Section 8.2.4 (Joint Patents and Epizyme Product Patents). In addition to the foregoing, BII and Epizyme (or each Party’s designee) may also provide the Joint Counsel with proactive suggestions with respect to the Prosecution and Maintenance of the Joint Counsel Patent Rights at times when no filing is otherwise requested or contemplated, and the Joint Counsel shall reasonably consider any such suggestions. In the event that Epizyme and BII provide Joint Counsel with conflicting instructions regarding the Prosecution and Maintenance of a Joint Counsel Patent Right, Joint Counsel shall make the Parties aware of such conflicting instructions and, if the Parties are not able to resolve such conflict within a reasonable time prior to the applicable filing deadline, then the Joint Counsel shall take such action as would reasonably be expected to maximize the scope, extent and coverage of such Joint Counsel Patent Right with a clear prioritization, in all instances, to protecting the worldwide patentability of Compounds covered by such Joint Counsel Patent Right, even if such prioritization results in any detrimental effects to compounds (which are not Compounds) that may be covered under such Joint Counsel Patent Right. Notwithstanding the foregoing, BII shall have final decision-making authority with respect to the subject matter to be filed on (subject to Section 8.2.5(b)), the timing of filing and country scope for any Joint Counsel Patent Right; provided that BII shall not, and shall direct the Joint Counsel to not, without first obtaining Epizyme’s prior written consent, allow the Epizyme Product Patent directed to [**] to lapse or expire without having filed at least a PCT application by the [**] of the filing date of the application for such Epizyme Product Patent. Notwithstanding the foregoing, in the event that: (i) no Compound included in the PCT application has received [**] and (ii) BII, in good faith, determines that publication of such PCT application may have a detrimental effect on the patentability of any Compound that may receive [**], then BII may direct the Joint Counsel to withdraw the aforementioned Epizyme Product Patent prior to its publication in order to prevent its publication. Joint Counsel shall be given the directive that, in the Prosecution and Maintenance of the Joint Counsel Patent Rights, Joint Counsel shall take all actions with a clear prioritization, in all instances, to protecting the worldwide patentability of the Compounds and Products covered by such Joint Counsel Patent Right, even if such prioritization results in any detrimental effects to compounds (which are not Compounds) that may be covered under such Joint Counsel Patent Right. Once any Joint Counsel Patent Right is granted, issued or indicated as allowable by any patent authority, under no circumstances shall any reissue, reexamination or other reopening of the prosecution be allowed for the purposes of protecting (1) a product that is not a Product, (2) a compound that is not a Compound or (3) the manufacture or use of any of the foregoing (1)-(2), absent BII’s prior written consent, which may be withheld in BII’s sole discretion.

(b)Both Parties shall reasonably cooperate with Joint Counsel in Prosecution and Maintenance of patent applications for Joint Counsel Patent Rights, including providing Joint Counsel with data and other Information as appropriate with respect thereto.

(c)Joint Counsel shall keep BII and Epizyme advised of the status of the Prosecution and Maintenance of Joint Counsel Patent Rights, including actual and prospective patent filings for Joint Counsel Patent Rights, and shall provide each Party with advance copies of any and all papers related thereto. Joint Counsel shall promptly give notice to BII and Epizyme of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Counsel Patent Right.

(d)BII shall bear all fees and costs charged by Joint Counsel with respect to the Prosecution and Maintenance of Joint Counsel Patent Rights and all other mutually agreed and approved out-of-pocket costs and expenses incurred by either Party in connection with such Prosecution and Maintenance of Joint Counsel Patent Rights.

(e)BII shall notify Epizyme and Joint Counsel at least [**] in advance of the next deadline if (i) BII decides that it does not wish to continue paying for the Prosecution and Maintenance of any Joint Counsel Patent Right and for which no substitute has been filed or (ii) BII decides that it intends to irrevocably abandon claim scope in any Joint Counsel Patent Right, in which case, with respect to this clause (ii), Epizyme may assume responsibility for such claim scope. In such cases (i) or (ii), BII shall allow Epizyme to assume responsibility and control for Prosecution and Maintenance of the respective Patent, including payments incurred after [**] after receipt of BII’s notice. If Epizyme assumes such responsibility and control, then: (1) Epizyme may designate any counsel of its choice to handle the Prosecution and Maintenance of such Joint Counsel Patent Right or of such claim scope, as applicable, and such Patent shall no longer be considered a Joint Counsel Patent Right but, rather, shall be considered an Epizyme Patent and (2) in case of a Joint Patent or claim scope therein, BII shall and hereby does assign and transfer all right, title and interest in such Joint Patent or such claim scope therein, as applicable, to Epizyme as the sole owner. If Epizyme decides not to assume such responsibility, then it shall instruct Joint Counsel to abandon the Prosecution and Maintenance of such Joint Counsel Patent Right or claim scope, as applicable.

(f)At least every [**] during the Term, the Parties through their respective Patent Liaison’s will work together to generate appropriate lists clearly designating Epizyme Patents (and of those which are Epizyme Product Patents), BII Patents and any Joint Patents.

8.2.5Epizyme Carve-Out Patents.

(a)With respect to any Epizyme Product Patent that is not yet the subject of a PCT application or U.S. non-provisional application and that has a specification that Epizyme believes, in good faith, sets forth one or more claims that Cover (i) a product that is not a Product, (ii) a compound that is not a Compound or (iii) the manufacture or use of any of the foregoing (i)-(ii) and, wherein (i)-(iii) are based upon a compound which has a core structure that is different and considered by the Parties to be patentably distinct from any Compound set forth in such Epizyme Product Patent, Epizyme may request, in writing to BII, that BII consider the feasibility of filing one or more separate patent applications for such claims. In the event that Epizyme makes such a request, the Parties shall work together to determine the feasibility of filing such separate patent applications. If the Parties: (1) agree on the feasibility of filing such separate patent applications, they shall direct Joint Counsel to prepare the text of such applications, subject to the Parties review and input as described further below or (2) do not agree on the feasibility of filing such separate patent applications, then the Joint Counsel shall promptly consider Epizyme’s request and, if the Joint Counsel determines, acting in good faith, that making one or more separate patent applications is feasible and will not have any detrimental effect on the Patents Covering Compounds or Products, then the Joint Counsel shall file, in Epizyme’s name, one or more separate patent applications requested by Epizyme (such applications and issued Patents under either clause (1) or (2), the “Epizyme Carve-Out Patents”). The Joint Counsel shall give Epizyme (or its designee) and BII (or its designee) an opportunity to review the text of each such application prior to filing, shall incorporate Epizyme’s and BII’s (or each Party’s designee) comments with respect thereto and shall supply BII and Epizyme (or each Party’s designee) with a copy of each such application, together with notice of its filing date and serial number. Upon such filing, Epizyme shall assume responsibility for Prosecuting and Maintaining such Epizyme Carve-Out Patent pursuant to Section 8.2.5(c). With respect to any Epizyme Product Patent that is already the subject of a filed PCT application or U.S. non-provisional application, then an Epizyme Carve-Out Patent filing shall only be authorized upon BII’s prior written consent and in BII’s sole discretion.

(b)In the event that the Joint Counsel determines that making one or more separate patent applications as set forth in Section 8.2.5(a) is not feasible or may have a detrimental effect on the Compounds or Products such that no Epizyme Carve-Out Patent is filed, then, with respect to the claims of the Epizyme Product Patent Covering such products, compounds or manufacturing or use rights, the Joint Counsel shall nevertheless incorporate Epizyme’s (or its designee) reasonable comments, statements or amendments with respect thereto in the text of each application, office action response or other substantive document for such Epizyme Product Patent, unless BII believes, acting in good faith, that such comments, statements or amendments, if incorporated, may have a detrimental effect on Patents Covering the Compounds or Products.

(c)With respect to the Epizyme Carve-Out Patents, once the Joint Counsel files a patent application for an Epizyme Carve-Out Patent pursuant to Section 8.2.5(a), Epizyme shall be responsible for the Prosecution and Maintenance of such Epizyme Carve-Out Patent, at its sole expense and in its sole discretion. For clarity, in no event will an Epizyme Carve-Out Patent be deemed to be an Epizyme Patent or a Joint Counsel Patent Right. Notwithstanding the foregoing, Epizyme shall not take any action or fail to take any action in connection with the Prosecution and Maintenance of any Epizyme Carve-Out Patent that may have, or actually results in, any detrimental effect upon the patentability, validity or enforceability of any Patent Right Covering Compounds or Products and Epizyme shall keep BII fully advised of any references, other evidence and any other actions taken in connection with the Prosecution and Maintenance of Epizyme Carve-Out Patents that may be relevant to the patentability, validity or enforceability of any Patent Right Covering Compounds or Products. Without limiting the foregoing, Epizyme shall not introduce any disclosure or claims in any Epizyme Carve-Out Patent covering Compounds.

(d)Epizyme shall ensure that all obligations of Epizyme under this Agreement with respect to the Epizyme Carve-Out Patents will be placed upon any Third Party who secures rights with respect to the Prosecution and Maintenance of the Epizyme Carve-Out Patents.

8.2.6Patent Term Extensions. Notwithstanding anything to the contrary in this ARTICLE 8 (Intellectual Property), the Parties shall discuss in good faith and seek to reach mutual agreement for which, if any, of the Patents within the Epizyme Product Patents, BII Product Patents and Joint Product Patents they shall apply to obtain patent term extensions, adjustments, restorations or supplementary protection certificates under Applicable Laws, based on the best commercial interests of the Compounds or Products Covered by such Patents. If the Parties are unable to reach mutual agreement on which Patent to apply to obtain patent term extensions, adjustments, restorations or supplementary protection certificates, then BII shall have the right to make the final decision. If, with respect to a Product, the Patents for which the Parties (or BII, in the event the Parties are unable to mutually agree) determine to apply to obtain patent term extensions, adjustments, restorations or supplementary protection certificates do not claim the composition of matter of the Compound in such Product, then, notwithstanding the decision to extend a non-composition of matter Patent, in determining the Royalty Term for such Product, the period referred to in clause (a) of the definition of Royalty Term shall refer to expiration of the last Epizyme Patent, BII Patent or Joint Patent that includes a Valid Claim claiming the composition of matter of the Compound in such Product as if such Epizyme Patent, BII Patent or Joint Patent had been extended.

8.2.7Patent Listings. BII, in consultation with the Patent Liaisons, shall have the sole right to make all filings with Regulatory Authorities throughout the Territory with respect to BII Patents, Joint Patents and Epizyme Product Patents, including as required or allowed in the United States, in the FDA’s Orange Book or other international equivalents. Epizyme shall (i) provide to BII all Information necessary or reasonably useful to enable BII to make such filings with Regulatory Authorities in the Territory with respect to such Patents and (ii) cooperate with BII’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by Applicable Law.

8.3.Enforcement of Patents.

8.3.1Enforcement of Epizyme Product Patents and Joint Patents. Each Party (or its Patent Liaison) shall promptly notify the other Party in writing of any alleged or threatened infringement of the Epizyme Product Patents or Joint Patents, with respect to each, by a Third Party in the Territory of which it becomes aware (including alleged or threatened infringement based on the development, commercialization or an application to market a product containing a Compound or any Product in the Territory (a “Joint Product Infringement”)). BII, in consultation with the Patent Liaisons, shall have the first right, but not the obligation, to prosecute any Joint Product Infringement in the Territory (the “Joint Product Prosecuted Infringements”) at its sole expense and BII shall retain control of the prosecution of such claim, suit or proceeding. In the event BII prosecutes any Joint Product Prosecuted Infringement, Epizyme shall join as a party if requested by BII, at BII’s cost, and will otherwise have the right, but not the obligation to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that BII shall retain control of the prosecution of such claim, suit or proceeding. If Epizyme agrees, after good faith discussion with BII, to bring other Epizyme Patents into such claim, suit or proceeding, the Epizyme Patent Liaison shall work with the BII Patent Liaison to identify such other Epizyme Patents and assist and cooperate with BII to assert such Epizyme Patents in such claim, suit or proceeding;

provided that BII shall retain control of the prosecution of such claim, suit or proceeding. During any such claim, suit or proceeding, BII shall not settle any such claim, suit or proceeding except in a manner that BII believes, in good faith, is in the best interests of the Compounds or Products. If BII does not take commercially reasonable steps to prosecute a Joint Product Prosecuted Infringement (i) within [**] following the first notice provided above with respect to the Joint Product Prosecuted Infringement or (ii) provided such date occurs after the first such notice of the Joint Product Prosecuted Infringement is provided, [**] before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then Epizyme, in consultation with the Patent Liaisons, may prosecute the Joint Product Prosecuted Infringement at its own expense; provided, however, that Epizyme must consider, in good faith, any reasons provided by BII for not prosecuting such Joint Product Infringement. Epizyme shall not, and agrees not to, prosecute any alleged, threatened or actual infringement of any Epizyme Product Patents or Joint Patents that is not a Joint Product Infringement absent prior written consent from BII, which may be withheld in BII’s sole discretion. In the event BII provides such consent, Epizyme shall not prosecute such action or settle any such claim, suit or proceeding except in a manner that Epizyme believes, in good faith, is in the best interests of the Compounds or Products covered by such Patent.

8.3.2Enforcement of Other Epizyme Patents. Each Party (or its Patent Liaison) shall promptly notify the other Party in writing of any alleged or threatened infringement of the Epizyme Patents (other than Epizyme Product Patents, which are handled pursuant to Section 8.3.1 (Enforcement of Epizyme Product Patents and Joint Patents)) or Epizyme Carve-Out Patents by a Third Party in the Territory of which such Party becomes aware. Epizyme shall have the sole right, but not the obligation, in consultation with the Patent Liaisons, to prosecute any such infringement in the Territory at its sole expense and Epizyme shall retain control of the prosecution of such claim, suit or proceeding; provided that Epizyme will not be required to consult with the Patent Liaisons in connection with prosecuting an infringement claim concerning the Epizyme Carve-Out Patents.

8.3.3Enforcement of BII Product Patents. Each Party (or its Patent Liaison) shall promptly notify the other Party in writing of any alleged or threatened infringement of the BII Product Patents by a Third Party in the Territory of which it becomes aware (including alleged or threatened infringement based on the development, commercialization or an application to market a product containing a Compound or any Product in the Territory (a “BII Product Infringement”)). BII, in consultation with the Patent Liaisons, shall have the first right, but not the obligation, to prosecute any BII Product Infringement in the Territory (the “BII Product Prosecuted Infringements”) at its sole expense and BII shall retain control of the prosecution of such claim, suit or proceeding. In the event BII prosecutes any BII Product Prosecuted Infringement, Epizyme shall join as a party if requested by BII, at BII’s cost, and will otherwise have the right, but not the obligation to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that BII shall retain control of the prosecution of such claim, suit or proceeding. During any such claim, suit or proceeding, BII shall not settle any such claim, suit or proceeding except in a manner that BII believes, in good faith, is in the best interests of the Compounds or Products. If BII does not take commercially reasonable steps to prosecute a BII Product Prosecuted Infringement (i) within [**] following the first notice provided above with respect to the BII Product Prosecuted Infringement or (ii) provided such date occurs after the first such notice of the BII Product Prosecuted Infringement is provided, [**] before the time limit, if any, set forth in Applicable Law for filing of such actions, whichever comes first, then Epizyme, in consultation with the Patent Liaisons, may prosecute the BII Product Prosecuted Infringement at its own expense; provided, however, that Epizyme must consider, in good faith, any reasons provided by BII for not prosecuting such BII Product Infringement. Epizyme shall not, and agrees not to, prosecute any alleged, threatened or actual infringement of any BII Product Patent that is not a BII Product Infringement absent prior written consent from BII, which may be withheld in BII’s sole discretion. In the event BII provides such consent, Epizyme shall not prosecute such action or settle any such claim, suit or proceeding except in a manner that Epizyme believes, in good faith, is in the best interests of the Compounds or Products covered by such Patent.

8.3.4Enforcement of Other BII Patents. Each Party (or its Patent Liaisons) shall promptly notify the other Party in writing of any alleged or threatened infringement of the BII Patents (other than the BII Product Patents, which is handled pursuant to Section 8.3.3 (Enforcement of BII Product Patents)) by a Third Party in the Territory of which such Party becomes aware. BII shall, in consultation with the Patent Liaisons, have the sole right, but not the obligation, to prosecute any such infringement in the Territory at its sole expense and BII shall retain control of the prosecution of such claim, suit or proceeding.

8.3.5Generic Competition. Notwithstanding the foregoing, if either Party or its Patent Liaison (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application that refers or relies on regulatory documentation submitted by either Party to any Regulatory Authority, (b) receives any notice of certification regarding the Epizyme Patents, BII Patents or the Joint Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed or (c) receives any equivalent or similar certification or notice in any other jurisdiction, it shall (i) notify the other Party (or its Patent Liaison) in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide the other Party (or its Patent Liaison) with a copy of any such notice of certification within [**] of the date of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Sections 8.3.1, 8.3.2, 8.3.3 or 8.3.5, as applicable; provided that, if the Party entitled to first enforce the Patents pursuant to the foregoing Sections elects not to bring suit against the Third Party providing notice of such certification within [**] of receipt of such notice, the other Party shall have the right, but shall not be obligated, to bring suit against such Third Party. Notwithstanding the foregoing, Epizyme shall not, and agrees not to, bring such suit against the Third Party if it is not in connection with a Generic Product (as defined in Section 1.84 (Definition of “Generic Product”) absent prior written consent from BII, which may be withheld in BII’s sole discretion.

8.3.6Cooperation. The Parties and their Patent Liaisons agree to cooperate fully in any infringement action pursuant to Section 8.3 (Enforcement of Patents). Where a Party brings such an action, the other Party will, where necessary, furnish a power of attorney solely for such purpose or will join in, or be named as a necessary party to, such action.

Unless otherwise set forth herein, the Party entitled to bring any Patent infringement litigation in accordance with Section 8.3 (Enforcement of Patents) will have the right to settle such claim; provided that neither Party will have the right to settle any Patent infringement litigation under Section 8.3 (Enforcement of Patents) in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation will provide the other Party’s Patent Liaison with copies of all pleadings and other documents filed with the court and will consider reasonable input from the other Party’s Patent Liaison during the course of the proceedings.

8.3.7Recovery. Any recovery realized as a result of such litigation described in Section 8.3 (Enforcement of Patents) (whether by way of settlement or otherwise) will be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made will be retained by the Party that has exercised its right to bring the enforcement action; provided that (i) to the extent that any award or settlement (whether by judgment or otherwise) is attributable to loss of sales with respect to a BII Product, the Parties will treat such amount as Net Sales for such BII Product, (ii) to the extent that any award or settlement (whether by judgment or otherwise) is attributable to loss of sales with respect to a Joint Product in the ROW, the Parties will treat such amount as Net Sales for such Joint Product in the ROW and (iii) in the event of an infringement that is competitive with a Joint Product in the United States, all recoveries will be treated as Net Sales and allocated in accordance with Section 5.2.2(a)(iv) (Allocation).

8.4.Infringement Claims by Third Parties. If the Development, Manufacture, Commercialization or other Exploitation of a Compound, Product or Diagnostic Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit or proceeding by a Third Party alleging Patent infringement by a Party (or its Affiliates or Sublicensees), the Party (or its Patent Liaison) first having knowledge of such claim, suit or proceeding shall promptly notify the other Party thereof in writing. BII, in consultation with the Patent Liaisons, shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit or proceeding at its own expense, using counsel of its own choice. Epizyme may participate in any such claim, suit or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if BII finds it necessary or desirable to join Epizyme as a party to any such action, Epizyme shall execute all papers and perform such acts as shall be reasonably required at BII’s expense. If BII elects (in a written communication submitted to Epizyme within a reasonable amount of time after notice of the alleged Patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that Epizyme is not prejudiced by any delays, Epizyme, in consultation with the Patent Liaisons, may conduct and control the defense of any such claim, suit or proceeding at its own expense. Each Party’s Patent Liaison shall keep the other Party’s Patent Liaison reasonably informed of all material developments in connection with any such claim, suit or proceeding. Each Party’s Patent Liaison shall provide the other Party’s Patent Liaison with copies of all pleadings filed in such action and to allow the other Party’s Patent Liaison a reasonable opportunity to participate in the defense of the claims. In case either Party desires to submit a counterclaim in such defensive action, Section 8.3 (Enforcement of Patents) applies in case such counterclaim concerns the enforcement of an Epizyme Patent, Joint Patent or BII Patent, including with respect to any recoveries realized as a result of such counterclaim.

8.5.Invalidity or Unenforceability Defenses or Actions.

8.5.1Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Epizyme Patents, BII Patents or Joint Patents by a Third Party, in each case in the Territory and of which such Party becomes aware, which assertion arises outside of the context of an enforcement proceeding under Section 8.3 (Enforcement of Patents).

8.5.2Epizyme Product Patents and Joint Patents. BII, in consultation with the Patent Liaisons, shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Epizyme Product Patents or Joint Patents at its own expense in the Territory. Epizyme may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its own expense; provided that BII shall retain control of the defense in such claim, suit or proceeding. If BII elects not to defend or control the defense of the Epizyme Product Patents or Joint Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then Epizyme, in consultation with the Patent Liaisons, may conduct and control the defense of any such claim, suit, or proceeding at its own.

8.5.3Other Epizyme Patents. Epizyme, in consultation with the Patent Liaisons, shall have the sole right to defend and control the defense of the validity and enforceability of the Epizyme Patents (other than the Epizyme Product Patents, which are handled pursuant to Section 8.5.2 (Epizyme Product Patents and Joint Patents)) and, without consulting the Patent Liaisons, the Epizyme Carve-Out Patents, with respect to each, at its own expense in the Territory. Notwithstanding the foregoing, Epizyme shall not take any action or fail to take any action, in connection with the defense of any Epizyme Carve-Out Patent that may have, or actually results in, any detrimental effect upon the patentability, validity or enforceability of any Patent Right Covering Compounds or Products. Epizyme shall ensure that all obligations of Epizyme under this Agreement with respect to the Epizyme Carve-Out Patents will be placed upon any Third Party who secures rights with respect to the defense of the Epizyme Carve-Out Patents.

8.5.4BII Product Patents. BII, in consultation with the Patent Liaisons, shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the BII Product Patents at its own expense in the Territory. Epizyme may participate in any such claim, suit or proceeding in the Territory with counsel of its choice at its own expense; provided that BII shall retain control of the defense in such claim, suit or proceeding. If BII elects not to defend or control the defense of the BII Product Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then Epizyme, in consultation with the Patent Liaisons, may conduct and control the defense of any such claim, suit, or proceeding at its own expense.

8.5.5Other BII Patents. BII, in consultation with the Patent Liaisons, shall have the sole right to defend and control the defense of the validity and enforceability of the BII Patents (other than the BII Product Patents, which are handled pursuant to Section 8.5.4 (BII Product Patents)) at its own expense in the Territory.

8.5.6Cooperation. Each Party shall assist and cooperate with the other Party, including through its Patent Liaison, as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 8.5 (Invalidity or Unenforceability Defenses or Actions), including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party’s Patent Liaison and shall keep the other Party’s Patent Liaison reasonably informed of any steps taken, including by providing the other Party’s Patent Liaison with copies of all documents filed in connection with such defense, claim or counterclaim. In connection with the activities set forth in this this Section 8.5 (Invalidity or Unenforceability Defenses or Actions), each Party’s Patent Liaison shall consult with the other Party’s Patent Liaison as to the strategy for the defense of the Epizyme Patents, BII Patents and Joint Patents, but the Party having control of such proceeding as specified in this Section 8.5 (Invalidity or Unenforceability Defenses or Actions) shall have final decision making authority with respect thereto.

8.6.Third Party Licenses. If, in the reasonable opinion of a Party, the Development, Manufacture or Commercialization of any Compound or Product by the Parties or any of its Affiliates or any of its or their Sublicensees infringes or misappropriates any Patent, trade secret or other intellectual property right of a Third Party in any country in the Territory,  then (i) with respect to the BII Compound and BII Product in the Territory, BII has the sole right to negotiate and obtain a license from such Third Party for BII or its Affiliates, or its and their Sublicensees, to Develop, Manufacture and Commercialize BII Compounds and BII Products in the Territory; provided that, BII shall be solely responsible for any Third Party Payments owed in connection with such license pursuant to Section 5.1 (BII Controlled Project), subject to Section 7.4.3(b) (Reductions), (ii) with respect to the Joint Compound or Joint Product in the ROW, BII has the sole right to negotiate and obtain a license from such Third Party for BII or its Affiliates, or its and their Sublicensees, to Develop, Manufacture and Commercialize Joint Compounds and Joint Product in the ROW, subject to Section 7.4.3(b) (Reductions) and (iii) with respect to the Joint Compound and Joint Product in the U.S., BII will have the right to negotiate and obtain a license from such Third Party for either Party or its Affiliates, and its and their Sublicensees, to Develop, Manufacture and Commercialize Joint Compounds and Joint Products in the United States; provided that (i) BII will keep Epizyme reasonably informed as to the status of such negotiations, including by providing Epizyme with copies thereof, and will reasonably consider any comments offered by Epizyme with respect thereto and (ii) any Third Party Payments owed in connection with such license shall be included in Allowable Expenses and the Parties shall share such Third Party Payments consistent with Section 5.2.2(a)(iv) (Allocation).

8.7.Product Marks.

8.7.1Ownership and Prosecution of Product Marks. BII will own all right, title, and interest to the Product Marks in the Territory, and will be responsible for the preparation, filing, prosecution and maintenance thereof. All costs and expenses of registering, prosecuting and maintaining the Product Marks will be borne solely by BII. Epizyme will provide all assistance and documents reasonably requested by BII in support of its prosecution, registration and maintenance of the Product Marks.

8.7.2Enforcement of Product Marks. BII will have the sole right and responsibility for taking such action as BII deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense relating to, the Product Marks by a Third Party in the Territory. BII will bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 8.7.2 (Enforcement of Product Marks) and any settlements and judgments with respect thereto, and will retain any damages or other amounts collected in connection therewith.

8.7.3Third Party Claims. BII will have the sole right and responsibility for defending against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Marks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Marks with respect to a Product in the Territory. BII will bear the costs and expenses relating to any defense commenced pursuant to this Section 8.7.3 (Third Party Claims) and any settlements and judgments with respect thereto, and will retain any damages or other amounts collected in connection therewith.

8.7.4Notice and Cooperation. Each Party will provide to the other Party prompt written notice of any actual or threatened infringement of the Product Marks in the Territory and of any actual or threatened claim that the use of the Product Marks in the Territory violates the rights of any Third Party. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 8.7 (Product Marks).

8.8.Inventor’s Remuneration. Each Party will be solely responsible for any remuneration that may be due to such Party’s inventors under any applicable inventor remuneration laws.

ARTICLE 9
Pharmacovigilance and Safety

9.1.Pharmacovigilance. Within [**] after JSC approval of a Joint Development Plan and Budget that includes a Clinical Trial to be sponsored by Epizyme, the Parties shall enter into an agreement to initiate a process for the exchange of safety data (including post-marketing spontaneous reports received by each Party and its Affiliates) in a mutually agreed format in order to monitor the safety of the Compounds, Products and Diagnostic Products and to meet reporting requirements with any applicable Regulatory Authority.

9.2.Global Safety Database. BII shall be responsible for setting up, holding and maintaining (at BII’s sole cost and expense) the global safety database for Compounds, Products and Diagnostic Products; provided that Epizyme shall have the right to hold and maintain a parallel safety database for the Joint Compound, Joint Product and Diagnostic Products for the Joint Compound only if required by Applicable Laws. Each Party shall provide the other Party with all Information necessary or desirable for the other Party to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences, from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, Clinical Trials and commercial experiences with a Compound, Product or Diagnostic Product, in each case, in the form reasonably requested by the other Party. Each Party’s and its Affiliates’ and Sublicensees’ costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to adverse events for Joint Products in the United States shall be included in Allowable Expenses so long as such actions are consistent with the Joint Commercialization Plan and Budget.

ARTICLE 10
Confidentiality and Non-Disclosure

10.1.Confidentiality Obligations. At all times during the Term and for a period of [**] following termination or expiration hereof in its entirety, each Party will, and will cause its Affiliates and its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 10.1 (Confidentiality Obligations) with respect to any Confidential Information will not include any Information that:

10.1.1has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

10.1.2have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such Information;

10.1.3is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

10.1.4that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

10.1.5have been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general Information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2.Permitted Disclosures. Each Party may disclose the Confidential Information of the other Party that is received in connection with this Agreement to the extent that such disclosure is:

10.2.1in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Applicable Law or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 10.5 (Agreement Redactions)); provided that the receiving Party will first have given prompt written notice (and to the extent possible, at least [**] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party will furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

10.2.2made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided that reasonable measures will be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

10.2.3made by or on behalf of the receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided that reasonable measures will be taken to assure confidential treatment of such Confidential Information, to the extent practicable and consistent with Applicable Law;

10.2.4made by the receiving Party to: (a) its Board of Directors, accountants and legal advisors who have a need to know the disclosing Party’s Confidential Information, (b) its Affiliates who have a need to know the disclosing Party’s Confidential Information, however never to any Affiliates who control a [**] Competing Product or [**] Competing Product and always conforming with the exclusivity obligations under Section 4.4 (Exclusivity) of this Agreement or (c) its or their consultants, advisors, Sublicensees or Contractors who have a need to know the disclosing Party’s Confidential Information in connection with the research, Development, Manufacture, Commercialization, use or other Exploitation of Compounds, Products or Diagnostic Products; provided that such Persons will be subject to obligations of confidentiality and non-use with respect to such Confidential Information at least as protective to the disclosing Party as the obligations of confidentiality and non-use of the receiving Party pursuant to this Agreement;

10.2.5made by the receiving Party to its actual investors, bankers, financial advisors, lenders or financing sources (and their respective attorneys and professional advisors) on a need to know basis, each of whom prior to disclosure must be subject to appropriate obligations of confidentiality and non-use equivalent in scope and time to those set forth in this Agreement; provided that a disclosure pursuant to this Section 10.2.5 is limited to (a) a high-level status overview of and projections for the research, Development, Manufacturing or Commercialization of Compounds and Products, and the actual and projected financial payments to and from Epizyme with respect thereto, and, for clarity, does not include chemical structures, chemical names and molecular weights of Compounds and (b) the terms of this Agreement, but excluding the terms of the Research Plan, Joint Development Plan and Budget, Joint Commercialization Plan and Budget, the SoLO Criteria or SoD Criteria,  unless such investors, bankers, financial advisors, lenders or financing sources (or their respective attorneys and professional advisors) request disclosure of such terms, in which case, such terms shall be disclosed only after suitable redactions have been made and have been agreed to by BII, such agreement not to be unreasonably withheld;

10.2.6made by the receiving Party to its bona fide prospective investors, acquirers, lenders or financing sources on a need to know basis in connection with any transaction, each of whom prior to disclosure must be subject to appropriate obligations of confidentiality and non-use equivalent in scope and time to those set forth in this Agreement; provided that a disclosure pursuant to this Section 10.2.6 is limited to (a) a high-level status overview of and projections for the research, Development, Manufacturing or Commercialization of Compounds and Products, and the actual and projected financial payments to and from Epizyme with respect thereto, and, for clarity, does not include chemical structures, chemical names and molecular weights of Compounds and (b) to the extent necessary for the relevant transaction, the terms of this Agreement, but excluding the terms of the Research Plan, Joint Development Plan and Budget, Joint Commercialization Plan and Budget, the SoLO Criteria or SoD Criteria, unless such prospective investors, acquirers, lenders or financing sources request disclosure of such terms, in which case, such terms shall be disclosed only after suitable redactions have been made and have been agreed to by BII, such agreement not to be unreasonably withheld; and

10.2.7made by the receiving Party to the extent mutually agreed to in writing by the Parties.

10.3.Use of Name. Except as expressly provided herein, neither Party will mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section 10.3 (Use of Name) will not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party will submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

10.4.Press Releases. The Parties have agreed upon the content of a joint press release, which shall be issued substantially in the form attached hereto as Schedule 10.4, the release of which the Parties shall coordinate to issue such release as soon as practicable after execution of this Agreement. Subject to the other provisions of this Agreement, no other press release, public statement or public disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party, such written approval not to be unreasonably withheld (for clarity, either Party may disclose in any subsequent press release the contents of Schedule 10.4 without having to obtain the other Party’s consent, provided such press release is limited to disclosing only the Information contained in Schedule 10.4); provided that, in connection with issuing subsequent press releases, Epizyme may disclose its achievement of any Milestone Event and receipt of any Milestone Payment, including the amount thereof without obtaining BII’s prior written consent. Epizyme may only disclose in a press release (i) material developments with respect to the Joint Product in the United States or (ii) information required to be disclosed as described in Section 10.2.1, with respect to (i)-(ii), provided it first obtains BII’s prior written consent, not to be unreasonably withheld. Subject to Section 10.2.1, in no event shall any such subsequent press release, public statement or public disclosure by a Party disclose, if previously undisclosed, the identity of any Compound or Product, the stage of development of any Product or the financial terms of this Agreement. Once any public statement or public disclosure has been approved in accordance with this Section 10.4 (Press Release), then either Party may appropriately communicate information contained in such permitted statement or disclosure.

10.5.Agreement Redactions. Notwithstanding any of the provisions of this ARTICLE 10 (Confidentiality and Non-Disclosure), a Party may disclose the existence and terms of this Agreement (however, excluding, as far as legally possible, any and all information and terms contained within the Agreement) or the Parties’ activities under this Agreement, where required, as reasonably determined by the legal counsel of the disclosing Party, by Applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court; provided that, to the extent practicable, the other Party shall be given [**] advance notice of any such legally required disclosure, so such other Party may provide comments to the disclosing Party, and the disclosing Party shall use their commercially reasonable efforts to reasonably consider such comments provided by such other Party on the proposed disclosure, and the disclosing Party shall use reasonable efforts to redact the information contained within the Agreement in a consistent manner and consistent with the intentions of this Agreement that information shall not be disclosed unless absolutely required by Applicable Law or regulations or if the other Party provides its prior written consent. In case either Party is obliged to publish the Agreement as a “material agreement” in accordance with the U.S. stock exchange regulations (“SEC Filing”) or any other similar stock exchange regulations throughout the Territory, the Agreement shall be redacted by the filing Party as far as legally possible, and the filing Party shall cooperate with the other Party reasonably in advance to such SEC Filing to enable the other Party to review and comment on the scope of such redaction, all in accordance with the requirements found in the immediately preceding sentence.

10.6.Publications. Within [**] of the Effective Date, the Parties, through the JSC, shall develop policies and procedures (“Publication Policies”) for any publication with respect to Development of Compounds (including any research results arising from the conduct of Research Activities under the Research Plan), Products and Diagnostic Products, including the results of Clinical Trials and disclosure in applicable clinical trial registries, which policies and procedures shall be consistent with the Parties’ respective policies and procedures for publication and disclosure of the results of Clinical Trials, with disputes to be resolved in favor of the policy that provides for the narrowest disclosure of such results. All abstracts, manuscripts and presentations (including Information to be presented verbally) that disclose results of the Development of Compounds (including any research results arising from the conduct of Research Activities under the Research Plan), Products and Diagnostic Products, shall be reviewed and approved by the JSC in accordance with the Publication Policies. Notwithstanding the foregoing, each Party shall provide to the other Party (through the JSC) the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including Information to be presented verbally) that relate to any activities under the Research Plan or otherwise with respect to a Compound, Product or Diagnostic Product at least [**] prior to its intended presentation or submission for publication and such submitting Party agrees, upon written request from the other Party given within such [**] period, as applicable, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to [**] from the date of such written request to seek appropriate Patent protection for any material in such publication or presentation that it reasonably believes, in good faith, may be patentable. Both Parties understand that a reasonable commercial strategy may require the delay of publications of information or the filings of patent applications with respect to activities performed or results obtained pursuant to this Agreement, and in such instances, such information shall not be published until a patent application is filed or it is otherwise deemed suitable for publication by both Parties, and always subject to BII’s rights to determine the timing of filings of Joint Counsel Patent Rights as specified in Section 8.2.4(a) (Joint Patents and Epizyme Product Patents). For clarity and notwithstanding anything to the contrary contained in this Section 10.6 (Publications), BII and its Affiliates may publish or present results, data or scientific findings of any of their activities performed with respect to the BII Compound or BII Product [**] has been achieved with respect to such BII Compound or BII Product without the prior review or consent of Epizyme, unless Epizyme is required to be or is otherwise acknowledged in or listed as an author of such publication or presentation, in which event BII may not make such presentation or publication without Epizyme’s prior written consent, such consent not to be unreasonably withheld. Each Party also shall have the right to require that any of its Confidential Information (but not the results of Clinical Trials that have been approved for disclosure pursuant to the Publication Policies) that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

10.7.Confidentiality Redaction. Each Party also shall have the right to require that any of its Confidential Information (but not the results of Clinical Trials that have been approved for disclosure pursuant to the Publication Policies) that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. Any publication or presentation shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

10.8.Survival. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in Section 10.1 (Confidentiality Obligations).

ARTICLE 11
Representations and Warranties

11.1.Mutual Representations and Warranties. Each Party hereby represents and warrants to the other, as of the Effective Date, that:

11.1.1it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

11.1.2the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;

11.1.3this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);

11.1.4it is not under any obligation, contractual or otherwise, to a Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder;

11.1.5to its knowledge, it has not (i) employed and has not used a Contractor or consultant that has employed, any Person debarred by the FDA (or subject to similar sanctions of the EMA or other Regulatory Authority) or (ii) employed any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), with respect to (i)-(ii), in the conduct of any pre-clinical activities with respect to Compounds;

11.1.6no consent of any Third Party is required for such Party to grant the licenses and rights granted to the other Party under this Agreement or to perform its obligations hereunder; and

11.1.7all of such Party’s personnel and employees and Third Parties, including Contractors, hired by such Party and involved in activities under this Agreement are, or when hired will be, under a written agreement whereby they have presently assigned to such Party any right that they may have in any invention first invented, discovered, made, conceived or reduced to practice while employed by or working on behalf of such Party in the conduct of activities pursuant to the Research Plan, or in the Development, Manufacture or Commercialization of any of such Compounds or Products, and all intellectual property rights therein.

11.2.Additional Representations and Warranties of Epizyme. Epizyme further represents and warrants to BII, as of the Effective Date, that:

11.2.1Epizyme has the right to grant all rights and license it purports to grant to BII with respect to the Epizyme Technology under this Agreement;

11.2.2Epizyme has not granted any right or license to any Third Party relating to any Epizyme Technology that would conflict with or interfere with or limit the scope of any rights or licenses granted to BII hereunder;

11.2.3Epizyme has not granted any liens or security interest on the Epizyme Technology that would limit the scope of any rights or licenses granted to BII hereunder;

11.2.4Neither Epizyme nor its Affiliates have knowledge of or have received any written notice of any claim that any Patent or trade secret right Controlled by a Third Party would be infringed or misappropriated by the Manufacture, use, sale, offer for sale or importation of the Compounds or Products, as contemplated by this Agreement;

11.2.5To Epizyme’s knowledge, the Epizyme Technology is not being infringed or misappropriated by a Third Party; and

11.2.6The inventions claimed or covered by the Epizyme Patents existing as of the Effective Date (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f) and (c) are not otherwise subject to the provisions of the Bayh-Dole Act.

11.3.Mutual Covenants. Each Party hereby covenants to the other Party, as of the Effective Date, that:

11.3.1all of its and its Affiliates’ employees who are working under this Agreement will presently assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

11.3.2to the best of its knowledge, without further duty of inquiry, such Party will not (a) employ or use any Contractor or consultant that employs any Person debarred by the FDA (or subject to similar sanction of the EMA or other Regulatory Authority) or (b) employ any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), in each of (i)-(ii), in the conduct of its activities under this Agreement;

11.3.3it will perform or cause to be performed, its Research Activities and any activities assigned to it under the Joint Development Plan and Budget and Joint Commercialization Plan and Budget, in good scientific manner and in compliance with all Applicable Laws; and

11.3.4neither Party shall, during the Term, enter into an agreement with a Third Party, or grant any right or license to any Third Party relating to any of the intellectual property rights it Controls, or otherwise encumber such intellectual property rights it Controls, that would conflict with any of the rights, obligations or licenses granted to the other Party hereunder.

11.4.DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12
Indemnity

12.1.Indemnification of Epizyme. BII will indemnify Epizyme, its Affiliates and its and their respective directors, officers, employees and agents (the “Epizyme Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Epizyme Indemnitees arising from or occurring as a result of: (a) the breach by BII or its Affiliates of this Agreement; (b) the fraud, gross negligence or willful misconduct on the part of BII or its Affiliates or their respective directors, officers, employees and agents in performing its or their obligations under this Agreement; (c) the use of Product Marks in connection with the Exploitation of Products in the Territory; (d) the Exploitation of BII Products in the Territory by BII or its Affiliates; and (e) the Exploitation of Joint Products in the Territory by BII or its Affiliates; provided that, in the case of clauses (a)-(e), for those Losses for which Epizyme, in whole or in part, has an obligation to indemnify BII pursuant to Section 12.2 (Indemnification of BII) hereof, as to which Losses each Party will indemnify the other to the extent of their respective liability for such Losses.

12.2.Indemnification of BII. Epizyme will indemnify BII, its Affiliates and its and their respective directors, officers, employees and agents (the “BII Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the BII Indemnitees arising from or occurring as a result of: (a) the breach by Epizyme or its Affiliates of this Agreement; (b) the fraud, gross negligence or willful misconduct on the part of Epizyme or its Affiliates or its or their respective directors, officers, employees and agents in performing its obligations under this Agreement; and (c) the Exploitation of Joint Products in the Territory by Epizyme or its Affiliates; provided that, in the case of clauses (a)-(c), for those Losses for which BII, in whole or in part, has an obligation to indemnify Epizyme pursuant to Section 12.1 (Indemnification of Epizyme) hereof, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

12.3.Procedure. In the event of a claim by a Third Party against a Person entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim, including any settlement thereof. The Indemnified Party shall, at the Indemnifying Party’s expense, reasonably cooperate with the Indemnifying Party in connection with the defense of such claim and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party agrees in writing otherwise.

12.4.No Consequential Damages. EXCEPT (A) FOR THE FRAUD OR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 (CONFIDENTIALITY AND NON-DISCLOSURE), (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12 (INDEMNITY) OR (D) A PARTY’S BREACH OF SECTION 4.4 (EXCLUSIVITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR ITS OR THEIR SUBLICENSEES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE LICENSED CONSTRUCTS OR LICENSED PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

12.5.Insurance. Each Party will obtain and carry in full force and effect the minimum insurance requirements set forth below, except that BII may alternatively decide to self-insure itself in its sole discretion. Such insurance (a) will be primary insurance with respect to each Party’s own participation under this Agreement, (b) will be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by the other Party and (c) will list the other Party as an additional named insured thereunder, as applicable.

12.5.1Types and Minimum Limits. The types of insurance, and minimum limits will be:

(a)Any insurance policy that is required by any Applicable Law, including workers compensation and employer’s liability policies where applicable.

(b)General liability insurance with a minimum limit of [**] Dollars ($[**]) per occurrence and [**] Dollars ($[**]) in the aggregate; provided that beginning at least [**] prior to the Initiation of any Clinical Trial Conducted by a Party, such Party’s general liability insurance will also include (i) Clinical Trial insurance with a minimum limit of [**] Dollars ($[**]) in the aggregate and (ii) cyber/network liability insurance with a minimum limit of [**] Dollars ($[**]) in the aggregate, in each case, to be maintained throughout the Conduct of any such Clinical Trials.

12.5.2Certificates of Insurance. Upon request by a Party, the other Party will provide Certificates of Insurance evidencing compliance with this Section 12.5 (Insurance), except to the extent BII decides to self-insure itself. The insurance policies will be under an occurrence form, but if only a claims-made form is available to a Party, then such Party will continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) a period of [**] following termination or expiration of this Agreement in its entirety, or (b) with respect to a particular Party, last sale of a Product (or but for expiration or termination, would be considered a Product) sold under this Agreement by a Party.

ARTICLE 13
Term and Termination

13.1.Term.

13.1.1Term. This Agreement shall commence on the Effective Date and continue, unless terminated earlier pursuant to Section 13.2 (Termination), on a Product-by-Product basis, until the last to expire Royalty Term for such Product; provided that, with respect to the Joint Product in the U.S., this Agreement shall continue until both Parties mutually agree to cease Commercialization of the Joint Product in the U.S. (such period until this Agreement has expired pursuant to this Section with respect to all Products, the “Term”).

13.2.Termination.

13.2.1Termination of Agreement for Cause. This Agreement may be terminated at any time during the Term, on a Target Project-by-Target Project basis, or in its entirety should the alleged material breach concern both Target Projects, upon written notice by either Party (the “Non-Defaulting Party”) upon the material breach of the other Party (the “Defaulting Party”), which material breach remains uncured for [**] (or [**] in the event of  non-payment) after written notice requesting cure of such material breach. The Non-Defaulting Party shall provide written notice to the Defaulting Party, which notice shall identify the material breach, the intent to so terminate and the actions or conduct that it considers would be an acceptable cure of such material breach. If the Defaulting Party disputes that a material breach has occurred or the actions that would constitute an acceptable cure, then such dispute shall be resolved in accordance with Section 14.7 (Dispute Resolution) and the cure period will be tolled during the pendency of such dispute. If, as a result of such dispute resolution process, it is determined that the alleged Defaulting Party committed a material breach and the Defaulting Party does not cure such material breach within [**] (or [**] in the event of a non-payment) after the date of such dispute resolution award (but in no event less than the [**] or [**] cure periods described above) (the “Additional Cure Period”), then such termination shall be effective as of the expiration of the Additional Cure Period. If the Parties dispute whether such material breach was so cured, either Party alone may request the same tribunal to determine whether it was so cured, and the Parties shall cooperate to allow such determination to be made within [**] after such request by either Party. Any such dispute resolution proceeding does not suspend any obligation of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage. If, as a result of any such dispute resolution proceeding, it is determined that the alleged Defaulting Party did not commit such material breach (or such material breach was cured in accordance with this Section), then no termination shall be effective, and this Agreement shall continue in full force and effect.

13.2.2Termination if BII Challenges Epizyme Patents. If BII or any of its Affiliates or Sublicensees, (a) initiates or requests an interference, post-grant review, derivation proceeding or opposition proceeding against any Epizyme Patent, (b) makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity, enforceability, patentability or scope of any claim within any Epizyme Patent in a tribunal or forum or (c) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Epizyme Patent, with respect to (a)-(c), Epizyme shall have the right to terminate this Agreement (i) on a Target Project-by-Target Project basis, as it concerns the subject matter covered under the challenged Epizyme Patent or (ii) in its entirety, if the challenged Epizyme Patent concerns both Target Projects, with respect to each, and upon [**] written notice to BII. Any such termination shall only become effective if BII or its Affiliates or Sublicensees, as applicable, (1) have not withdrawn such action before the end of the above notice period, (2) withdrew the action before the end of the above notice period but the action was not terminated as a result of such withdrawal or (3) with respect to any BII Sublicensee, BII has not terminated its agreement with such Sublicensee before the end of the above notice period. The Parties acknowledge and agree that it shall not be grounds for terminating this Agreement if BII or any of its Affiliates or Sublicensees challenges the validity, enforceability, patentability or scope of any claim within an Epizyme Patent in defense of an action for infringement of such Epizyme Patent brought by Epizyme or any of its Affiliates solely with respect to BII’s or its Affiliates’ or Sublicensees’ activities outside the scope of this Agreement.

13.2.3Termination if Epizyme Challenges Patents Controlled by BII. If Epizyme or any of its Affiliates (a) initiates or requests an interference, post-grant review, derivation proceeding or opposition proceeding against any BII Patent, (b) makes, files or maintains any claim, demand, lawsuit or cause of action to challenge the validity, enforceability, patentability or scope of any claim within any BII Patent in a tribunal or forum or (c) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any BII Patent, with respect to (a)-(c), BII shall have the right to terminate this Agreement (i) on a Target Project-by-Target Project basis, as it concerns the subject matter covered under the challenged BII Patent or (ii) in its entirety, if the challenged BII Patent concerns both Target Projects, with respect to each, and upon [**] written notice to Epizyme. Any such termination shall only become effective if Epizyme or its Affiliates, as applicable, (1) have not withdrawn such action before the end of the above notice period or (2) withdrew the action before the end of the above notice period but the action was not terminated as a result of such withdrawal. The Parties acknowledge and agree that it shall not be grounds for terminating this Agreement if Epizyme or any of its Affiliates challenges the validity, enforceability, patentability or scope of any claim within an BII Patent in defense of an action for infringement of such BII Patent brought by BII or any of its Affiliates or Sublicensees solely with respect to Epizyme’s or its Affiliates’ activities outside the scope of this Agreement.

13.2.4Termination by BII Without Cause. BII shall have the right to terminate the Agreement, at any time, in its entirety or on a Target Project-by-Target Project basis, (a) if terminating with respect to a Target Project during the Research Period for such Target Project, upon [**] notice to Epizyme, (b) if terminating with respect to a Target Project after the Research Period but prior to [**] for such Target Project, upon [**] notice to Epizyme, (c) if terminating with respect to a Target Project following [**] for such Target Project, [**] notice to Epizyme and (d) if terminating in its entirety and neither Target Project was the subject of a previous termination, then the corresponding notice periods for each of the two Target Projects in subclauses (a) through (c) shall separately apply, as applicable.

13.2.5Termination for Insolvency. In the event that either Party: (a) files for protection under bankruptcy or insolvency laws; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [**] after such filing; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation; (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [**] of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party. All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement are intended to be, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such intellectual property under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement will be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, which, if not already in the non-debtor Party’s possession, will be delivered to the non-debtor Party within [**] of such request; provided that the debtor Party is excused from its obligation to deliver the intellectual property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

13.3.Effects of Termination.

13.3.1Termination by BII for Cause, Epizyme Patent Challenge or Epizyme Insolvency. If BII has the right to terminate this Agreement with respect to a specific Target Project or  in its entirety pursuant to Sections 13.2.1 (Termination of Agreement for Cause), Section 13.2.3 (Termination if Epizyme Challenges Patents Controlled by BII) or Section 13.2.5 (Termination for Insolvency), then BII may, in its sole discretion, elect either of the following options, which will be applied on a Target Project-by-Target Project basis (if BII has the right to terminate this Agreement with respect to a specific Target Project) or with respect to both Target Projects (if BII has the right to terminate this Agreement in its entirety)), and if BII has not provided written notice of its election within [**] from the end of the relevant cure periods under Sections 13.2.1 (Termination of Agreement for Cause) or Section 13.2.3 (Termination if Epizyme Challenges Patents Controlled by BII), as applicable, then BII shall be deemed to have elected clause (a):

(a)BII may terminate this Agreement; provided that, in such event, (i) Sections 13.3.2(a)-13.3.2(d) shall apply and (ii) BII may solely determine whether or not the Parties will, within [**] following BII’s written notice of its decision to terminate, enter into a Transition Agreement that adheres to the requirements of Sections 13.3.2(f) and, in connection with entering into such Transition Agreement, the Parties shall negotiate with each other in good faith and set forth in such Transition Agreement commercially reasonable consideration to be paid by Epizyme to BII in connection with the assignments and licenses granted to Epizyme in such Transition Agreement; provided, however, that if the Parties are unable to reach agreement with respect to commercially reasonable consideration to be paid to BII within [**] following BII’s written notice of its decision to terminate, then the matter shall, at the request of either Party, be submitted to arbitration using the process set forth in Schedule 13.3 to determine industry standard, commercially reasonable consideration, the results of which shall be binding on the Parties, but in all instances, the Parties agree that any such awarded consideration shall not be less than [**] percent ([**]%) of any Milestone Payments and royalties that would otherwise have been due and payable by BII to Epizyme; or

(b)(i) BII may elect not to terminate this Agreement and instead have this Agreement, including  BII’s licenses pursuant to this Agreement, continue in accordance with its terms; provided that, in such event, BII shall continue to fulfill its Milestone Payment and royalty obligations as specified herein, except that BII may reduce its Milestone Payments or royalty payments under ARTICLE 7 (Payments and Records) by [**] percent ([**]%), which shall be BII’s sole remedy with respect to such breach, (ii) Epizyme shall, within [**] after the effective date of such termination, return or cause to be returned to BII, copies of all BII’s Confidential Information provided by BII in connection with this Agreement, except that Epizyme may retain one copy of BII’s Confidential Information solely for legal archive purposes and to exercise the licenses granted to Epizyme which survive termination of this Agreement, (iii) BII shall be released of its ongoing disclosure and information exchange obligations under this Agreement, except for information sharing that relates to (A) disclosure of Joint Technology pursuant to Section 8.1.2 (Ownership of Joint Technology), (B) the Prosecution and Maintenance of Epizyme Patents, BII Patents or Joint Patents pursuant to Section 8.2 (Maintenance and Prosecution of Patents), (C) enforcement of the Epizyme Patents, BII Patents or Joint Patents pursuant to Section 8.3 (Enforcement of Patents), (D) infringement claims brought by Third Parties pursuant to Section 8.4 (Infringement Claims by Third Parties), (E) invalidity or unenforceability actions pursuant to Section 8.5 (Invalidity or Unenforceability Defenses or Actions) or (F) a Party’s indemnification obligation pursuant to ARTICLE 12 (Indemnification), (iv) the JSC and its working groups shall be disbanded and (v) if the breach relates to the Joint Product, then Epizyme shall be deemed to have provided an Opt-Out Notice to BII with respect to the Joint Product and its Development and Commercialization interests with respect to the United States pursuant to Section 5.2.5 (Epizyme Opt-Out).

13.3.2Termination by BII Without Cause or by Epizyme for Cause, BII Patent Challenge or BII Insolvency. Upon termination of this Agreement by BII under Section 13.2.4 (Termination by BII Without Cause) or by Epizyme under Section 13.2.1 (Termination of Agreement for Cause), Section 13.2.2 (Termination if BII Challenges Epizyme Patents) or Section 13.2.5 (Termination for Insolvency), then with respect to the terminated Target Project (if this Agreement is terminated on a Target Project-by-Target Project basis) or with respect to both Target Projects (if this Agreement is terminated in its entirety), as applicable:

(a)BII’s licenses pursuant to Section 6.2 (Grant to BII) shall terminate as of the effective date of termination;

(b)Epizyme’s licenses pursuant to Section 6.1 (Grant to Epizyme) shall terminate as of the effective date of termination;

(c)the Parties’ exclusivity obligations pursuant to Section 4.4 (Exclusivity) shall terminate;

(d)each Party shall, within [**] after the effective date of termination, destroy all copies of the other Party’s Confidential Information in its possession and confirm such destruction in writing to the other Party; provided that the destroying Party will be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations or exercising any continuing rights hereunder (and may make additional copies of such Confidential Information for such purposes), as required by Applicable Law or for bona fide archival purposes;

(e)BII shall have no obligation to Initiate any Clinical Trial that has not already been Initiated as of the earlier of (i) the date notice was provided regarding the termination or (ii) the Effective Date of termination, with respect to each, but otherwise may have been planned (whether under the Joint Development Plan and Budget or otherwise); and

(f)Upon Epizyme’s written request, such request to be made as soon as reasonably practicable and no later than: (i) [**] after the effective date of termination should Epizyme have terminated under Sections 13.2.1 (Termination of Agreement for Cause), 13.2.2 (Termination if BII Challenges Epizyme Patents) or 13.2.5 (Termination for Insolvency or (ii) thirty (30) days following Epizyme’s receipt of BII’s termination notice if BII is terminating under Section 13.2.4 (Termination by BII Without Cause), the Parties shall negotiate and conclude, in good faith, within [**], a written transition agreement (the “Transition Agreement”) pursuant to which BII and Epizyme will effect and coordinate a transition of relevant obligations and rights. The Transition Agreement shall provide (unless, in the case of clauses (1), (2) and (3) below, BII agrees to assign, rather than provide, the items described in such clauses):

(1)

that BII shall provide to Epizyme with the right to use and to permit Third Parties to use, to the extent allowed by Applicable Law, the following materials within [**] following termination or as soon as reasonably possible thereafter: (i) a list of all terminated Compounds, Products or Diagnostic Products (ii) the key samples of such Compounds, Products and Diagnostic Products, (iii) data supporting Compound Development work on potential drug substance and drug product, (iv) assay results and reports, including structural biology reports and data from biochemical and biology (in vitro and in vivo), pharmacology, toxicology, ADME/DMPK, safety, and Clinical Trial studies and (v) notebook records or reports (or copies thereof) for Clinical Trials required to support Regulatory Approvals;

(2)

that BII shall provide to Epizyme with the right to use and to permit Third Parties to use, within [**] following termination or as soon as reasonably possible thereafter, reports or data files and other results and reports Controlled by BII as of the effective date of termination and generated in and reasonably necessary for the continued Development, Manufacture or Commercialization of Compounds, Products or Diagnostic Products for Compounds or Products from terminated Target Projects, including pharmacology, toxicology, biology, ADME/DMPK, safety, and Clinical Trial data and results, batch records, formulation Information, and other Manufacturing-related Information as well as any Patent-related documents that concern such Compounds, Products or Diagnostic Products that have not already been disclosed to the Epizyme Patent Liaison pursuant to the terms of this Agreement, and all of the above always subject to any limitations as provided under Applicable Laws;

(3)

where permitted by Applicable Law, that (i) BII shall transfer to Epizyme with the right to use and to permit Third Parties to use all of its right, title and interest in all regulatory documentation then owned by BII and in its name that are solely applicable to the terminated Target Project (if terminating on a Target Project-by-Target Project basis) or both Target Projects (if terminating in its entirety), including all INDs, Drug Approval Applications, reimbursement approvals, pricing approvals, drug dossiers, master files and other regulatory filings and regulatory correspondence with Regulatory Authorities related thereto and (ii) BII shall, and does hereby, grant Epizyme a right of reference to all regulatory documentation then owned by BII and in BII’s name that is necessary or reasonably useful for Epizyme, its Affiliates or its Sublicensees to Develop, Manufacture or Commercialize any Compounds, Products

or Diagnostic Products arising from the terminated Target Project (if terminating on a Target Project-by-Target Project basis) or both Target Project (if terminating in its entirety) that is not transferred to Epizyme pursuant to clause (i), as such regulatory documentation exists as of the effective date of such termination;

(4)	that BII shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfers and the right of reference set forth in clauses (2) and (3) above;
(5)

that (i) if Epizyme elects, upon written notice to BII, not to continue a Clinical Trial being Conducted by BII with respect to a terminated Target Project as of the effective date of termination, then BII shall wind-down and closeout such Clinical Trial at BII’s cost and expense, unless BII is prohibited from doing so based on Applicable Law or by any Regulatory Authority and (ii) if Epizyme elects, upon written notice to BII, to continue a Clinical Trial being Conducted by BII with respect to a terminated Target Project as of the effective date of termination, then, unless BII is prohibited from doing so based on Applicable Law or by any Regulatory Authority, BII shall continue to Conduct such Clinical Trial on behalf of Epizyme (A) if such Clinical Trial is for a BII Product, then at Epizyme’s cost and (B) if such Clinical Trial is for a Joint Product in the Territory, then BII will remain responsible for its share of Committed Costs with respect to such Clinical Trial as set forth in Section 5.2.1(b)(iv) (Allocation). BII will Conduct such Clinical Trial on behalf of Epizyme until such time as BII is able to transfer control of such Clinical Trial to Epizyme without interruption, pursuant to the Transition Agreement;

(6)

that, at Epizyme’s written election, BII shall assign (or cause its Affiliates to assign) to Epizyme all agreements with any Third Party that solely relate to Compounds, Products or Diagnostic Products for Compounds or Products from terminated Target Projects, including any agreement with respect to the Manufacture of such Compounds, such Products or Diagnostic Products for such Compounds or Products and any conduct of pre-clinical Development activities or Clinical Trials for such Compounds, such Products or Diagnostic Products for such Compounds or Products, such as agreements with contract research organizations, clinical sites, investigators and manufacturing providers, unless, with respect to any such agreement, such agreement (i) expressly prohibits such assignment or (ii) covers Clinical Trials for Combination Products in which any active ingredient that is not a BII Compound or Joint Compound is covered by Patents Controlled by BII or any of its Affiliates. For the avoidance of doubt, to the extent that Epizyme does not request such assignments be made by the earlier of (A) the effective date of the Transition Agreement or (B) within [**] following the effective date of termination, BII shall be entitled to terminate or take any other action with respect to such Third Party agreements, as solely determined by BII;

(7)

that, at Epizyme’s written election, BII or its permitted Affiliates or Contractors, as applicable, shall Manufacture and supply Compounds, Products or Diagnostic Products for Compounds or Products from terminated Target Projects to Epizyme (and only to the extent BII currently performs such activities for its own account as of the effective date of termination) until the earlier of (i) [**] following termination, (ii) the assignment to Epizyme of all Third Party agreements that provide for the Manufacture of such Compounds, such Products or Diagnostic Products for such Compounds or Products in accordance with clause (6) or (iii) Epizyme qualifying a Third Party to Manufacture such Compounds, such Products or Diagnostic Products for such Compounds or Products. The manufacture and supply of any such Compounds, Products or Diagnostic Products for such Compounds or Products directly by BII or its Affiliates shall be sold to Epizyme at a negotiated price reflected in the Transition Agreement, not to exceed BII’s costs plus [**] percent ([**]%) or, if supplied under a Third Party agreement assigned under subclause (6) hereof, in accordance with the terms of such agreement. If Epizyme requests that BII transfer to Epizyme processes, documents, materials or Information, to the extent Controlled by BII as of the effective date of termination, that are necessary for and used in the Manufacture of Compounds, Products or Diagnostic Products for Compounds or Products, this technology transfer shall be completed at Epizyme’s expense;

(8)

that, at Epizyme’s written election, BII shall sell to Epizyme, at cost, all or any specified portion of any Compounds, Products and Diagnostic Products for Compounds or Products from terminated Target Projects that are in inventory or in-process as of the effective date of termination; provided, however, that, should any terminated Products be commercialized by BII within any country in the Territory, BII shall have the first right, if BII so elects, to sell such remaining inventory of such Product within [**] following the effective date of termination, so long as BII continues to sell such Product in accordance with the then-existing Joint Commercialization Plan and Budget (including with respect to price) and pays the royalties or share of profits to Epizyme in connection with such sales pursuant to Section 5.2.2(c) (Profit Share) or Section 7.4 (Royalties), as applicable;

(9)	that BII shall assign to Epizyme all right, title, and interest of BII in each Product Trademark;
(10)	(A) BII shall either, as solely determined by BII:
(i)

grant to Epizyme, exercisable from and after such termination, an exclusive, worldwide, license, with the right to grant sublicenses (through multiple tiers), under BII’s and its Affiliates’ interest in the Joint Know-How and Joint Patents, solely to the extent that such licenses are necessary to research, Develop, make, have made, use, offer for sale, sell, export and import Compounds, Products and Diagnostic Products for Compounds and Products in the Field in the Territory; or

(ii)

assign its rights and interest in the Joint Patents, and grant to Epizyme an exclusive, worldwide, license, with the right to grant sublicenses (through multiple tiers), under BII’s and its Affiliates’ interest in all other Joint Know-How, solely to the extent that such assignment and license is necessary to research, Develop, make, have made, use, offer for sale, sell, export and import such Compounds, Products and Diagnostic Products for Compounds and Products in the Field in the Territory.

(B) BII shall grant to Epizyme a worldwide, perpetual, irrevocable, exclusive, sublicensable (through multiple tiers) license, under BII Know-How and BII Patents, solely to the limited extent to continue to research,

Develop, make, have made, use, offer for sale, sell, export and import such Compounds, Products and Diagnostic Products for Compounds and Products in the Field in the Territory.

(C) The Parties shall negotiate with each other, in good faith, commercially reasonable consideration to be paid to BII concerning the rights, assignments and licenses granted in clauses (A) and (B) above; provided, however, that, if the Parties are unable to reach agreement within the allotted timeframe with respect to the commercially reasonable consideration to be paid to BII, the matter shall, at the request of either Party, be submitted to arbitration using the process set forth in Schedule 13.3 to determine industry standard, commercially reasonable consideration to be paid to BII, the results of which shall be binding on the Parties, but in all instances, the Parties agree that should BII have [**] for any Product, any such awarded consideration shall not be less than [**] percent ([**]%) of any Milestone Payments and Royalties that would otherwise have been due and payable by BII to Epizyme for such Product.

(D) In the event that BII grants to Epizyme an exclusive license or assigns Joint Patents to Epizyme under Section 13.3.2(f)(10)(A), Epizyme shall be solely responsible for the Prosecution and Maintenance of such Joint Patents and with respect to any such Joint Patent, Epizyme shall have the first right to enforce such Joint Patent with respect to an infringement by a Third Party infringing the relevant Joint Patent by making, using or selling a product that competes with the relevant Product. In the event that BII grants to Epizyme an exclusive license under Section 13.3.2(f)(10)(B) with respect to any BII Patents or BII Know-How, BII shall determine whether BII or Epizyme shall have the first right to (i) Prosecute and Maintain and enforce such BII Patents with respect to an infringement by a Third Party infringing the relevant BII Patent by making, using or selling a product that competes with the relevant Product and (ii) enforce a legal claim with respect to the misappropriation or unauthorized use of the BII Know-How by a Third Party in the context of making, using or selling a product that competes with the relevant Product.

(11)

The Transition Agreement shall make clear that Epizyme shall be responsible for (i) making any payments (including royalties, milestones and other amounts) arising out of Epizyme’s exercise of the rights assigned or granted in Section 13.3.2(f)(10) and payable by BII to Third Parties under any Third Party agreements that may be licensed or assigned to Epizyme by BII by making such payments directly to BII (in case of a license) or such Third Party (in case of an assignment) and, in each instance, Epizyme shall make the requisite payments to BII or the Third Party as applicable and provide the necessary reporting information to BII in sufficient time to enable BII to comply with its obligations under such Third Party agreements and (ii) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to Epizyme of such license or to the exercise of such license by Epizyme or any of its Affiliates or Sublicensees.

13.4.Effects of Expiration and Termination. Upon any expiration or termination of this Agreement with respect to a given Product or in its entirety, (a) all amounts due or payable to a Party that were accrued, or that arise out of acts or events occurring prior to the effective date of expiration or termination, shall remain due and payable and (b) neither Party shall be relieved of any obligation that accrued prior to the effective date of such expiration or termination.

13.5.Remedies. Termination of this Agreement (either in its entirety or with respect to one or more Target Projects) in accordance with the provisions hereof will not limit remedies that may otherwise be available in law or equity.

13.6.Survival. Termination or expiration of this Agreement (either in its entirety or with respect to one more Target Projects) for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing (i) Sections 4.3.1(b) (Provision of Materials) (with respect to Epizyme continuing to support BII in matters related to taxes and customs for Materials shipped to BII prior to expiration or termination of this Agreement), 4.3.3 (Limitations), 4.3.4 (Disclaimer), 5.2.1(b)(iv) (Allocation) (solely with respect to costs incurred prior to expiration or termination), 5.2.1(d) (Reporting and Reconciliation Payments; Overruns), 5.2.2(a)(iv) (Allocation) (solely with respect to amounts incurred prior to expiration or termination), 5.2.2(c) (Profit Share), 5.4 (Recalls), 6.1.2 (Research Grant), 6.6 (Retention of Rights), 6.7 (Recordation), 7.4.2 (Royalty Term), 7.10 (Audit; Audit Dispute), 8.1 (Ownership of Intellectual Property), 8.7.1 (Ownership and Prosecution of Product Marks), 9.2 (Global Safety Database), 11.4 (Disclaimer), 13.3 (Effects of Termination), 13.4 (Effects of Expiration), 13.5 (Remedies) and 13.6 (Survival) and (ii) ARTICLE 1 (Definitions), ARTICLE 7 (Payments and Records) (solely with respect to amounts incurred prior to expiration or termination), ARTICLE 10 (Confidentiality and Non-Disclosure), ARTICLE 12 (Indemnity) and ARTICLE 14 (Miscellaneous), with respect to each, of this Agreement will survive the termination or expiration of this Agreement for any reason.

ARTICLE 14
Miscellaneous

14.1.Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party will notify the other Party of such force majeure within [**] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use commercially reasonable efforts to remedy its inability to perform.

14.2.Change in Control. Epizyme (or its successor) shall provide BII with written notice of its Change in Control promptly and no later than [**] following the closing date of such transaction. Upon a Change in Control of Epizyme, the following shall occur:

14.2.1U.S. Commercialization Rights. Within [**] following BII’s receipt of Epizyme’s (or its successor’s) notice of Epizyme’s Change in Control, BII may elect, upon written notice to Epizyme, to terminate Epizyme’s Development rights, responsibilities and obligations (other than any Research Activities with respect to the Joint Compound that are set forth in the Research Plan if such Change in Control occurs [**] of the Joint Compound) and Commercialization rights, responsibilities and obligations with respect to the Joint Compound and Joint Product in the U.S. and vest all such rights, responsibilities and obligations for the Joint Compound and Joint Product in BII. In such event, Epizyme (or its successor) shall have no further obligation to, and shall cease to, perform Development activities (other than any Research Activities to be performed under the Research Plan provided such Change in Control occurs [**]) and Commercialization activities with respect to such Joint Compound or Joint Product in the United States, which cessation will occur pursuant to a mutually agreed to transition plan that will wind-down Epizyme’s performance of (a) Development activities as soon as reasonably practicable following the effective date of the opt-out (subject to the requirement that Epizyme continue to perform its obligations with respect to the Research Activities under the Research Plan if the Opt-Out Notice is provided prior to [**] as set forth in the first sentence of this Section 5.2.5 (Epizyme Opt-Out)) and using reasonable efforts to avoid unnecessary Development disruptions and (b) Commercialization activities over a period of not more than [**] following Epizyme’s receipt of BII’s written notice and using reasonable efforts to avoid unnecessary Commercialization disruptions. For the avoidance of doubt, upon the completion of the Epizyme activities described in (a)-(b) and reflected in the transition plan, the license grants under Section 6.1.1 (Grant to Epizyme) shall expire and terminate. If BII does not provide Epizyme with such written notice within the aforementioned [**] period, then BII shall be deemed to have waived its right to terminate Epizyme’s

Development and Commercialization rights, responsibilities and obligations with respect to the Joint Compound and Joint Product in the U.S. and to vest all such rights, responsibilities and obligations for the Joint Compound and Joint Product in BII pursuant to this Section 14.2.1 (U.S. Commercialization Rights).

14.2.2Financial Ramifications. If BII elects to assume Epizyme’s U.S. Development and Commercialization rights, responsibilities and obligations with respect to the Joint Product pursuant to Section 14.2.1 (U.S. Commercialization Rights), then, if such Change in Control of Epizyme: (a) occurs [**] with respect to such Joint Product, then the Development Cost share set forth in Section 5.2.1(b)(iv) (Allocation) and the 50:50 profit and cost share set forth in Section 5.2.2(a)(iv) (Allocation) shall cease with respect to such Joint Product and, instead, BII shall pay Epizyme the Opt-Out Royalties pursuant to Section 5.2.5 (Epizyme Opt-Out) on future Net Sales of such Joint Product in the U.S.; and (b) occurs [**] with respect to such Joint Product, then the Development Cost share set forth in Section 5.2.1(b)(iv) (Allocation) and the 50:50 profit and cost share set forth in Section 5.2.2(a)(iv) (Allocation) shall continue with respect to such Joint Product in the U.S. in accordance with the terms of this Agreement, with the Parties agreeing that from the end of the transition plan, all Development Costs and Allowable Expenses shall be fully incurred by BII since all Development and Commercialization rights shall rest with BII, and any and all types of Development Costs and Allowable Expenses incurred by BII shall no longer be subject to a Joint Development Plan and Budget and a Joint Commercialization Plan and Budget; provided that the foregoing shall not preclude Epizyme from electing its opt-out option with respect to such Joint Product pursuant to Section 5.2.5 (Epizyme Opt-Out) at a future date.

14.3.Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical Information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical Information acquired from the other Party under this Agreement or any products using such technical Information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.4.Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that each Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock or sale of substantially all of its assets that relate to this Agreement. With respect to an assignment to an Affiliate, the assigning Party will remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 14.4 (Assignment) will be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder will be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Epizyme or BII, as the case may be. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement.

14.5.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

14.6.Governing Law; Service.

14.6.1Governing Law. This Agreement or the performance, enforcement, breach or termination hereof will be interpreted, governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.6.2Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.8.2 (Address for Notices) will be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

14.7.Dispute Resolution. Except for disagreements resolved by the procedures set forth in Sections 2.2.3 (Disagreement Resolution), 7.10 (Audit; Audit Dispute) or 14.11 (Equitable Relief), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, it will be resolved pursuant to this Section 14.7 (Dispute Resolution).

14.7.1General. Any dispute will first be referred to the Senior Officers of the Parties, who will confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers will be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [**] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution proceeding pursuant to the procedures set forth in Section 14.7.2 (ADR; Arbitration) for purposes of having the matter settled.

14.7.2ADR; Arbitration. If the Parties do not finally and fully resolve a dispute pursuant to Section 14.7.1 (General) and a Party wishes to pursue the matter further, then each such dispute that is not an Excluded Claim shall be finally resolved by binding arbitration in accordance with the Rules of Arbitration of the ICC and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(a)Except as provided below in this Section 14.7.2(a), the arbitration shall be conducted by a panel of three (3) Persons. Within [**] after initiation of arbitration, each Party shall select one (1) Person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within [**] after their appointment. If the dispute involves claims for damages of less than USD [**] ($[**]), there shall be only one (1) arbitrator, nominated jointly by the Parties within [**] days of initiation of arbitration. If any arbitrator is not nominated within these time periods, the ICC Court of Arbitration shall appoint such arbitrator. The place of arbitration shall be London, United Kingdom, and all proceedings and communications shall be in English.

(b)Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the dispute is otherwise resolved. Either Party also may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The scope of the authority of the arbitrators shall be limited to the strict application of law. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages, except as permitted by Section 12.4 (No Consequential Damages). Each Party participating in an arbitration pursuant to the terms of this Agreement shall, subject to the award of the arbitrators, pay an equal share of the arbitrators’ fees. The arbitrators shall have the power to award recovery of all costs (including reasonable attorney’s fees, administrative fees, arbitrators’ fees and court costs) to the prevailing Party.

(c)Neither Party shall be required to give general discovery of documents, but may be required to produce documents or testimony that are relevant or considered relevant by the arbitrators to the dispute. It is the objective and intent of the Parties that any arbitration proceeding be conducted in such a manner that a decision will be rendered by the arbitrators within [**] after the third arbitrator is appointed to the panel, and the Parties and the panel selected in the manner provided above will adopt rules and procedures intended to implement such objective and intent.

(d)Except to the extent necessary to confirm or vacate an award or as may be required by Applicable Law (including applicable securities laws or the rules of any stock exchange on which a Party’s securities may then be listed), neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(e)The Parties agree that any payment made pursuant to this Agreement pending resolution of the dispute shall be refunded or credited if the arbitrators or court determines that such payments are not due.

(f)As used in this Section, the term “Excluded Claim” shall mean a dispute that concerns (i) the validity, enforceability, scope or infringement of a Patent, Trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

14.7.3Adverse Ruling. Any determination pursuant to this Section 14.7 (Dispute Resolution) that a Party is in material breach of its material obligations hereunder will specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

14.8.Notices.

14.8.1Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement will be in writing, will refer specifically to this Agreement and will be deemed given only if (a) delivered by hand or (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.8.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.8.1 (Notice Requirements). Such notice will be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 14.8.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.8.2Address for Notice.

If to Epizyme, to:

Epizyme, Inc.

400 Technology Square, 4th Floor

Attention: Chief Executive Officer

Email: [**]

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street, Prudential Tower

Boston, MA 02199, USA

Attention: Marc Rubenstein

Email: marc.rubenstein@ropesgray.com

If to BII, to:

Boehringer Ingelheim Corporate Center GmbH

Attn: Head of Strategic Transactions & Alliance Management

Binger Strasse 173

55216 Ingelheim am Rhein

Germany

with a copy (which will not constitute notice) to:

Boehringer Ingelheim Corporate Center GmbH

Attn: Head of Corporate Legal IU

(same address as above)

14.9.Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.10.English Language. This Agreement will be written and executed in, and all other communications under or in connection with this Agreement will be in, the English language. Any translation into any other language will not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

14.11.Equitable Relief. Section 14.7 (Dispute Resolution) notwithstanding, each Party acknowledges and agrees that remedies available at law for a breach or threatened breach of any of this Agreement may be inadequate and, in recognition of this fact, each Party agrees that, in addition to any remedies available at law (including, without limitation, damages), equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy shall be available in the event of a breach or threatened breach of this Agreement, without the need for the Party seeking such remedy to post a bond in connection therewith.

14.12.Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.13.No Benefit to Third Parties. Except as set forth ARTICLE 12 (Indemnity), the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Persons.

14.14.Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.15.Relationship of the Parties. It is expressly agreed that BII, on the one hand, and Epizyme, on the other hand, will be independent contractors and that the relationship between the Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither BII, on the one hand, nor Epizyme, on the other hand, will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior written consent of the other Party to do so. All Persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

14.16.Counterparts; Execution. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by electronically transmitted signatures and such signatures will be deemed to bind each Party hereto as if they were original signatures.

14.17.References. Unless otherwise specified, (a) references in this Agreement to any ARTICLE, Section or Schedule will mean references to such ARTICLE, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

14.18.Construction. Except where the context otherwise requires, wherever used, the singular will include the plural and the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein will mean “including, but not limited to,” and will not limit the generality of any description preceding such term. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, have entered into this Agreement as of the Effective Date.

BOEHRINGER INGELHEIM INTERNATIONAL GMBH ppa.
By:	Dr. Jochen Gann
Name:	Dr. Jochen Gann
Title:	Head of CDept. Finance
ppa.

By:	/s/ Dorothee Schwall-Rudolph
Name:	Dorothee Schwall-Rudolph
Title:	Head of Corp. Legal IU

EPIZYME, INC.
By:	/s/ Robert Bazemore Jr.
Name:	Robert Bazemore Jr.
Title:	President & CEO

Schedule 1.40

Compound Criteria

[**]Compound Criteria

[**]

Schedule 1.48

[**] Competing Product Criteria

[**]

Schedule 1.81

FTE Rate

During Calendar Year 2019, the FTE Rate for all FTEs shall be set at a flat rate of [**] U.S. Dollars ($[**]) per FTE.

Beginning with Calendar Year 2020 (and for each subsequent Calendar Year) the FTE Rate for all FTEs shall be increased or decreased by the percentage increase or decrease, if any, observed in the Consumer Price Index (“CPI”) based on the ‘Annual’ data for Calendar Year 2019 in relation to Calendar Year 2018, where “Consumer Price Index” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the US Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) , as further reflected in the relevant ‘Annual’ column of data in the below table, taken from the referenced index. For each subsequent Calendar Year, the similar methodology shall be applied to arrive at the appropriate increase or decrease in the FTE Rate for such Calendar Year.

CPI-Urban Wage Earners and Clerical Workers (Current Series)

Series Id:		CWUR0000SA0
Not Seasonally Adjusted
Area:		U.S. city average
Item:		All items
Base Period:		1982-84=100

	Top of Form

Download:	Bottom of Form

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual	Half1	Half2
2007	197.559	198.544	200.612	202.130	203.661	203.906	203.700	203.199	203.889	204.338	205.891	205.777	202.767	201.069	204.466
2008	206.744	207.254	209.147	210.698	212.788	215.223	216.304	215.247	214.935	212.182	207.296	204.813	211.053	210.309	211.796
2009	205.700	206.708	207.218	207.925	208.774	210.972	210.526	211.156	211.322	211.549	212.003	211.703	209.63	207.883	211.377
2010	212.568	212.544	213.525	213.958	214.124	213.839	213.898	214.205	214.306	214.623	214.750	215.262	213.967	213.426	214.507
2011	216.400	217.535	220.024	221.743	222.954	222.522	222.686	223.326	223.688	223.043	222.813	222.166	221.575	220.196	222.954
2012	223.216	224.317	226.304	227.012	226.600	226.036	225.568	227.056	228.184	227.974	226.595	225.889	226.229	225.581	226.878
2013	226.520	228.677	229.323	228.949	229.399	230.002	230.084	230.590	230.537	229.735	229.138	229.174	229.324	228.812	229.837
2014	230.04	230.871	232.56	232.56	234.216	234.702	234.525	234.030	234.170	233.229	231.551	229.909	232.771	232.639	232.902
2015	228.294	229.421	231.065	231.520	232.908	233.804	233.806	233.366	232.661	232.373	231.721	230.791	231.810	231.167	232.453
2016	231.061	230.972	232.209	233.438	234.436	235.289	234.771	234.904	235.495	235.732	235.215	235.39	234.076	232.901	235.251
2017	236.854	237.477	237.656	238.432	238.609	238.813	238.617	239.448	240.939	240.573	240.666	240.526	239.051	237.974	240.128

However, during the Term of this Agreement, in no instance shall the FTE Rate be adjusted below [**] U.S. Dollars ($[**]) per FTE nor shall it exceed [**] U.S. Dollars ($[**]) per FTE.

Schedule 1.97

Invoice Requirements

Invoices to be sent to:

Boehringer Ingelheim International GmbH
Accounts Payable
HPZ: [**]
Binger Strasse 173
55216 Ingelheim am Rhein
GERMANY

Quote the BI in-house contact person in a corresponding reference field or anywhere on the invoice/credit note outside of the address field:

Contact: [**]

Invoices to contain the following information:

-	Name and address of the providing (contracting) company …..as listed in the agreement
-	Name and address of the recipient (e.g. Boehringer Ingelheim International GmbH)
-	Taxpayer Identification No. of the recipient (e.g. Boehringer Ingelheim International GmbH: DE [**])
-	Taxpayer Identification No. of providing party (if applicable)
-	Date of invoice
-	Invoice Due Date (as reflected in agreement)
-	Invoice No.
-	Contract No. of invoicing party
-	Boehringer Ingelheim Contract No. [**]
-	For milestone payments invoice shall indicate specific Compound or Product, if applicable (please adapt wording to specific contract)
-	Time/period of deliveries or services
-	Description of Services
-	Amount due and currency
-	Reverse Charge Clause (not applicable)
-	Electronic Funds Transfer Instructions to include the below information:
•	Name and address of the invoicing party’s bank
•	Routing Number
•	Account Number
•	Swift Code
•	IBAN Number
-	Additional details are required for VAT purposes

The invoice must be in accordance to the actual tax law to the extent known to the invoicing Party

Schedule 1.156

Research Plan

Overall Objectives

For the [**] Target Project, the overall research objective is to [**] with respect thereto are outlined below in the Research Plan.

For the [**] Target Project, the overall research objective is [**] are outlined below in the Research Plan.

The Research Plan outlines the resources and research activities that are currently expected to be needed in order to successfully achieve the overall objectives for the [**] Target Project and [**] Target Project, based on the [**].  Pursuant to Section 3.3 of the Agreement, the Research Plan will be periodically reviewed and updated by the Parties as necessary pursuant to the terms of the Agreement and based on the progress and results that are made as the Target Projects advance.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 65 pages were omitted.[**]

Schedule 1.164

[**] Competing Product Criteria

[**]

Schedule 10.4

Press Release

Boehringer Ingelheim and Epizyme Announce Worldwide Collaboration to Develop Novel Epigenetic Oncology Therapies

Boehringer Ingelheim Expands Biomarker-driven Oncology Programs

Alliance Enhances Epizyme’s Leadership in Oncology Epigenetics

CAMBRIDGE, Mass. and INGELHEIM, Germany, [Insert Date], 2018 -- Boehringer Ingelheim and Epizyme, Inc. (Nasdaq: EPZM) today announced a new global collaboration focused on the research, development and commercialization of novel small molecule inhibitors directed toward two previously unaddressed epigenetic targets as potential therapies for people with cancer. Specifically, these targets are enzymes within the helicase and histone acetyltransferase (HAT) families that when dysregulated have been linked to the development of cancers that currently lack therapeutic options.

“Boehringer Ingelheim’s collaboration with Epizyme furthers our strategic vision to profoundly impact the oncology treatment landscape by enabling a new generation of precision medicines,” said Clive R. Wood, Ph.D., Senior Corporate Vice President, Discovery Research, Boehringer Ingelheim. “We are excited to launch this partnership with Epizyme and to work together with them to advance epigenetic inhibitors that have the potential to transform the lives of patients and help win the fight against difficult-to-treat cancers.”

Epigenetic modification affects how genes are biologically regulated. More than half of cancers can stem from functional errors in epigenetic modification. In particular cases, epigenetic dysregulation is associated with alterations in specific components of gene regulation, which can be used to identify patients most likely to benefit from the therapy.  What makes both targets compelling is not only the clear role they play in cancer but that both targets have patient stratification biomarkers, which will enable a focus on the patients most likely to benefit from these potential treatments. Epizyme is a leader in the discovery of the roles of such enzymes and their development as therapy targets.

“This partnership with Boehringer Ingelheim to develop treatments for two novel epigenetic targets, which have been historically viewed as undruggable, further validates the promise of epigenetics for oncology and our pioneering leadership in this field,” said Robert Bazemore, president and chief executive officer of Epizyme. “By combining our innovative target identification and research capabilities with Boehringer Ingelheim’s world-class drug development and commercialization expertise, we are aiming to realize the full potential of these targets and our platform, while continuing to focus on executing development of our lead program in multiple ongoing and planned clinical trials.”

The collaboration has a strategic goal to focus on lung and other solid tumor cancers in patients with defined mutations, sub-populations that currently lack precision medicine treatments. Under the terms of the agreement, Boehringer Ingelheim and Epizyme will jointly research and develop a helicase program, with both parties sharing U.S. commercialization responsibilities and Boehringer Ingelheim assuming responsibility for commercialization outside the U.S. Epizyme and Boehringer Ingelheim will share research responsibilities for the HAT program, with Boehringer Ingelheim assuming responsibility for worldwide development and commercialization.

Epizyme will receive an upfront payment of $15 million and an additional $5 million in research funding in 2019. Epizyme is eligible to receive more than $280 million in additional payments for research, development, regulatory and commercial milestones. For the helicase program, Epizyme will fund a portion of the global development costs, retain a share of U.S. profits and receive tiered royalties on ex-U.S. sales. For the HAT program, Epizyme is eligible to receive tiered royalties on worldwide sales.

About Helicases and HATs

Helicases are ATP-dependent enzymes that act as molecular motors to unwind and remodel the nucleic acids that compose DNA and RNA. The human genome has a large helicase gene family of more than 100 members, some of which have been linked to multiple cancers when dysregulated.

The family of HATs includes 18 enzymes that add acetyl groups to proteins including histones. Acetylation, along with such other modifications as methylation and phosphorylation, affects how histones interact with DNA. These changes in the structural support provided to chromosomes in turn influence gene expression. Changes in histones, including dysregulated acetylation, have been associated with diseases including multiple cancers.

About Boehringer Ingelheim

Improving the health and quality of life of patients is the goal of the research-driven pharmaceutical company Boehringer Ingelheim. The focus in doing so is on diseases for which no satisfactory treatment option exists to date. The company therefore concentrates on developing innovative therapies that can extend patients’ lives. In animal health, Boehringer Ingelheim stands for advanced prevention.

Family-owned since it was established in 1885, Boehringer Ingelheim is one of the pharmaceutical industry’s top 20 companies. Some 50,000 employees create value through innovation daily for the three business areas human pharmaceuticals, animal health and biopharmaceuticals. In 2017, Boehringer Ingelheim achieved net sales of nearly 18.1 billion euros. R&D expenditure, exceeding three billion euros, corresponded to 17.0 per cent of net sales.

As a family-owned company, Boehringer Ingelheim plans in generations and focuses on long-term success, rather than short-term profit. The company therefore aims at organic growth from its own resources with simultaneous openness to partnerships and strategic alliances in research. In everything it does, Boehringer Ingelheim naturally adopts responsibility towards mankind and the environment.

More information about Boehringer Ingelheim can be found on www.boehringer-ingelheim.com or in our annual report: http://annualreport.boehringer-ingelheim.com.

About Boehringer Ingelheim in Oncology
Cancer takes away loved ones, time and untapped potential. At Boehringer Ingelheim we are providing new hope for patients by taking cancer on. We are collaborating with the oncology community to deliver scientific breakthroughs to transform the lives of patients. Our primary focus is in lung and gastrointestinal cancers, with the goal of delivering breakthrough, first-in-class treatments that can help win the fight against cancer. Our commitment to innovation has resulted in pioneering treatments for lung cancer and we are advancing a unique pipeline of cancer cell directed agents, immune oncology therapies and intelligent combination approaches to help combat many cancers.

About Epizyme, Inc.
Epizyme, Inc. is a clinical-stage biopharmaceutical company committed to rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. Epizyme is broadly developing its lead product candidate, tazemetostat, a first-in-class EZH2 inhibitor, with studies underway in both solid tumors and hematological malignancies, as a monotherapy and combination therapy in relapsed and front-line disease. The company also is developing a novel G9a program with its next development candidate, EZM8266, which is targeting sickle cell disease. By focusing on the genetic drivers of disease, Epizyme's science seeks to match targeted medicines with the patients who need them. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties relating to the company’s ability to resume enrollment in its tazemetostat trials and the timing of such resumption, and the impact of safety findings on enrollment of patients in ongoing and future trials of tazemetostat following the lifting of the partial clinical hold and the resumption of enrollment; uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether Fast Track Designation and Orphan Drug Designations will provide the benefits for which tazemetostat is eligible; expectations for regulatory approvals to conduct trials or to market products; whether the company's cash resources will be sufficient to fund the company's foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the company's therapeutic candidates; and other factors discussed in the "Risk Factors" section of the company's most recent Form 10-Q filed with the SEC and in the company's other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company's views as of the date hereof and should not be relied upon as representing the company's views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company's views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

###

Contacts

Media:

Linda Ruckel

Boehringer Ingelheim

Linda.ruckel@boehringer-ingelheim.com

917-692-0848

Erin Graves

Epizyme, Inc.

media@epizyme.com

617-500-0615

Investors:

Monique Allaire

THRUST Strategic Communications

monique@thrustsc.com

617-895-9511

Schedule 13.3

SPECIAL Arbitration

Location. Disputes referred to arbitration covered under this Schedule 13.3 shall be finally resolved by arbitration conducted by three (3) arbitrators in London, United Kingdom in the English language in accordance with the Rules of Arbitration of the ICC (International Chamber of Commerce). Each Party shall be entitled to appoint one arbitrator. The Parties shall appoint their respective arbitrators within [**] after submission for arbitration. The two (2) arbitrators so appointed shall agree on the appointment of the third arbitrator from the list of arbitrators maintained by the ICC. If the Parties’ appointed arbitrators fail to agree, within [**] from the date both Parties’ arbitrators have been appointed, on the identity of the third arbitrator, then such arbitrator shall be appointed by the ICC pursuant to its procedures. The ICC shall be the administrator of the arbitration proceedings.

Submission of Proposals. Within [**] after appointment of the full arbitration panel, each Party shall provide to the other Party and the arbitration panel its proposal for the matter to be decided, which shall approximate as closely as possible the proposals of such Party previously made in the negotiations between the Parties with respect thereto, together with a brief or other written memorandum supporting the merits of its proposal. The arbitration panel shall promptly convene a hearing, at which time each Party shall have one hour to argue in support of its proposal. Neither Party may call any witnesses in support of its arguments.

Ruling. The arbitration panel shall, within [**] after such hearing, select one Party’s proposal, as applicable, and notify the Parties of such selection in writing. In making their selection, (a) the arbitrators shall not modify the terms or conditions of either Party’s proposal; (b) the arbitrators shall not combine provisions from both Party’s proposals; and (c) to the extent applicable, the arbitrators shall consider the terms and conditions of this Agreement (and shall always consider the provisions found in Section 13.3.1(a) or Section 13.3.2(f)(10)(C) of this Agreement), the relative merits of the proposals, the then current stage of research, Development or Commercialization of the Compounds or Products, and the written and oral arguments of the Parties. The arbitrators may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings. The arbitrators shall issue a written decision in order to explain the basis of the ruling, unless otherwise agreed by the Parties.

Fees. Each Party shall bear its own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the Parties.

Finality. Any decision or award of the arbitrators shall be final, conclusive, and binding on the Parties, and judgment may be entered on any award in any court of competent jurisdiction.